    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996



                                                      REGISTRATION NO. 333-13627

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        PROGENICS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2834                  13-3379479
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                          777 OLD SAW MILL RIVER ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 789-2800
       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          PAUL J. MADDON, M.D., PH.D.
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                        PROGENICS PHARMACEUTICALS, INC.
                          777 OLD SAW MILL RIVER ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 789-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

         MARK R. BAKER, ESQ.                      DAVID E. REDLICK, ESQ.
           DEWEY BALLANTINE                           HALE AND DORR
     1301 AVENUE OF THE AMERICAS                     60 STATE STREET
       NEW YORK, NEW YORK 10019                BOSTON, MASSACHUSETTS 02109
            (212) 259-8000                            (617) 526-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                2,000,000 SHARES

                                 [COMPANY LOGO]
                          Progenics Pharmaceuticals, Inc.

                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock offered hereby are being sold by Progenics Pharmaceuticals, Inc. ("Progenics" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "PRGN."

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          PRICE TO          UNDERWRITING        PROCEEDS TO
                                                           PUBLIC           DISCOUNT(1)          COMPANY(2)
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $750,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 300,000 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                              -------------------

    The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the
shares will be made against payment on or about             , 1996 at the office
of Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.

                              -------------------

OPPENHEIMER & CO., INC.                    VECTOR SECURITIES INTERNATIONAL, INC.

               The date of this Prospectus is             , 1996

GMK GANGLIOSIDE CONJUGATE VACCINE IS PROGENICS' LEAD CANCER THERAPEUTIC
CANDIDATE.

GMK HAS ENTERED PIVOTAL PHASE III CLINICAL TRIALS FOR THE TREATMENT OF MALIGNANT MELANOMA.


      [DIAGRAM DEPICTING THE COMPANY'S GANGLIOSIDE CONJUGATE VACCINE, GMK]

                            ------------------------

    The Company was incorporated in December 1986. Its principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 and its telephone number is (914) 789-2800.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:
(I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) GIVES EFFECT TO A THREE-FOR-FOUR REVERSE STOCK SPLIT WITH RESPECT TO THE COMPANY'S COMMON STOCK, PAR VALUE $.0013 (THE "COMMON STOCK"), TO BE EFFECTED PRIOR TO THE COMPLETION OF THIS OFFERING; AND (III) GIVES EFFECT TO THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK, PAR VALUE $.001 PER SHARE (THE "PREFERRED STOCK"), INTO AN AGGREGATE OF 4,259,878 SHARES OF COMMON STOCK. SEE "CAPITALIZATION," "DESCRIPTION OF CAPITAL STOCK" AND "NOTES TO FINANCIAL STATEMENTS." INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                                  THE COMPANY


    Progenics Pharmaceuticals, Inc. ("Progenics" or the "Company") is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases. The Company applies its immunology expertise to develop biopharmaceuticals that induce an immune response or that mimic natural immunity in order to fight cancers, such as malignant melanoma, and viral diseases, such as human immunodeficiency virus ("HIV") infection. Progenics' most advanced product candidate, GMK, is a therapeutic vaccine that is undergoing pivotal Phase III clinical trials for the treatment of melanoma, a deadly form of skin cancer. Progenics' second vaccine product, MGV, is being developed for the treatment of various cancers, and recently entered Phase I/II clinical trials. Based on its participation in the discoveries of two major receptors for HIV, the Company is engaged in research and development of several therapeutic products designed to block entry of the virus into human immune system cells. Progenics has completed preclinical studies on two HIV product candidates, PRO 542 and PRO 367, and plans to initiate Phase I/II clinical trials of these products in 1997.


    Progenics' most advanced product candidates are based on two proprietary technologies: ganglioside conjugate vaccine technology, which the Company uses in its cancer program; and universal antiviral binding agent ("UnAB") technology, which the Company uses in its HIV program. The Company has exclusively licensed from Memorial Sloan-Kettering Cancer Center ("Sloan-Kettering") several ganglioside conjugate vaccines designed to stimulate the immune system to destroy cancer cells. The Company applies its UnAB technology to produce antibody-like molecules designed to neutralize or destroy HIV or HIV-infected cells.

    CANCER THERAPEUTICS


    GMK is a therapeutic cancer vaccine designed to prevent recurrence of melanoma in patients who are at risk of relapse after surgery. Developed at Sloan-Kettering, GMK is composed of a ganglioside antigen which is abundant in melanoma cells, conjugated to an immunogenic carrier protein and combined with an adjuvant (an immunological stimulator). In August 1996, the Company commenced the first of three pivotal, randomized, multicenter Phase III clinical trials of GMK. These studies are being conducted in the United States by the Eastern Cooperative Oncology Group ("ECOG") and the Southwest Oncology Group ("SWOG"), which are cooperative cancer research groups supported by the National Cancer Institute ("NCI"). Two international Phase III clinical trials will be initiated in 1997 and will be conducted in Europe by the Institute of Cancer Research ("ICR") of the United Kingdom and the European Organization for Research and Treatment of Cancer ("EORTC").



    MGV, the Company's second ganglioside conjugate vaccine, incorporates two ganglioside antigens that are abundant in a wide range of cancer cells. These cancers include colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma. In September 1996, MGV entered Phase I/II clinical trials at Sloan-Kettering.

    HIV THERAPEUTICS

    The Company is pursuing two approaches based on its HIV receptor technology in the research and development of products designed to block viral entry into human immune system cells. The Company's UnAB approach is based on the CD4 receptor while its HIV fusion approach is based on a recently discovered second receptor for the virus, CC-CKR-5 ("CKR-5").


    Progenics is developing PRO 542 to selectively target HIV and prevent it from infecting healthy cells by binding to the sites on the virus that are required for entry into the cell. PRO 542 is based on Progenics' UnAB technology and has been shown IN VITRO to recognize a wide range of HIV strains, including those most prevalent in the United States and the rest of the world. PRO 542 is being developed as an immunotherapy to treat HIV-positive individuals and as an immunoprophylactic treatment to prevent infection of individuals who have been exposed to the virus. The Company plans to file an investigational new drug application ("IND") covering PRO 542 by the end of 1996 and initiate Phase I/II clinical trials in 1997.


    Progenics is developing PRO 367 as a therapeutic agent designed to kill HIV-infected cells. PRO 367 consists of a UnAB molecule linked to a therapeutic radioisotope and is designed to bind to and destroy HIV-infected cells by delivering a lethal dose of radioactivity. The Company plans to begin Phase I/II clinical trials of PRO 367 in 1997.


    In June 1996, the Company's scientists in collaboration with researchers at The Aaron Diamond AIDS Research Center ("ADARC") described in an article published in NATURE the discovery of a second receptor for HIV, CKR-5. This receptor enables fusion of HIV with the cell membrane, entry of the viral genetic information into the cell and initiation of viral replication. The Company is using its proprietary ProSys assay in a program to discover novel therapeutics that specifically inhibit the interaction of HIV with the CKR-5 receptor, thereby blocking viral fusion and entry.


    BUSINESS STRATEGY

    The Company's business strategy is to develop and commercialize innovative products for cancer and viral diseases that have significant market needs by capitalizing on its proprietary technologies and its expertise in product development and clinical trials. Key elements of this strategy include: collaborating with leading academic and government-supported institutions and clinical groups to control the Company's research and clinical trial expenditures; in-licensing promising technologies and product candidates to minimize basic research costs and overhead; and, maximizing the Company's share of revenues from products that are brought to market by initiating clinical trials of product candidates, when appropriate, prior to establishing collaborations with pharmaceutical companies. Consistent with this strategy, Progenics has limited its corporate infrastructure and operating costs while developing four product candidates that have entered, or are about to enter, clinical trials.

                                  THE OFFERING

Common Stock offered by the Company..........  2,000,000 shares
Common Stock to be outstanding after the
  offering...................................  8,554,553 shares (1)
Use of proceeds..............................  To fund clinical trials of its leading product candidates, research and development,
                                               in-licensing of late-stage technology and for
                                               working capital and general corporate
                                               purposes.
Proposed Nasdaq National Market symbol.......  PRGN
Risk Factors.................................  This offering involves a high degree of risk.
                                               See "Risk Factors."

------------------------


(1) Based on the number of shares outstanding at September 30, 1996. Excludes 2,051,691 shares of Common Stock reserved as of such date for issuance pursuant to outstanding options under the Company's stock option plans and pursuant to outstanding warrants and 62,775 shares subject to options to be granted prior to the completion of this offering at an exercise price equal to the initial public offering price. See "Capitalization" and "Description of Capital Stock."


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                DECEMBER 1,
                                                                                          NINE MONTHS ENDED        1986
                                                                                                                (INCEPTION)
                                                           YEARS ENDED DECEMBER 31,         SEPTEMBER 30,         THROUGH
                                                        -------------------------------  --------------------  SEPTEMBER 30,
                                                          1993       1994       1995       1995       1996         1996
                                                        ---------  ---------  ---------  ---------  ---------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Research grants.....................................  $      84  $     504  $     725  $     502  $     268   $     1,735
  Product sales.......................................         50         52         50         40         67           358
  Interest income.....................................         53        108         46         44         91           633
                                                        ---------  ---------  ---------  ---------  ---------  -------------
    Total revenues....................................        187        664        821        586        426         2,726
                                                        ---------  ---------  ---------  ---------  ---------  -------------
Expenses:
  Research and development............................      1,547      2,859      3,853      2,585      2,654        15,505
  General and administrative..........................        748        878      1,094        790        984         6,257
  Interest expense....................................         38         50         87         53         40           440
  Depreciation and amortization.......................        249        289        291        229        230         1,663
                                                        ---------  ---------  ---------  ---------  ---------  -------------
    Total expenses....................................      2,582      4,076      5,325      3,657      3,908        23,865
                                                        ---------  ---------  ---------  ---------  ---------  -------------
Net loss..............................................  $  (2,395) $  (3,412) $  (4,504) $  (3,071) $  (3,482)  $   (21,139)
                                                        ---------  ---------  ---------  ---------  ---------  -------------
                                                        ---------  ---------  ---------  ---------  ---------  -------------
Pro forma net loss per common share(2)................                        $   (0.73)            $   (0.57)
                                                                              ---------             ---------
                                                                              ---------             ---------
Pro forma weighted average common shares
  outstanding(2)......................................                            6,135                 6,135



                                                                                              SEPTEMBER 30, 1996
                                                                                           -------------------------
                                                                                            ACTUAL    AS ADJUSTED(3)
                                                                                           ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................................  $   1,746    $   23,316
Working capital..........................................................................        894        22,464
Total assets.............................................................................      2,841        24,411
Capital lease obligations and deferred lease liability, long-term portion................        181           181
Total stockholders' equity...............................................................      1,668        23,238


------------------------


(2) See Note 2 to the Company's Financial Statements for information concerning computation of the pro forma per share data.



(3) As adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $12.00 per share, and the receipt of the net proceeds therefrom after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. FOR EXAMPLE, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THERE ARE A NUMBER OF IMPORTANT FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW, THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

    The Company is in the development stage, and the development of any products will require significant further research, development, testing and regulatory approvals and additional investment prior to commercialization. Substantially all of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the development of products for cancer and viral diseases, most of which are still in the early stages of development and testing. There are a number of technological challenges that the Company must successfully address to complete most of its development efforts. In addition, the product development programs conducted by the Company and its collaborators are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that the technologies used by the Company will prove to be ineffective or any or all of the Company's product candidates will prove to be unsafe or otherwise fail to receive necessary regulatory approvals; that the product candidates, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude the Company or its collaborators from marketing the products utilizing the Company's technologies; or that third parties will market superior or equivalent products. To the Company's knowledge, no cancer or therapeutic vaccine and no genetically engineered antibody for the treatment of HIV infection has been approved for marketing and there can be no assurance that any of the Company's products will be successfully developed. The commercial success of the Company's products, when and if approved for marketing by the U.S. Food and Drug Administration (the "FDA"), will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Product Development," "--Manufacturing," "--Government Regulation" and "--Competition."

UNCERTAINTY ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING

    The grant of regulatory approvals for the commercial sale of any of the Company's potential products will depend on the Company successfully conducting extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. The results of preclinical studies by the Company and/or its collaborators may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials relating to the products under development by the Company may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received by the Company, the Company may abandon projects which it might otherwise have believed to be promising, some of which may be described in this Prospectus.

    Although human clinical trials have commenced with respect to the development of GMK and MGV, the Company is developing other therapeutic products, including PRO 542 and PRO 367, on which it plans to file INDs with the FDA or make equivalent filings outside of the U.S., and there can be no assurance that necessary preclinical studies on these products will be completed satisfactorily or that the Company otherwise will be able to make its intended filings. Further, there can be no assurance that the Company will be permitted to undertake and complete human clinical trials of any of the Company's potential products, either in the U.S. or elsewhere, or, if such trials are permitted, that such products will not have undesirable side effects or other characteristics that may prevent them from being approved or limit their commercial use if approved.

    The rate of completion of the Company's human clinical trials, if permitted, will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on the Company. The Company or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely the clinical trials. In addition, there can be no assurance that clinical trials of products under development will demonstrate safety and efficacy at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

    Lastly, the Company has limited experience in conducting clinical trials. The Company relies, in part, on academic institutions and on clinical research organizations to conduct and monitor certain clinical trials. There can be no assurance that such entities will conduct the clinical trials successfully. In addition, certain clinical trials for the Company's products will be conducted by government-sponsored agencies. Because the conduct of such trials will be dependent on government participation and funding, the Company will have less control over such trials than if the Company were the sole sponsor thereof. As a result, there can be no assurance that these trials will commence or be completed as planned. See "Business--Product Development," "--Cancer Therapeutics," "--HIV Therapeutics" and "--Government Regulation."

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; NO PRODUCT REVENUE AND

UNCERTAINTY OF FUTURE PROFITABILITY


    The Company has incurred substantial losses in each year since its inception. As of September 30, 1996, the Company had an accumulated deficit of approximately $21 million. Such losses have resulted principally from costs incurred in the Company's research and development programs and general and administrative costs associated with the Company's development. The Company has derived only limited revenues from federal research grants and from the sale of research reagents. No revenues have been generated by the Company from product sales (other than for research purposes) or royalties and no product sales (other than sales of research reagents) or royalties are likely for a number of years, if ever. The Company expects to incur additional operating losses over at least the next several years and expects losses in the future to increase significantly as the Company expands development and clinical trial efforts. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability is dependent in part on obtaining regulatory approvals for products and entering into agreements for commercialization of such products. There can be no assurance that such regulatory approvals will be obtained or such agreements will be entered into. Further, there can be no assurances that the Company's operations will become profitable even if products under development by the Company or any collaborators are commercialized. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FINANCING AND UNCERTAIN ACCESS TO CAPITAL FUNDING

    Progenics' current development projects require substantial capital. The Company believes that the net proceeds of this offering, together with the Company's present capital resources, should be sufficient to fund operations through the end of 1998 based on the Company's current operating plan. No assurance can be given that there will be no change that would consume the Company's liquid assets before such time. Thereafter, the Company will require substantial funds in addition to the net proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. The Company anticipates that these funds will be obtained from external sources and intends to seek additional financing to fund future operations. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with the commercialization of products following receipt of regulatory approvals and other factors.

    If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its programs; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to the Company than might otherwise be available. If the Company raises additional funds by issuing equity securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders. The Company has no established banking arrangements through which it can obtain debt financing. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION AND TECHNOLOGICAL CHANGE

    Competition in the biopharmaceutical industry is intense. The Company faces competition from many companies and major universities and research institutions in the United States and abroad. Many of the Company's competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities than those of the Company. There can be no assurance that the Company's competitors will not develop technologies and products that are safer or more effective than any being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive, and the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. The Company will face competition from companies marketing existing products or developing new products for diseases targeted by the Company's technologies. The development of new products for those diseases for which the Company is developing products could render the Company's product candidates noncompetitive and obsolete. There can be no assurance that the products under development by the Company and its collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere. With respect to the Company's products for the treatment of HIV infection, two classes of products made by competitors of the Company have been approved for marketing by the FDA for the treatment of HIV infection and AIDS: reverse transcriptase inhibitors and protease inhibitors. Both types of drugs are inhibitors of viral enzymes and have shown efficacy in reducing the concentration of HIV in the blood and prolonging asymptomatic periods in HIV-positive individuals, especially when administered in combination. However, it is not known whether HIV will develop resistance to these drugs over time. In addition, the use of these drugs presents problems of toxic side effects and compliance for some patients.

    A significant amount of research in the biopharmaceutical field is also being carried out at academic and government institutions. The Company's strategy is to in-license technology and product candidates from academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors and will compete with the Company in recruiting highly qualified scientific personnel. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect the Company's business strategy.

    If the Company receives regulatory approvals to commence commercial sales of products, the Company will also be competing with respect to commercial scale manufacturing and marketing capabilities, areas in which the Company has limited or no experience. See "Business--Manufacturing" and "--Sales and Marketing."

LIMITED MANUFACTURING CAPABILITIES

    In order to successfully commercialize its product candidates, Progenics must be able to manufacture its products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. The manufacture of the types of biopharmaceutical products being developed by the Company presents several risks and difficulties. For example, the manufacture of recombinant proteins used in certain of the Company's current HIV products in development is complex, can be difficult to accomplish even in small quantities, can be difficult to scale-up when large scale production is required and can be subject to delays, inefficiencies and poor or low yields of quality products. Although Progenics has constructed two pilot-scale manufacturing facilities which it believes will be sufficient to meet the Company's initial needs for clinical trials, these facilities may be insufficient for all of its late-stage clinical trials and for its commercial-scale manufacturing requirements. Accordingly, the Company expects to expand its manufacturing staff and facilities and obtain new facilities or to contract with third parties to assist with production. Manufacture of some of Progenics' initial products for commercialization is expected to require third party contract manufacturers at a significant cost to the Company. In employing third party manufacturers, Progenics will not control all aspects of the manufacturing process. There can be no assurance that the Company will be able to obtain from third party manufacturers adequate supplies in a timely fashion for commercialization, or that commercial quantities of any such products, if approved for marketing, will be available from contract manufacturers at acceptable costs. In the event the Company decides to establish a full-scale commercial manufacturing facility, the Company will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with the extensive regulations applicable to such a facility. There is no assurance that Progenics will be able to develop a current Good Manufacturing Practices ("cGMP") manufacturing facility sufficient for all clinical trials or commercial-scale manufacturing. The cost of manufacturing certain products may make them prohibitively expensive. In addition, in order to successfully commercialize its product candidates, the Company may be required to reduce the cost of production, and there can be no assurance that the Company will be able to do so. See "Business--Manufacturing."

AVAILABILITY OF MATERIALS

    Although Progenics has not experienced any significant difficulties in obtaining the raw materials necessary to perform its research, development and manufacturing activities to date, there can be no assurance that sufficient quantities of these materials will be available to support continued research, development or commercial manufacture of any of the Company's planned products. The Company currently obtains supplies of critical materials used in production of GMK and MGV from single sources.

Specifically, commercialization of the Company's GMK and MGV cancer vaccine candidates requires a certain adjuvant from Aquila Biopharmaceuticals Inc. ("Aquila"). The Company has entered into a license and supply agreement with Aquila pursuant to which Aquila agreed to supply the Company with all of its requirements for the QS-21 adjuvant for use in certain ganglioside-based cancer vaccines, including GMK and MGV. The agreement grants to the Company a license to use Aquila's patented technology to develop, manufacture and sell certain cancer vaccines using QS-21 and, if Aquila is unable to supply the Company with sufficient quantities of QS-21, the Company has the right to manufacture QS-21 itself or purchase it from third parties for so long as Aquila is unable to supply the Company with sufficient quantities. There can be no assurance that Aquila will be able to supply sufficient quantities of QS-21 to the Company. See "Business--Manufacturing."


GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The Company and its products are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of the Company's products.

    Among other requirements, FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. In order to obtain FDA approval of a product, the Company must demonstrate to the satisfaction of the FDA that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to the FDA's cGMP regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delays and the Company has had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. There can be no assurance that such approvals will be granted on a timely basis, or at all.

    The Company's analysis of the results of its clinical studies is subject to review and interpretation by the FDA, which may differ from the Company's analysis. There can be no assurance that the Company's data or its interpretation of data will be accepted by the FDA. In addition, delays or rejections may be encountered based upon changes in applicable law or FDA policy during the period of product development and FDA regulatory review. Any failure to obtain, or delay in obtaining, FDA approvals would adversely affect the ability of the Company to market its proposed products. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

    Both before and after approval is obtained, a product, its manufacturer and the holder of the New Drug Application ("NDA") or Product License Application ("PLA") for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process, or post-approval marketing activities may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or the holder of the marketing approval for the product. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product, manufacturer, or the holder of the marketing approval for the product, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of the Company's products under development.

    The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other foreign countries. There can be no assurance that the Company or its partners will file for regulatory approvals or receive necessary approvals to commercialize its product candidates in any market. Delays in receipt of or failure to receive regulatory approvals, or the loss of previously received approvals, would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company relies, in part, on academic institutions and on clinical research organizations to conduct and monitor certain of its clinical trials. There can be no assurance that such entities will conduct the clinical trials successfully. In addition, certain clinical trials for the Company's products will be conducted by government-sponsored agencies. Because the conduct of such trials will be dependent on government participation and funding, the Company will have less control over such trials than if the Company were the sole sponsor. As a result, there can be no assurance that these trials will commence or be completed as planned. See "Business--Government Regulation."

DEPENDENCE ON THIRD PARTIES


    The Company relies heavily on third parties for a variety of functions, including certain functions relating to research and development, manufacturing, clinical trials management and regulatory affairs. As of September 30, 1996, the Company had only 27 full-time employees. The Company is party to several collaborative research agreements which place substantial responsibility on the Company's partners for clinical development of products. The Company also in-licenses technology from medical and academic institutions in order to minimize investments in early research and enters into collaboration arrangements with certain of these entities with respect to clinical trials of product candidates.


    To date, the Company has derived most of its revenues from federal research grants. The government's obligation to make payments under these grants is subject to appropriation by the United States Congress for funding in each year. Moreover, it is possible that Congress or the government agencies that administer these government research programs will determine to scale back these programs or terminate them or that the government will award future grants to competitors of the Company instead of the Company. In addition, there can be no assurances that the Company will be awarded any such grants in the future or that any amounts derived therefrom will not be less than those received to date. Certain of the Company's clinical trials will be partially paid for by government funds. Any future reduction in the funding the Company receives either from federal research grants or with respect to clinical trials could adversely affect the Company's business, financial condition and results of operations.

    Progenics' business strategy includes entering into strategic alliances or licensing arrangements with corporate partners, primarily pharmaceutical and biotechnology companies, relating to the development and commercialization of certain of its potential products. There can be no assurance that such collaborations will be available to the Company on acceptable terms, if at all, or that any such relationships, if established, will be scientifically or commercially successful. The Company expects that under certain of these arrangements, the collaborative partner will have the responsibility for conducting human clinical trials and the submission for regulatory approval of the product candidate with the FDA and certain other regulatory agencies. Should the collaborative partner fail to develop a marketable product, the Company's business may be materially adversely affected.

    There can be no assurance that Progenics will be able to establish and maintain any of the corporate, academic or government relationships described above on terms acceptable to the Company, that the Company can enter into these arrangements without undue delays or expenditures, or that these arrangements will allow the Company to compete successfully against other companies.

LACK OF SALES AND MARKETING EXPERIENCE

    If FDA and other approvals are obtained with respect to any of its products, Progenics expects to market and sell its products through co-marketing, co-promotion or other licensing arrangements with third parties. Progenics has no experience in sales, marketing or distribution and its current management and staff are not trained in these areas. To the extent that the Company enters into co-marketing, co-promotion or other licensing arrangements for the marketing and sale of its products, any revenues received by the Company will be dependent on the efforts of third parties. The Company would not control the amount and timing of resources such third parties would devote to the Company's products. If any of such parties were to breach or terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully and in a timely manner, the commercialization of product candidates would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company markets products directly, significant additional expenditures and management resources would be required to develop an internal sales force. There can be no assurance that the Company will be able to establish a successful sales force. See "Business--Business Strategy."

DEPENDENCE ON AND UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS


    Progenics' policy is to protect its proprietary technology, and the Company considers the protection of such rights to be important to its business. In this regard, under a license agreement with Sloan-Kettering, the Company has obtained worldwide, exclusive rights to certain technology relating to ganglioside conjugate vaccines, including GMK and MGV, and their use to treat or prevent cancer. In addition, the Company has licensed from Columbia University worldwide, exclusive rights to certain technology relating to CD4 and its use to treat or prevent HIV infection including patents and patent applications which name Progenics' Chairman, President, Chief Executive Officer and Chief Science Officer, Paul J. Maddon, M.D., Ph.D., and certain members of the Company's Virology Scientific Advisory Board as inventors. Progenics has also filed a number of U.S. and foreign patent applications on its UnAB, ProSys and ProVax technologies and uses of these technologies. The Company is required to make substantial cash payments and achieve certain milestones and requirements, including, without limitation, filing INDs, obtaining product approvals and introducing products, to maintain its rights under these licenses. In the past, the Company did not achieve a milestone under the Columbia University agreement and the Company and Columbia agreed to a modification of the agreement. There is no assurance that the Company will be able to make required cash payments when due or achieve the milestones and requirements in order to maintain its rights under these licenses. Termination of any of such licenses could have a material adverse effect on the business, financial condition and results of operations of the Company.


    There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    The Company may not retain all rights to developments, inventions, patents and other proprietary information resulting from its collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, the Company may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to the Company. The Company's failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of operations of the Company.

    There may be patent applications and issued patents belonging to competitors that may require the Company to alter its products, pay licensing fees or cease certain activities. If the Company's products conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. There is significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

    Progenics has also filed a number of U.S. and foreign patent applications (one of which is owned jointly with ADARC) relating to the discovery of a second HIV receptor, CKR-5. In addition to the risks described above, the Company is aware that other groups have claimed discoveries similar to that covered by the Company's patent applications. These groups may have made their discoveries prior to the discoveries covered by the Company's patent applications and may have filed their applications prior to the Company's patent applications. The Company does not expect to know for several years the relative strength of its patent position as compared to these other groups.

    In addition to the patents, patent applications, licenses and intellectual property processes described above, the Company also relies on unpatented technology, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information. See "Business--Patents and Proprietary Technology."

DEPENDENCE UPON KEY PERSONNEL

    Progenics is dependent upon certain key management and scientific personnel. In particular, the loss of Dr. Maddon could have a materially adverse effect on Progenics, unless a qualified replacement could be found. Progenics maintains a key-man life insurance policy on Dr. Maddon in the amount of $2.5 million. The Company's employment agreement with Dr. Maddon expires in 1998, and there can be no assurance that it will be renewed by the parties thereto. See "Management--Executive Compensation."

ATTRACTION AND RETENTION OF PERSONNEL

    Competition for qualified employees among companies in the biopharmaceutical industry is intense. Progenics' future success depends upon its ability to attract, retain and motivate highly skilled employees. Although Progenics has established relationships with the scientists who serve on its Scientific Advisory Boards, these individuals do not devote a substantial portion of their time to Progenics-related activities and do not participate directly in the development of Progenics' products on a daily basis. Attracting desirable employees will require Progenics to offer competitive compensation packages, including stock options. In order to successfully commercialize its products, the Company must substantially expand its personnel, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and marketing. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and Company growth generally could pose significant risks to the Company's development and progress. The addition of such personnel may result in significant changes in the Company's utilization of cash resources and its development schedule. See "Business--Human Resources."

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT

    In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Significant changes in the health care system in the United States or elsewhere might have a substantial impact on the manner in which the Company conducts its business. Such changes also could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are collaborators or prospective collaborators of the Company.

    In addition, significant uncertainty exists as to the reimbursement status of newly-approved health care products. The Company's and its collaborators' success in generating revenue from sales of products may depend, in part, on the extent to which reimbursement for the costs of such products will be available from third-party payors, such as government health administration authorities, private health insurers and health maintenance organizations ("HMOs"). In addition, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for products and could affect the market for products. If the Company succeeds in bringing one or more products to market, there can be no assurance that such products will be considered cost-effective or that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in product development. Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products approved for marketing by the FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's products, the market acceptance of such products would be adversely affected.

RISK OF PRODUCT LIABILITY; LIMITED AVAILABILITY OF INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human vaccine and therapeutic products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the biopharmaceutical industry in generally expensive, if available at all. The Company has obtained product liability insurance coverage in the amount of $5 million per occurrence, subject to a $5 million aggregate limitation. However, there can be no assurance that the Company's present insurance coverage is now or will continue to be adequate as the Company further develops products. In addition, certain of the Company's license and collaborative agreements require the Company to obtain product liability insurance and it is possible that license and collaborative agreements which the Company may enter into in the future may also include such a requirement. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on the Company.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

    The Company's research and development work and manufacturing processes involve the use of hazardous, controlled and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company maintains safety procedures for handling and disposing of such materials that it believes comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially or adversely affected by current or future environmental laws or regulations.

    The research and development efforts sponsored by the Company involve laboratory animals. The Company may be adversely affected by changes in laws, regulations or accepted clinical procedures or by social pressures that would restrict the use of animals in testing or by actions against the Company or its collaborators by groups or individuals opposed to such testing.

ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that an active market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the shares of Common Stock, like that of the common stock of many other biopharmaceutical companies, is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, changes in reimbursement policies, health care legislation, developments in patent or other proprietary rights, developments in the Company's relationships with existing and future collaborative partners, if any, public concern as to the safety and efficacy of products developed by the Company, fluctuations in the Company's operating results, and general market conditions may have a significant impact on the market price of the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

    Upon the completion of this offering, certain current stockholders of the Company, including Dr. Maddon and stockholders affiliated with Tudor Investment Corporation and Weiss, Peck & Greer, will beneficially own or control a substantial portion of the outstanding shares of Common Stock and therefore may have the ability, acting together, to elect all of the Company's directors, to determine the outcome of most corporate actions requiring stockholder approval and otherwise control the business of the Company. Such control could have the effect of delaying or preventing a change in control of the Company and consequently adversely affect the market price of the Common Stock. In addition, the Company's Board of Directors is authorized to issue from time to time shares of Preferred Stock, without stockholder authorization, in one or more designated series or classes. The issuance of Preferred Stock, as well as certain provisions in certain of the Company's stock options which provide for acceleration of exercisability upon a change of control of the Company and certain provisions of the Delaware General Corporation Law (Section 203, in particular), could make the possible takeover of the Company or the removal of the Company's management more difficult, discourage hostile bids for control of the Company in which stockholders may receive a premium for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and depress the market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON
  FUTURE MARKET PRICE


    A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding options and warrants will become eligible for future sale in the public market at prescribed times. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect prevailing market prices. The Securities and Exchange Commission (the "Commission") has proposed an amendment to Rule 144 under the Securities Act, that if adopted, would permit certain shares to be sold one year earlier than otherwise provided by the current version of Rule
144. Commencing one year after the date of this Prospectus, each stockholder who purchased shares of the Company's stock prior to this offering (which stockholders hold, as of September 30, 1996, 6,554,553 shares of Common Stock and have the right to acquire 260,455 shares of Common Stock upon the exercise of outstanding warrants) is entitled to certain rights with respect to the registration of such shares of Common Stock for offer or sale to the public. The Company plans to file a Form S-8 registration statement registering shares issuable pursuant to the Company's stock option plans. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on the Company's ability to raise needed capital and may adversely affect the market price of the Common Stock. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."


DILUTION


    The initial public offering price will be substantially higher than the net tangible book value per share of the Company which, at September 30, 1996, was $0.25 per share. Investors purchasing shares of Common Stock in this offering will suffer immediate, substantial net tangible book value dilution of $9.28 per share, assuming an initial public offering price of $12.00 per share. In addition, this dilution will be increased to the extent that holders of outstanding options and warrants to purchase Common Stock at prices below the net tangible book value per share of the Company after this offering exercise such options or warrants. See "Dilution."


ABSENCE OF DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, for the development of its business. In addition, the Company has entered into certain capitalized leases that contain covenants which indirectly restrict the Company's ability to pay dividends. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated expenses payable by the Company, are estimated to be approximately $21,570,000 ($24,918,000 if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds to fund clinical trials of its leading product candidates, research and development, in-licensing of late-stage technology and for working capital and general corporate purposes.

    The Company believes that the net proceeds of this offering, together with the Company's present capital resources, should be sufficient to fund operations through the end of 1998 based on the Company's current operating plan. No assurance can be given that there will be no change that would consume the Company's liquid assets before such time. Thereafter, the Company will require substantial funds in addition to the proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. The Company anticipates that these funds will be obtained from external sources and intends to seek additional financing to fund future operations. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all.

    In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development and product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors. The Company's lease for all of its facilities expires in April 1998. If the Company elects to move to a new location, it may incur substantial expenses for leasehold improvements and relocation costs. If the Company renews its current lease, certain costs will be incurred to enhance its manufacturing capabilities.

    Pending such uses, the net proceeds from this offering will be temporarily invested by the Company in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on its Common Stock will be declared in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted as described below. This table should be read in conjunction with the Company's Financial Statements and related Notes included elsewhere in this Prospectus.


                                                                                            SEPTEMBER 30, 1996
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                        ----------  --------------

                                                                                              (IN THOUSANDS)
Long-term portion of capital lease obligations........................................  $      155   $        155
                                                                                        ----------  --------------
Stockholders' equity:
Preferred Stock, $.001 par value; 20,000,000 shares authorized:
  Series A Preferred Stock; 4,000,000 shares designated; 2,308,000 shares issued and
    outstanding, actual; and no shares issued and outstanding, as adjusted............           2             --
  Series B Preferred Stock; 2,500,000 shares designated; 1,982,830 shares issued and
    outstanding, actual; and no shares issued and outstanding, as adjusted............           2             --
  Series C Preferred Stock; 3,750,000 shares designated; 1,388,996 shares issued and
    outstanding, actual; and no shares issued and outstanding, as adjusted............           1             --
Common Stock, $.0013 par value, 40,000,000 shares authorized, 2,294,675 shares issued and outstanding, actual; and 8,554,553 shares issued and outstanding, as
  adjusted(2).........................................................................           3             11
Additional paid-in capital............................................................      22,799         44,366
Deficit accumulated during the development stage......................................     (21,139)       (21,139)
                                                                                        ----------  --------------
  Total stockholders' equity..........................................................       1,668         23,238
                                                                                        ----------  --------------
    Total capitalization..............................................................  $    1,823   $     23,393
                                                                                        ----------  --------------
                                                                                        ----------  --------------


------------------------

(1) Assumes (i) the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt of the net proceeds therefrom after deducting the underwriting discount and estimated offering expenses and (ii) conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 4,259,878 shares of Common Stock pursuant to their terms. See "Use of Proceeds" and "Description of Capital Stock."


(2) Excludes as of September 30, 1996: (i) 1,791,236 shares subject to outstanding options at a weighted average exercise price of $4.86 per share, of which options to purchase 686,552 shares at a weighted average exercise price of $4.16 per share were exercisable; (ii) 260,455 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $6.67 per share, all of which were exercisable; (iii) 62,775 shares subject to options to be granted prior to the completion of this offering at an exercise price equal to the initial public offering price; and, (iv) 750,000 shares available for future issuance under the Company's stock option plans.

                                    DILUTION


    The net tangible book value of the Company as of September 30, 1996 was $1,668,000 or $0.25 per share. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding (on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock). Without taking into account any changes in the net tangible book value after September 30, 1996, other than to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share) and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at September 30, 1996 would have been $23,238,000, or $2.72 per share. This represents an immediate increase in net tangible book value of $2.47 per share to existing stockholders and an immediate dilution in net tangible book value of $9.28 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share..............             $   12.00
  Net tangible book value per share before offering..........  $    0.25
  Increase in net tangible book value per share attributable to
    new investors............................................       2.47
                                                               ---------
Pro forma net tangible book value per share after offering...                  2.72
                                                                          ---------
Dilution per share to new investors..........................             $    9.28
                                                                          ---------
                                                                          ---------



    The following table sets forth, on the pro forma basis described above, as of September 30, 1996 the number and percentage of shares of Common Stock purchased from the Company, the total cash consideration (with respect to the new investors, at an assumed initial public offering price of $12.00 per share), and percentage of total cash consideration paid to the Company and the average price per share paid by existing stockholders and new investors:


                                                                             TOTAL CASH CONSIDERATION
                                                      SHARES PURCHASED
                                                   -----------------------  --------------------------  AVERAGE PRICE
                                                     NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                   ----------  -----------  -------------  -----------  -------------
Existing stockholders............................   6,554,553        76.6%  $  22,781,000        48.7%    $    3.48
New investors....................................   2,000,000        23.4      24,000,000        51.3         12.00
                                                   ----------       -----   -------------       -----
      Total......................................   8,554,553       100.0%  $  46,781,000       100.0%
                                                   ----------       -----   -------------       -----
                                                   ----------       -----   -------------       -----


    The foregoing tables do not assume the exercise of outstanding options or warrants. At September 30, 1996, there were outstanding options to purchase 1,791,236 shares of Common Stock under the Company's stock option plans at a weighted average exercise price of $4.86 per share, and outstanding warrants to purchase 260,455 shares of Common Stock at a price of $6.67 per share. The exercise of such options and warrants would result in further dilution to new investors. In addition, (i) effective prior to the completion of this offering, the Company plans to grant options to purchase 62,775 shares to employees having an exercise price equal to the initial public offering price in this offering and (ii) following the completion of this offering, there will be 750,000 shares of Common Stock reserved for future issuance under the Company's stock option plans. See "Capitalization," "Management--Stock Option Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The selected financial data presented below with respect to the balance sheet data as of December 31, 1994 and 1995 and September 30, 1996 and with respect to the statement of operations data for each of the three years in the period ended December 31, 1995, for the nine months ended September 30, 1996 and for the period from December 1, 1986 (inception) to September 30, 1996 are derived from the Company's financial statements, included elsewhere in this Prospectus, which have been audited by Coopers & Lybrand L.L.P. The selected financial data presented below with respect to the balance sheet data as of December 31, 1991, 1992 and 1993 and with respect to the statement of operations data for each of the years ended December 31, 1992, and November 30, 1991 and the one month ended December 31, 1991 are derived from the Company's audited financial statements, not included in this Prospectus. The selected financial data presented below with respect to the statement of operations data for the nine months ended September 30, 1995 have been derived from the Company's unaudited financial statements included elsewhere in this Prospectus. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1996. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes included elsewhere in this Prospectus.


                                                                                                        NINE MONTHS ENDED
                                 YEAR         ONE MONTH
                                 ENDED          ENDED               YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                             NOVEMBER 30,   DECEMBER 31,   ------------------------------------------  --------------------
                                 1991          1991(1)       1992       1993       1994       1995       1995       1996
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Research grants..........    $      55      $       8    $      67  $      84  $     504  $     725  $     502  $     268
  Product sales............           77             --           38         50         52         50         40         67
  Interest income..........           86              7           32         53        108         46         44         91
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.........          218             15          137        187        664        821        586        426
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Expenses:
  Research and
    development............          957             53        1,207      1,547      2,859      3,853      2,585      2,654
  General and
    administrative.........          665             45          942        748        878      1,094        790        984
  Interest expense.........           62              4           59         38         50         87         53         40
  Depreciation and
    amortization...........          207              9          151        249        289        291        229        230
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses.........        1,891            111        2,359      2,582      4,076      5,325      3,657      3,908
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...................    $  (1,673)     $     (96)   $  (2,222) $  (2,395) $  (3,412) $  (4,504) $  (3,071) $  (3,482)
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
                             -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net loss per
  common share(2)..........                                                                 $   (0.73)            $   (0.57)
                                                                                            ---------             ---------
                                                                                            ---------             ---------
Pro forma weighted average
  common shares
  outstanding(2)...........                                                                     6,135                 6,135

                              DECEMBER 1,
                                 1986
                              (INCEPTION)
                                  TO
                             SEPTEMBER 30,
                                 1996
                             -------------
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Research grants..........    $   1,735
  Product sales............          358
  Interest income..........          633
                             -------------
    Total revenues.........        2,726
                             -------------
Expenses:
  Research and
    development............       15,505
  General and
    administrative.........        6,257
  Interest expense.........          440
  Depreciation and
    amortization...........        1,663
                             -------------
    Total expenses.........       23,865
                             -------------
Net loss...................    $ (21,139)
                             -------------
                             -------------
Pro forma net loss per
  common share(2)..........
Pro forma weighted average
  common shares
  outstanding(2)...........


                                                                                        DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1991       1992       1993       1994       1995
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................  $   1,640  $   1,351  $   2,137  $   2,275  $     559
  Working capital.................................................      1,412        837      1,882      2,019         19
  Total assets....................................................      2,366      1,976      2,858      3,489      1,736
  Capital lease obligations and deferred lease liability,
    long-term portion.............................................        250        105         75        235        213
  Total stockholders' equity......................................      1,864      1,547      2,523      2,827        852


                                                                     SEPTEMBER 30,
                                                                         1996
                                                                    ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................     $   1,746
  Working capital.................................................           894
  Total assets....................................................         2,841
  Capital lease obligations and deferred lease liability,
    long-term portion.............................................           181
  Total stockholders' equity......................................         1,668


------------------------

(1) Effective January 1, 1992, the Company changed its fiscal year end from November 30 to December 31.

(2) See Note 2 to the Company's Financial Statements for information concerning computation of the pro forma per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases. The Company commenced principal operations in late 1988 and since that time has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruitment of scientific and management personnel and raising capital. In order to commercialize the principal products that the Company has under development, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of its products. To date, the Company has received limited revenues from the sale of research reagents. The Company expects that sales of research reagents in the future will not significantly increase over current levels. The Company's other sources of revenues to date have been research grants related to the Company's HIV programs and interest income.


    To date, substantially all of the Company's expenditures have been for research and development activities. The Company expects that its research and development expenses will be significantly higher during the balance of 1996 and in future years as its principal research and development programs progress and the Company makes filings for related regulatory approvals. The Company has incurred losses since its inception and had an accumulated deficit of $21,139,000 at September 30, 1996. The Company has financed its operations primarily through the private sale and issuance of equity securities. The Company will require additional funds to complete the development of its products, to fund the cost of clinical trials, and to fund operating losses which are expected to continue for the foreseeable future. The Company does not expect its products under development to be commercialized for the next several years.


RESULTS OF OPERATIONS


NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996



    Revenues from research grants decreased from $502,000 for the nine months ended September 30, 1995 to $268,000 for the nine months ended September 30, 1996. The decrease resulted from a lower level of research grant funding in the nine months ended September 30, 1996. Sales of research reagents increased from $40,000 for the nine months ended September 30, 1995 to $67,000 for the nine months ended September 30, 1996 resulting from increased orders for such reagents during the first three quarters of 1996. Interest income increased from $44,000 for the nine months ended September 30, 1995 to $91,000 for the nine months ended September 30, 1996 primarily due to the investment of $5,675,000 in net proceeds received from the Company's sale of preferred stock and warrants in the fourth quarter of 1995 and the first quarter of 1996.



    Research and development expenses increased from $2,585,000 for the nine months ended September 30, 1995 to $2,654,000 for the nine months ended September 30, 1996. The increase was principally due to additional costs of manufacturing GMK in 1996 for the Company's Phase III clinical trials, partially offset by reductions in scientific staff in the Company's HIV department and by a decrease in consulting expenses relating to procedures for manufacturing GMK.



    General and administrative expenses increased from $790,000 for the nine months ended September 30, 1995 to $984,000 for the nine months ended September 30, 1996. The increase was principally due to an increase in payroll and related costs to support the Company's growth. Interest expense incurred on the Company's capital lease obligations decreased from $53,000 for the nine months ended September 30, 1995 to $40,000 for the nine months ended September 30, 1996. Depreciation and amortization remained relatively unchanged from $229,000 for the nine months ended September 30, 1995 to $230,000 for the nine months ended September 30, 1996.



    The Company's net loss for the nine months ended September 30, 1995 was $3,071,000 compared to a net loss of $3,482,000 for the nine months ended September 30, 1996.


YEARS ENDED DECEMBER 31, 1994 AND 1995

    Revenues from research grants increased from $504,000 in 1994 to $725,000 in 1995. The increase for 1995 resulted from a higher level of research grant funding in that year. Sales of research reagents remained relatively unchanged from $52,000 in 1994 to $50,000 in 1995. Interest income decreased from $108,000 in 1994 to $46,000 in 1995 due to the reduction of cash available for investing as the Company continued to fund its operations.


    Research and development expenses increased from $2,859,000 for 1994 to $3,853,000 for 1995. The increase in 1995 primarily resulted from the Company's preparation for clinical trials for GMK, including outside consulting expenses. The Company hired a new Vice President of Medical Affairs in October 1994 and, during 1995, hired a Manager of Clinical Trials and other related staff. In addition, the Company incurred expenses in 1995 related to a new license and supply agreement with Aquila. Rent expense also increased in 1995 resulting from occupation of the Company's expanded laboratory space for the full fiscal year; the expanded space was occupied at the end of the second quarter of 1994. These increases were partially offset by a reduction in scientific staff in the Company's HIV department during the second half of 1995.


    General and administrative expenses increased from $878,000 in 1994 to $1,094,000 for 1995. The increase in 1995 was principally due to additional legal fees relating to in-licensing activities, filing new patent applications, personnel expenses, additional rent expense resulting from the expansion of the Company's office space at the end of the second quarter of 1994, and increased insurance costs related, in part, to coverage for the Company's clinical trials. Interest expense increased from $50,000 in 1994 to $87,000 in 1995 due, in part, to the financing of additional equipment under capitalized leases during 1994 and 1995. The Company also recognized interest expense of $24,000 on amounts advanced to the Company during 1995 in the aggregate principal amount of $1,200,000. Depreciation and amortization remained relatively unchanged from $289,000 in 1994 to $291,000 in 1995.

    The Company's net loss in 1994 was $3,412,000 compared to a net loss of $4,504,000 in 1995.

YEARS ENDED DECEMBER 31, 1993 AND 1994

    Revenues from research grants increased from $84,000 in 1993 to $504,000 in 1994, primarily due to an increase in the number of research grants from which the Company earned grant revenue in 1994. Interest income increased from $53,000 in 1993 to $108,000 in 1994, primarily due to the investment of $3,597,000 in net proceeds received from the exercise of Series B Preferred Stock warrants during 1994.

    Research and development expenses increased from $1,547,000 in 1993 to $2,859,000 in 1994. Sales of research reagents remained relatively unchanged from $50,000 in 1993 to $52,000 in 1994. The increase in 1994 was partly due to the expansion of the Company's research and development program to include the development of cancer vaccine products. The Company also intensified its HIV program efforts during 1994, adding additional scientific and quality assurance/quality control staff, including a Vice President of Medical Affairs in October 1994, purchased more laboratory supplies, entered into new consulting agreements and incurred additional rent expense by expanding its laboratory space at the end of the second quarter of 1994.

    General and administrative expenses increased from $748,000 in 1993 to $878,000 in 1994. In 1994, the Company incurred additional rent expense due to the expansion of its office space at the end of the second quarter of 1994, and incurred additional administrative expenses to support the Company's increased level of research and development. Interest expense increased from $38,000 in 1993 to $50,000 in 1994, primarily due the acquisition of additional equipment through capitalized leases as the Company expanded its facilities. Depreciation and amortization increased from $249,000 in 1993 to $289,000 in 1994 primarily due to the expansion of the Company's laboratory facilities and the acquisition of additional equipment.

    The Company's net loss in 1993 was $2,395,000 compared to a net loss of $3,412,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has funded its operations since inception primarily through private placements of equity securities, which provided aggregate cash proceeds of $22,781,000 (including loans that were subsequently converted into equity securities). Through September 30, 1996, the Company had also received cash proceeds of $1,656,000 from research grants, $633,000 from interest on investments and $349,000 from the sale of research reagents. Through September 30, 1996, the Company had financed $1,228,000 of equipment purchases through capitalized leases and a promissory note.



    During the fourth quarter of 1995 and the first quarter of 1996, the Company raised $5,675,000 in net proceeds from a private placement of shares of the Company's Series C Preferred Stock in a unit offering in which each $20.00 unit ("Series C Unit") consisted of four shares of Series C Preferred Stock and one warrant entitling the holder to purchase one share of Series C Preferred Stock for $5.00 any time within five years of the date of issuance ("Series C Warrant"). In addition, during December 1995, a note payable in the aggregate principal amount of $1,200,000, plus accrued and unpaid interest of $24,000 was converted into Series C Units. At September 30, 1996, there were 347,249 Series C Warrants outstanding which if exercised in full would result in $1,736,000 of net proceeds to the Company and the issuance of 260,455 shares of Common Stock.



    As of September 30, 1996, the Company had cash and cash equivalents totaling $1,746,000 compared with $559,000 at December 31, 1995. Planned operations for the remainder of 1996 currently contemplate expenditures for capital assets of approximately $150,000, mainly consisting of laboratory equipment and leasehold improvements to expand the Company's manufacturing capabilities. The Company plans to finance a significant portion of equipment purchases through capitalized leases. However, there can be no assurance that the Company will successfully enter into such new arrangements. The Company's lease for all of its facilities expires in April 1998. If the Company elects to move to a new location, it may incur substantial expenses for leasehold improvements and relocation costs. If the Company renews its current lease, certain costs will be incurred to enhance its manufacturing capabilities.


    The Company believes that the net proceeds of this offering, together with the Company's present capital resources, should be sufficient to fund operations through the end of 1998 based on the Company's current operating plan. No assurance can be given that there will be no change that would consume the Company's liquid assets before such time. Thereafter, the Company will require substantial funds to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development and product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing and marketing and other costs associated with the commercialization of products following receipt of regulatory approvals and other factors.

    After the completion of the offering, the Company will have no committed external sources of capital, and, as discussed above, expects no significant product revenues for a number of years. Therefore, the Company intends to seek additional financing to fund future operations. There can be no assurance, however, that the Company will be able to obtain the additional funds it will require on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to the Company than might otherwise be available. See "Risk Factors--History of Operating Losses and Accumulated Deficit; No Product Revenue and Uncertainty of Future Profitability" and "--Need for Additional Financing and Uncertain Access to Capital Funding."

IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. See Note 2 to the Company's Financial Statements included elsewhere in this Prospectus for a discussion of the impact of adoption of SFAS 123.

                                    BUSINESS

OVERVIEW


    Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases. The Company applies its immunology expertise to develop biopharmaceuticals that induce an immune response or that mimic natural immunity in order to fight cancers, such as malignant melanoma, and viral diseases, such as HIV infection. Progenics' most advanced product candidate, GMK, is a therapeutic vaccine that is undergoing pivotal Phase III clinical trials for the treatment of melanoma, a deadly form of skin cancer. Progenics' second vaccine product, MGV, is being developed for the treatment of various cancers, and recently entered Phase I/II clinical trials. Based on its participation in the discoveries of two major receptors for HIV, the Company is engaged in research and development of several therapeutic products designed to block entry of the virus into human immune system cells. Progenics has completed preclinical studies on two HIV product candidates, PRO 542 and PRO 367, and plans to initiate Phase I/II clinical trials of these products in 1997.


    Progenics' most advanced product candidates are based on two proprietary technologies: ganglioside conjugate vaccine technology, which the Company uses in its cancer program; and UnAB technology, which the Company uses in its HIV program. The Company has exclusively licensed from Sloan-Kettering several ganglioside conjugate vaccines designed to stimulate the immune system to destroy cancer cells. The Company applies its UnAB technology to produce antibody-like molecules designed to neutralize or destroy HIV or HIV-infected cells.

    CANCER THERAPEUTICS


    GMK is a therapeutic cancer vaccine designed to prevent recurrence of melanoma in patients who are at risk of relapse after surgery. Developed at Sloan-Kettering, GMK is composed of a ganglioside antigen which is abundant in melanoma cells, conjugated to an immunogenic carrier protein and combined with an adjuvant (an immunological stimulator). In August 1996, the Company commenced the first of three pivotal, randomized, multicenter Phase III clinical trials of GMK. These studies are being conducted in the United States by ECOG and SWOG, which are cooperative cancer research groups supported by the NCI. Two international Phase III clinical trials will be initiated in 1997 and will be conducted in Europe by the ICR of the United Kingdom and the EORTC.



    MGV, the Company's second ganglioside conjugate vaccine, incorporates two ganglioside antigens that are abundant in a wide range of cancer cells. These cancers include colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma. In September 1996, MGV entered Phase I/II clinical trials at Sloan-Kettering.


    HIV THERAPEUTICS

    The Company is pursuing two approaches based on its HIV receptor technology in the research and development of products designed to block viral entry into human immune system cells. The Company's UnAB approach is based on the CD4 receptor while its HIV fusion approach is based on a recently discovered second receptor for the virus, CKR-5.


    Progenics is developing PRO 542 to selectively target HIV and prevent it from infecting healthy cells by binding to the sites on the virus that are required for entry into the cell. PRO 542 is based on Progenics' UnAB technology and has been shown IN VITRO to recognize a wide range of HIV strains, including those most prevalent in the United States and the rest of the world. PRO 542 is being developed as an immunotherapy to treat HIV-positive individuals and as an immunoprophylactic treatment to prevent infection of individuals who have been exposed to the virus. The Company plans to file an IND covering PRO 542 by the end of 1996 and initiate Phase I/II clinical trials in 1997.

    Progenics is developing PRO 367 as a therapeutic agent designed to kill HIV-infected cells. PRO 367 consists of a UnAB molecule linked to a therapeutic radioisotope and is designed to bind to and destroy HIV-infected cells by delivering a lethal dose of radioactivity. The Company plans to begin Phase I/II clinical trials of PRO 367 in 1997.


    In June 1996, the Company's scientists in collaboration with researchers at ADARC described in an article published in NATURE the discovery of a second receptor for HIV, CKR-5. This receptor enables fusion of HIV with the cell membrane, entry of the viral genetic information into the cell and initiation of viral replication. The Company is using its proprietary ProSys assay in a program to discover novel therapeutics that specifically inhibit the interaction of HIV with the CKR-5 receptor, thereby blocking viral fusion and entry.


THE HUMAN IMMUNE SYSTEM

    The human immune system functions to protect the body from disease by specifically recognizing and destroying foreign invaders, including viruses and bacteria. In addition, the immune system is capable of recognizing and eliminating abnormal cells in the body, such as cancer cells and cells infected with viruses and bacteria. White blood cells, particularly B and T lymphocytes, have the ability to recognize antigens made by these infectious agents and abnormal cells and react to them. For example, B lymphocytes produce antibodies that recognize specific antigens. Antibodies can bind to these antigens and neutralize or eliminate infectious agents and cancer cells. Vaccines can induce the production of antibodies against antigens on infectious agents and abnormal cells and thereby protect the body from illness. Vaccines are also being developed as therapeutics to fight ongoing diseases. In addition, genetic engineering techniques have enabled the production of antibodies or antibody-like molecules in the laboratory. These genetically designed antibody molecules may function in situations where the immune response is failing or not present by mimicking the body's own immune response.

PRODUCT DEVELOPMENT

    The Company applies its expertise in immunology to the development of therapeutic biopharmaceuticals that use components of the immune system, particularly antibodies, to fight diseases. The Company's two principal programs are directed towards cancer and HIV. In the case of cancer, the Company is developing vaccine products that are designed to induce specific antibody responses to cancer antigens in order to fight certain cancers. In the case of HIV, the Company is developing therapeutic products by genetically engineering molecules that function as antibodies and selectively target HIV and HIV-infected cells for neutralization or destruction. The Company also is actively engaged in research and discovery of therapeutic products based on a second HIV receptor, CKR-5, and its role in viral fusion and entry.

    The following table summarizes the status of the principal development programs, product candidates and products of the Company:


         PROGRAM/PRODUCT                      INDICATION/USE                        STATUS(1)
----------------------------------  ----------------------------------  ----------------------------------
CANCER THERAPEUTICS

  GMK                               Vaccine for melanoma                Pivotal Phase III clinical trials
                                                                        ongoing

  MGV                               Vaccine for colorectal cancer,      Phase I/II clinical trials ongoing
                                    lymphoma, small cell lung cancer,
                                    sarcoma, gastric cancer,
                                    neuroblastoma and melanoma

HIV THERAPEUTICS

  PRO 542                           HIV therapy/prophylaxis             Phase I/II clinical trials
                                                                        expected to commence in 1997

  PRO 367                           HIV therapy                         Phase I/II clinical trials
                                                                        expected to commence in 1997

  CKR-5/Fusion                      HIV therapy                         Research
  (using ProSys)

  ProVax                            HIV vaccine                         Research

ASSAYS, DRUG SCREENING PROGRAM AND
REAGENTS

  ONCOTECT GM                       Clinical assay for cancer           In clinical investigational use
                                    prognosis

  HIV Attachment Drug Screen        High-throughput screening to        In use
                                    identify small-molecule drugs to
                                    treat HIV infection

  sCD4                              Research reagent                    On market

  gp120                             Research reagent                    On market


  --------------------------

   (1) "Research" includes initial research related to specific molecular targets, synthesis of new chemical entities and assay development for the identification of lead compounds.

        Phase I-III clinical trials denote safety and efficacy tests in humans as follows:

          Phase I: Evaluation of safety.

          Phase II: Evaluation of safety, dosage and efficacy.


        Phase III: Larger scale evaluation of safety and efficacy potentially requiring larger patient numbers, depending on the clinical indication for which marketing approval is sought.


       See "Business--Government Regulation."

CANCER THERAPEUTICS


    The Company is currently developing two therapeutic cancer vaccines, one specifically for melanoma and one for a variety of cancers, including colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma.


    To date, the principal therapies for cancer have been surgery, radiation and chemotherapy. In contrast to these invasive and toxic approaches, cancer vaccines are now being developed to stimulate the natural defense mechanisms of the immune system to fight cancer. Unlike traditional infectious disease vaccines that are used to prevent infection in the general population, most cancer vaccines are therapeutic, meaning that they are being developed to prevent recurrence of cancer in people whose cancer is in remission. In some cases, cancer vaccines are also being designed for use in the prevention of cancer in individuals who are at high risk for the disease.

    A major challenge in cancer vaccine development is that the natural human immune response generally does not produce sufficient antibodies to fight cancer cells because the immune system often does not recognize the difference between normal cells and cancer cells. Consequently, a primary objective in the development of cancer vaccines is to train the immune system to recognize cancer cells as a threat. If this can be achieved and the immune system can produce sufficient antibodies to the cancer, then the recurrence of the cancer may be prevented. Most cancer vaccines of parties other than the Company that are in clinical development consist of dead cancer cells or crude extracts from cancer cells. The limitations of these approaches include the inability to identify the active components of the vaccine and to measure specific immune responses.

    PROGENICS' TECHNOLOGY: GANGLIOSIDE CONJUGATE VACCINES


    Progenics' cancer vaccine program is different from other approaches in that it involves the use of purified gangliosides as cancer antigens. Gangliosides are chemically-defined molecules which are composed of carbohydrate and lipid components. Certain gangliosides are usually found in low amounts in normal human tissue, but are abundant in certain cancers, such as melanoma, colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer and neuroblastoma.


    Gangliosides alone, however, do not normally trigger an immune response in humans. To overcome this, Progenics attaches gangliosides to large, highly immunogenic carrier proteins to form "conjugate" vaccines designed to trigger specific immune responses to ganglioside antigens. The technique of conjugating carbohydrate molecules to carrier proteins has been successfully used by others in the past to create effective vaccines for certain infectious diseases. For example, conjugate vaccines have been approved for marketing by the FDA and are currently administered to infants and children to prevent certain bacterial infections. To further augment the immune response to gangliosides, Progenics adds a potent immunological stimulator known as an "adjuvant" to its ganglioside-carrier protein conjugate. The following diagram illustrates the components of the Company's ganglioside conjugate vaccines.

        [DIAGRAM ILLUSTRATING THE COMPONENTS OF THE COMPANY'S GANGLIOSIDE
                             CONJUGATE VACCINES]

    The Company's ganglioside conjugate vaccines stimulate the immune system to produce specific antibodies to ganglioside antigens. These antibodies have been shown IN VITRO to recognize and destroy cancer cells. Based on these tests and the clinical trial results described below, the Company believes that vaccination of cancer patients with ganglioside conjugate vaccines will prevent recurrence of cancer and prolong overall survival.

    The Company's cancer vaccines use known amounts of chemically-defined antigens, not dead cancer cells or crude extracts from cancer cells. As a result, Progenics is able to measure specific immune responses to the gangliosides in its vaccines. The Company also believes that there is a reduced likelihood of variability in its products as compared to vaccines which are prepared from dead cancer cells or crude extracts from cancer cells or which require complicated manufacturing processes.


    GMK: THERAPEUTIC VACCINE FOR MALIGNANT MELANOMA



    Progenics' most advanced product under development is GMK, a proprietary therapeutic vaccine for melanoma that is currently in pivotal Phase III clinical trials. GMK is the first cancer vaccine based on a defined cancer antigen to enter Phase III clinical trials. GMK was initially developed at Sloan-Kettering and is exclusively licensed to the Company. GMK is designed to prevent recurrence of melanoma in patients who are at risk of relapse after surgery. GMK is composed of the ganglioside GM2 conjugated to the carrier protein KLH (keyhole limpet hemocyanin) and combined with the adjuvant QS-21. QS-21 is the lead compound in the Stimulon-TM- family of adjuvants developed and owned by Aquila.


    TARGET MARKET

    Melanoma is a highly lethal cancer of the skin cells that produce the pigment melanin. In early stages melanoma is limited to the skin, but in later stages it spreads to the lungs, liver, brain and other organs. The Company estimates that there are 300,000 melanoma patients in the U.S. today. The American Cancer Society estimates that 38,000 patients in the U.S. will be newly diagnosed with melanoma in 1996. In the U.S., the incidence of melanoma is increasing at a rate of approximately 6% per year, an increase in incidence that is faster than that of any other cancer in men and second only to lung cancer in women. It is estimated that one in 87 Americans will develop melanoma in their lifetime. Increased exposure to the ultraviolet rays of the sun may be an important factor contributing to the increase in new cases of melanoma.

    Melanoma patients are categorized according to the following staging system:

                                MELANOMA STAGING

       STAGE I               STAGE II               STAGE III              STAGE IV
---------------------  ---------------------  ---------------------  ---------------------

-   lesion less than   -   lesion greater     -   metastasis to      -   distant
    1.5 mm thickness     than 1.5 mm              regional draining      metastasis
                           thickness              lymph nodes

-   no apparent        -   local spread from  -   regional spread
    metastasis             primary cancer         from primary
                           site                   cancer site

    GMK is designed for the treatment of patients with Stage II or Stage III melanoma. It is estimated that these patients comprise about 50% of the total number of melanoma patients and, accordingly, the Company estimates that there are currently 150,000 Stage II and III melanoma patients in the U.S. According to the American Cancer Society, an estimated 60% to 80% of Stage III melanoma patients will experience recurrence of their cancer and die within five years after surgery.

    CURRENT THERAPIES

    Standard treatment for all melanoma patients includes surgical removal of the cancer. Thereafter, therapy varies depending on the stage of the disease. For Stage I and II melanoma patients, treatment generally consists of close monitoring for recurrence. The only approved treatment for Stage III melanoma patients is high-dose alpha interferon, which received FDA marketing approval for this indication in December 1995. In a recently reported study, the median recurrence-free survival period after surgery for patients treated with high-dose alpha interferon was 20 months versus 12 months for patients who received no treatment. In addition, the median overall survival period after surgery was 46 months for the treated group versus 34 months for the untreated group. However, treatment with high-dose alpha interferon causes substantial toxicities, requires an intensive treatment over twelve months (intravenous injections five days a week for the first month followed by subcutaneous injections three times a week for the remaining eleven months) and costs about $35,000 per year.

    Other approaches for treatment of Stage II or III melanoma patients are currently under investigation, but none has been approved for marketing. These experimental therapies include chemotherapy, low-dose alpha interferon and other vaccines.

    CLINICAL TRIALS

    GMK entered pivotal Phase III clinical trials in the United States in August 1996. In addition, Progenics plans to initiate two international Phase III clinical trials of GMK in 1997. GMK is administered in the studies by 12 subcutaneous injections over a two-year period on an out-patient basis.

    The ongoing U.S. Phase III trial compares GMK with high-dose alpha interferon in Stage IIb (advanced Stage II) and Stage III melanoma patients who have undergone surgery but are at high risk for recurrence. This randomized trial, which is expected to enroll 850 patients, is being conducted nationally by ECOG in conjunction with SWOG and other major cancer centers, cooperative cancer research groups, hospitals and clinics. ECOG and SWOG are leading cooperative cancer research groups supported by the NCI and are comprised of several hundred participating hospitals and clinics in the United States. The primary endpoint of the trial is to compare the recurrence of melanoma in patients receiving GMK versus in patients receiving high-dose alpha interferon. The study will also compare quality of life and overall survival of patients in both groups.

    The second Phase III clinical trial will be a double-blind, placebo-controlled study in Stage IIb and Stage III melanoma patients who have undergone surgery but are at high risk for recurrence. This trial will be conducted by major cancer centers, hospitals and clinics in Europe, Australia, and New Zealand. In the United Kingdom, the study will be conducted by the ICR, a major government-sponsored cancer research organization. Patients will be randomized to receive either GMK or a placebo (because high-dose alpha interferon has not been approved for use in melanoma in the countries involved in this trial). The primary endpoint of the trial is to compare the recurrence of melanoma in patients receiving GMK versus in patients receiving placebo. The study will also compare overall survival of patients in both groups.

    The third Phase III clinical trial will be a randomized study exclusively in Stage II melanoma patients who have undergone surgery but are at intermediate risk for recurrence. This trial will be conducted in Europe by the EORTC, the major cooperative cancer research group in Europe, and in the United States by ECOG. Patients will be randomized to receive either GMK or observation with no treatment. The primary endpoint of the trial is to compare the recurrence of melanoma in patients receiving GMK versus in patients receiving observation with no treatment. The study will also compare overall survival of patients in both groups.


    A predecessor of GMK, called GM2-BCG, which combined GM2 ganglioside with the adjuvant BCG, underwent clinical testing at Sloan-Kettering in the late 1980s. In a double-blind, randomized Phase II study in 122 Stage III melanoma patients, subjects in the treated group received GM2-BCG for six months after surgery; subjects in the control group received the same regimen with BCG alone. The median recurrence-free survival period after surgery for patients treated with GM2-BCG was 33 months versus 17 months for the patients in the control group. In addition, the median overall survival period after surgery for patients in the treated group was 70 months versus 30 months for patients in the control group. Approximately 85% of treated patients developed antibodies to GM2 ganglioside. The presence of these antibodies significantly correlated with improved recurrence-free and overall survival of patients.


    Phase I/II clinical trials of GMK under institutional INDs were conducted at Sloan-Kettering over the last five years. In these studies, approximately 120 patients, most of whom had Stage III melanoma, were treated with GMK. All patients receiving GMK at the dose level being used in the current Phase III trials of GMK developed antibodies to GM2 ganglioside. Patients treated with GMK had levels of antibody to GM2 ganglioside that were on average four times higher and also were longer lasting than in patients treated with GM2-BCG in the GM2-BCG Phase II trial. In addition, GMK was well tolerated by all patients in these studies, and no clinically significant side effects attributable to the vaccine were observed.

    MGV: THERAPEUTIC VACCINE FOR CERTAIN CANCERS


    Progenics' second ganglioside conjugate vaccine in development, MGV, is a proprietary therapeutic vaccine for cancers which express GD2 or GM2 gangliosides. These cancers include colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma. MGV has three components: (i) GM2-KLH (GM2 ganglioside conjugated to KLH); (ii) GD2-KLH (GD2 ganglioside conjugated to KLH); and, (iii) QS-21 adjuvant. MGV is designed to prevent recurrence of cancer and prolong overall survival of patients after their cancer has been removed by surgery or reduced by chemotherapy or radiation therapy.


    CLINICAL TRIALS


    MGV entered Phase I/II clinical trials in September 1996 under an institutional IND at Sloan-Kettering. The primary objectives of the study are to establish the safety of MGV and the ability of the vaccine to induce specific immune responses to both GD2 and GM2 gangliosides in patients with different cancer types, beginning with melanoma patients. In addition, a goal of the study is to optimize the ratio of GD2 and GM2 gangliosides in MGV to be used in future clinical trials.



    The GM2-KLH/QS-21 (GMK) and GD2-KLH/QS-21 components of MGV have each undergone separate clinical testing. The results of clinical studies with GMK are discussed above. To date, six melanoma patients have received GD2-KLH/QS-21 alone in Phase I/II clinical trials under an institutional

IND at Sloan-Kettering. All six subjects developed antibodies to GD2 ganglioside following vaccination. In addition, the vaccine was well tolerated and no clinically significant side effects attributable to the vaccine were observed. Therefore, the Company expects that patients receiving MGV will develop antibodies to both GD2 and GM2 gangliosides.

HIV THERAPEUTICS

    HIV infection causes a slowly progressive deterioration of the immune system which results in AIDS. AIDS is characterized by a general collapse of the immune system leading to a wasting syndrome, frequent opportunistic infections, rare forms of cancer, central nervous system degeneration, and eventual death. HIV infection is unusual in that individuals testing positive for the virus can survive for many years without symptoms of the disease. There are three major routes of transmission of the virus: sexual contact, exposure to HIV-contaminated blood or blood products and mother-to-child transmission.

    HIV specifically infects cells that have the CD4 receptor on their surface ("CD4+"). CD4+ cells are critical components of the immune system, and include T lymphocytes, monocytes, macrophages and dendritic cells. The deleterious effects of HIV are largely due to the replication of the virus in CD4+ T lymphocytes and the resulting destruction of these cells.

    HIV-positive individuals display both antibodies and other immune system responses which are specific to the virus. However, the high fatality rate of this disease makes it clear that these natural immune system responses do not provide adequate long-term protection. There are two reasons why these natural responses are inadequate. First, as described above, the CD4+ T lymphocytes required to mount an effective immune response against HIV are destroyed, leaving the immune system too weak to eliminate the virus. Second, HIV displays a remarkable degree of variability as a result of high rates of mutation that permit different strains of the virus to escape the immune system response and progressively replicate throughout the body.

    The Company's scientists and their collaborators have made important discoveries in understanding how HIV enters human cells and initiates viral replication. In the 1980s, Company scientists in collaboration with researchers at Columbia University, the ICR and the Centers for Disease Control and Prevention ("CDC") demonstrated that the initial step of HIV infection involves the specific attachment of the virus to the CD4 receptor on the surface of human immune system cells. These researchers also showed that the gp120 glycoprotein located on the HIV envelope binds with high affinity to the CD4 receptor. Although these researchers demonstrated that CD4 was necessary for HIV attachment, this step is not sufficient to enable the virus to enter the cell and initiate viral replication.

    In June 1996, Company scientists in collaboration with researchers at ADARC described in an article in NATURE the discovery of a second receptor for HIV on the surface of human immune system cells. This receptor, CKR-5, enables fusion of HIV with the cell membrane after binding of the virus to the CD4 receptor. This fusion step results in entry of the viral genetic information into the cell and subsequent viral replication. Recently, Company scientists in collaboration with researchers at ADARC demonstrated that it is the gp120 glycoprotein that binds to the newly discovered CKR-5 receptor as well as to the CD4 receptor. This process is shown below.

   [DIAGRAM DEPICTING THE GP120 GLYCOPROTEIN BINDING TO THE NEWLY DISCOVERED CKR-5 RECEPTOR AND THE CD4 RECEPTOR AND ALSO THE FUSION OF THE VIRUS WITH
                            THE HUMAN CELL MEMBRANE]

    PROGENICS' HIV RECEPTOR TECHNOLOGIES: UNABS AND CKR-5/FUSION

    Based on the Company's participation in the discoveries of two major receptors for HIV, Progenics is pursuing two approaches in the research and development of products designed to block entry of HIV into human immune system cells. The Company's UnAB approach is based on the CD4 receptor while its HIV fusion approach is based on a recently discovered second receptor, CKR-5.

    Because HIV must first attach to the CD4 receptor to infect human cells, the Company believes that the part of the gp120 glycoprotein that attaches to the CD4 receptor must remain constant across all strains of the virus. The gp120 glycoprotein is located on the exterior of both HIV and HIV-infected cells. Progenics' UnABs incorporate a part of the CD4 receptor into genetically-engineered molecules that function like antibodies and are designed to bind specifically to the gp120 glycoprotein of HIV or HIV-infected cells. In IN VITRO tests, the Company's UnABs have demonstrated the ability to bind with high affinity to gp120 glycoproteins from a wide range of HIV strains, including the strains most prevalent in the U.S. and the rest of the world. Because the Company's UnAB technology is targeted to a part of HIV that must remain constant in order for the virus to enter cells, the Company believes that its technology may address the obstacles presented by the high mutation rate of the virus.


    Two of the Company's HIV products under development are based on its proprietary UnAB technology, although they employ the technology in different ways. PRO 542 is designed to bind to the gp120 glycoprotein located on the virus itself, thereby preventing it from infecting healthy cells. PRO 367 is designed to bind to the gp120 glycoprotein located on the exterior of HIV-infected cells and destroy those cells by delivering a lethal dose of radioactivity. The two products also differ in that each molecule of PRO 542 has four binding sites for HIV while each molecule of PRO 367 has two binding sites. See the inside back cover of this Prospectus for diagrams of these products. In the area of HIV fusion, the Company is using its proprietary ProSys assay in a program to discover novel therapeutics that specifically inhibit the interaction of HIV with the CKR-5 receptor, thereby blocking viral fusion and entry.


    TARGET MARKET


    Progenics' therapeutic product candidates are designed primarily for use in asymptomatic HIV-positive individuals. Accordingly, the target population for these products is patients who are aware of their infection but do not yet have AIDS. Although there are few signs of disease in an HIV-positive individual during the asymptomatic period, the virus is replicating in the body by infecting healthy cells. The World Health Organization estimated that in 1994 more than 700,000 people in the U.S. and 17,000,000 people worldwide were infected with HIV. The CDC estimated that as of December 1995 more than 190,000 people in the U.S. had AIDS. AIDS is currently the leading cause of death in the U.S. in men between the ages of 25 and 44 and the third leading cause of death in the U.S. in women between those ages.

    An additional potential market for the Company's HIV product candidates consists of individuals who have been exposed to the virus, such as: (i) health care workers exposed to HIV-contaminated body fluids through accidental needlestick injuries; and (ii) babies born to HIV-positive women. According to a recent academic study, in 1990 there were over 250,000 percutaneous needlestick injuries among U.S. hospital employees. The CDC reported that in 1993 there were approximately 7,000 children born to HIV-positive women in the U.S.


    CURRENT THERAPIES

    At present, two classes of products have received FDA marketing approval for the treatment of HIV infection and AIDS: reverse transcriptase inhibitors and protease inhibitors. Both types of drugs are inhibitors of viral enzymes and have shown efficacy in reducing the concentration of HIV in the blood and prolonging asymptomatic periods in HIV-positive individuals, especially when administered in combination. However, it is not known whether HIV will develop resistance to these drugs over time. In addition, the use of these drugs presents problems of toxic side effects and compliance for some patients.

    PRO 542: HIV THERAPY/PROPHYLAXIS

    Progenics is developing PRO 542 for the treatment and post-exposure prevention of HIV infection. PRO 542 is a proprietary UnAB-based product with four binding sites for the gp120 glycoprotein on HIV. PRO 542 is designed to neutralize infectious HIV through one of two mechanisms: (i) binding to and thereby blocking the gp120 glycoprotein; or (ii) binding to and detaching the gp120 glycoprotein from the virus.

    In IN VITRO and EX VIVO tests conducted by Progenics in collaboration with scientists at ADARC and the CDC, PRO 542 potently neutralized a wide variety of clinical strains of HIV as well as viruses in the plasma of HIV-positive individuals. In comparative IN VITRO studies at ADARC using a panel of neutralizing antibodies to HIV, PRO 542 was found to be more potent and broadly neutralizing than the antibodies to which it was compared. In further studies at ADARC, PRO 542 protected severe combined immune deficient ("SCID") mice transplanted with human peripheral blood lymphocytes against infection by the three HIV strains tested, including strains of the virus isolated from HIV-positive individuals.

    Progenics plans to file an IND for PRO 542 in 1996 and, subject to its IND becoming effective, initiate two dose-escalation Phase I/II clinical trials in 1997. The first study will be conducted in HIV-positive adult patients at Mount Sinai Medical Center and the Bronx V.A. Medical Center, both in New York City. The second trial will be conducted in HIV-positive children at Baylor College of Medicine in Houston by the AIDS Clinical Trials Group, ("ACTG"), a leading cooperative HIV research group supported by the National Institute of Allergy and Infectious Diseases ("NIAID"). Both trials will measure safety, pharmacokinetics and antiviral activity of PRO 542.

    PRO 367: HIV THERAPY

    Progenics is developing PRO 367 as a therapeutic agent designed to destroy HIV-infected cells. PRO 367 is composed of a proprietary UnAB molecule with two binding sites for the gp120 glycoprotein linked to a therapeutic radioisotope. PRO 367 is designed to specifically bind with high affinity to the gp120 glycoprotein on HIV-infected cells and to destroy these cells by delivering a lethal dose of radioactivity.

    The Company plans to initiate dose-escalation Phase I/II clinical trials of PRO 367 in 1997, subject to obtaining necessary regulatory approvals. The PRO 367 study will be conducted by the French Association Nationale de Recherches contre le SIDA at the Pitie-Salpetriere Hospital in Paris. The study will assess safety, pharmacokinetics, biodistribution and antiviral effects of PRO 367 in HIV-positive adult patients.

    In IN VITRO tests, PRO 367 specifically bound with high affinity to the gp120 glycoprotein on the cell surface. In addition, a pilot Phase I clinical trial in AIDS patients of a trace-labelled precursor of PRO 367 is being conducted under an institutional IND at Sloan-Kettering. This trial is assessing the safety, pharmacology and biodistribution of the compound with low doses of iodine-131. To date, the compound has been well tolerated by all patients and no clinically significant side effects attributable to the compound have been observed.

    CKR-5/FUSION (USING PROSYS): HIV THERAPY


    The Company's first application of its CKR-5 receptor technology is a proprietary assay known as ProSys. ProSys models fusion of HIV with human cells by means of a rapid, automated and sensitive assay that does not involve the use of infectious virus. Progenics is using ProSys in a program to discover novel biologic and small-molecule therapeutics that specifically inhibit the interaction between HIV and the CKR-5 receptor, thereby blocking viral fusion and entry. Progenics is currently seeking pharmaceutical company collaborators for this program.


    PROVAX: HIV VACCINE

    Progenics is conducting research with respect to ProVax, a vaccine candidate which it believes will be useful as a preventative or a therapeutic treatment for HIV-positive individuals. Progenics is currently performing government-funded research and development of ProVax in collaboration with ADARC, the Southwest Foundation for Biomedical Research in San Antonio and the University of Oklahoma Medical Center.

ASSAYS, DRUG SCREENING PROGRAM AND REAGENTS

    Through its immunology expertise, Progenics has developed certain assays which are used both independently and in collaboration with partners, as well as certain reagents which are being sold for research use only.

    ONCOTECT GM

    Progenics has developed ONCOTECT GM, a clinical assay for assessing prognosis in patients with melanoma and other cancers. ONCOTECT GM measures the levels of antibody to GM2 ganglioside in the blood. In clinical trials of a therapeutic vaccine for melanoma, the presence of these antibodies significantly correlated with improved recurrence-free and overall survival of patients. The Company is currently using ONCOTECT GM in its cancer vaccine clinical trials.

    HIV ATTACHMENT DRUG SCREEN

    Progenics, as part of a collaborative development project with American Cyanamid Company ("American Cyanamid"), a subsidiary of American Home Products Corporation ("American Home Products"), has developed a proprietary drug screening assay designed to identify novel small-molecule therapeutics for HIV infection which inhibit attachment of the virus to the CD4 receptor. This assay has been used in a high-throughput screening program. The Company and American Cyanamid have agreed that all discoveries made in the course of their collaboration will be jointly owned. Progenics and the Wyeth-Ayerst Research Division of American Home Products plan to perform additional studies to evaluate the antiviral activity of the compounds discovered in the course of the screening program.

    RESEARCH REAGENTS: SCD4 AND GP120


    Progenics manufactures the research reagents sCD4 and gp120 which it sells to DuPont de Nemours & Company ("DuPont") and Intracel Corporation ("Intracel") for resale. DuPont markets and sells gp120 and sCD4 under both the Progenics and the DuPont names. Intracel markets and sells gp120 and sCD4 under both the Progenics and Intracel names. These products are sold worldwide for research use.

BUSINESS STRATEGY

    Progenics' strategy is to develop innovative products for the treatment and prevention of cancer and viral diseases based upon its expertise in immunology. Key elements of the Company's strategy are as follows:

    LEVERAGE CORE PROPRIETARY TECHNOLOGIES. Progenics is developing a portfolio of therapeutic cancer vaccines and HIV treatments utilizing its proprietary ganglioside conjugate vaccine, UnAB and CKR-5/fusion technologies. Progenics has recently commenced pivotal Phase III clinical trials of GMK and Phase I/II clinical trials of MGV, and plans to initiate clinical trials of its HIV products in 1997. The Company also is actively involved in research based on the discovery of a second HIV receptor, CKR-5, and its role in viral fusion and entry. The Company is exploring additional applications of these existing core technologies. For example, the Company is continuing to screen additional cancers for the presence of specific gangliosides in order to develop vaccines to treat a variety of cancers and continues to perform additional research into the mechanism of HIV entry into the cell.

    IN-LICENSE ADDITIONAL PRODUCT CANDIDATES AND TECHNOLOGIES. The Company intends to continue to in-license technologies and product candidates that complement its existing capabilities. Sources for these technologies range from academic institutions and research organizations to other biotechnology and pharmaceutical companies. In particular, the Company's license agreement with Sloan-Kettering covers certain future developments in the cancer vaccine field resulting from work performed in a laboratory at Sloan-Kettering. The Company believes this in-licensing strategy will enable it to bring products to market more quickly, efficiently and at lower cost while it focuses its expertise on product development and pre-clinical and clinical trial design and implementation.

    ESTABLISH COLLABORATIONS TO MINIMIZE DEVELOPMENT COSTS AND ACCESS
EXPERTISE. Progenics has carefully controlled its expenditures on early stage research, clinical trials and related infrastructure by establishing collaborations with leading research institutions and clinical research organizations. For example, Progenics currently has collaborations with academic and government institutions such as Sloan-Kettering, ADARC and the CDC, and clinical research groups such as ECOG, SWOG, ICR and EORTC. These relationships enable the Company to substantially reduce its financing requirements for basic research and clinical trials. In addition, collaboration with these groups allows the Company to access their substantial expertise. Finally, Progenics has funded, and plans to continue to fund, a significant portion of certain of its programs with government research grants and contracts.

    SELECT AN APPROPRIATE COMMERCIALIZATION STRATEGY FOR EACH
PRODUCT. Progenics will determine what it believes to be the most expedient and cost-effective way to commercialize each product that it develops. Progenics may undertake to manufacture, market and sell the product itself, or may undertake one or more of these functions in conjunction with third-party manufacturers, marketers, distributors, representatives, licensors or others. To date, Progenics has retained all commercial rights to its four principal products, all of which have entered, or are about to enter, human clinical trials. As a result, the Company believes that it will be able to retain a greater share of the economic value of these products which it, or a collaborator selected by it, is able to bring to market. The key factors that will guide Progenics in making each of these decisions are the nature of the product, the facilities and skills required to manufacture the product, the anticipated distribution channels and required marketing capabilities and the resources and skills of prospective collaborators.

LICENSES

    The Company is a party to license arrangements under which it has obtained rights to use certain technologies in its cancer and HIV programs. Set forth below is a summary of those licenses that the Company believes to be important to its business.


    The Company is party to a license agreement with Sloan-Kettering under which the Company obtained the worldwide, exclusive rights to certain technology relating to ganglioside conjugate vaccines, including GMK and MGV, and their use to treat or prevent cancer. The Sloan-Kettering license terminates upon the expiration of the last of the licensed patents or 15 years from the date of the first commercial sale of a licensed product pursuant to the agreement, whichever is later. In addition to patent applications, the Sloan-Kettering license includes the exclusive rights to use certain relevant technical information and know-how, as well as rights to certain future developments. A number of Sloan-Kettering physician-scientists also serve as consultants to the Company.

    The Company is party to a license agreement with The Regents of the University of California under which the Company obtained the exclusive rights to an issued U.S. patent covering certain ganglioside conjugate vaccines. The license agreement terminates upon the expiration of the patent.


    The Company is party to a license agreement with Columbia University under which the Company has obtained exclusive, worldwide rights to certain technology and materials relating to CD4 and its use to treat or prevent HIV infection. The license agreement will terminate upon the expiration of the last of the licensed patents.



    The Company has entered into a license and supply agreement with Aquila pursuant to which Aquila agreed to supply the Company with all of its requirements for the QS-21 adjuvant for use in certain ganglioside-based cancer vaccines, including GMK and MGV. The agreement grants to the Company a license to use Aquila's patented technology to develop, manufacture and sell certain cancer vaccines using QS-21 and, if Aquila is unable to supply the Company with sufficient quantities of QS-21, the Company has the right to manufacture QS-21 itself or purchase it from third parties for so long as Aquila is unable to supply the Company with sufficient quantities of QS-21. QS-21 is the lead compound in the Stimulon-TM- family of adjuvants developed and owned by Aquila. The license terminates upon the expiration of the last of the licensed patents.


    The licenses to which the Company is a party impose various milestone, commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure by the Company to comply with these requirements could result in the termination of the applicable agreement, which could have a material adverse effect on the Company's business.

RESEARCH AND DEVELOPMENT COLLABORATIONS

    The Company has entered into collaborative agreements with various parties relating to its cancer and HIV programs. Set forth below is a summary of those collaborations that the Company believes to be important to its business.


    The Company is working on a collaborative basis with ADARC with respect to the development of certain of the Company's HIV products. Under the agreement with ADARC, the Company is obligated to pay the salary of an ADARC technician who works on scientific projects of mutual interest to the Company and ADARC.



    The Company is party to a cooperative research and development agreement with the CDC to conduct collaborative research on certain of the Company's HIV products. Under the agreement with the CDC, the Company provides researchers with certain materials for investigation at the CDC. The agreement with the CDC terminates when the research plan, as described in the agreement, is completed, unless earlier terminated by the parties.


    In general, the Company's collaborative research agreements require the payment by Progenics of various amounts in support of the research to be conducted. If the collaborator creates any invention during the course of its efforts, solely or jointly with the Company, the Company generally has an option to negotiate an exclusive, royalty-bearing license of the collaborator's rights in the invention for the purpose of commercializing any product incorporating such invention. Inventions developed solely by the Company's scientists as part of the collaboration generally are owned exclusively by the Company. Most of these collaborative agreements are non-exclusive and can be cancelled on relatively short notice.

GOVERNMENT GRANTS


    Through September 30, 1996, the Company had been awarded government grants, aggregating approximately $1,984,000 under the Small Business Innovation Research ("SBIR") program of the NIH for the Company's commercial development of PRO 542, PRO 367, ProVax and ProSys. Through September 30, 1996 the Company had recognized approximately $1,298,000 of such amount as revenue. In addition, the Company has been awarded a $812,000 multi-year grant under a contract with the Department of Defense for work related to ProVax. Through September 30, 1996 the Company had recognized approximately $437,000 of such amount as revenue.


    Under the terms of these grants, the Company has, subject to certain rights of the government described below, all right, title and interest to all patents, copyrights and data pertaining to any product developed. However, under existing regulations, the government receives a royalty-free license for federal government use with respect to patents developed by grant recipients. In addition, the government may, in certain circumstances, require the Company to license technology resulting from the funded projects to third parties and may require that the Company manufacture substantially all of the products resulting from a particular grant in the United States.

    The government's obligation to make payments under these grants is subject to appropriation by the United States Congress for funding in each such year. Moreover, it is possible that Congress or the government agencies that administer these government research programs will determine to scale back these programs or terminate them or that the government will award future grants to competitors of the Company instead of the Company. In addition, while Progenics intends to pursue additional government grants related to its areas of research and development, there can be no assurances that the Company will be awarded any such grants in the future or that any amounts derived therefrom will not be less than those received to date.

PATENTS AND PROPRIETARY TECHNOLOGY

    Progenics' policy is to protect its proprietary technology, and the Company considers the protection of such rights to be important to its business. In addition to seeking U.S. patent protection for many of its inventions, the Company generally files patent applications in Canada, Japan, Western European countries and additional foreign countries on a selective basis in order to protect the inventions deemed to be important to the development of its foreign business.


    Under a license agreement with Sloan-Kettering, Progenics obtained worldwide, exclusive rights to certain technology relating to ganglioside conjugate vaccines, including GMK and MGV, and their use to treat or prevent cancer. This technology is the subject of a patent application filed by Sloan-Kettering in the U.S. and 14 foreign countries claiming composition of matter and methods of production and use of certain ganglioside conjugate vaccines for the treatment or prevention of human cancer.



    Under a license agreement with Columbia University, Progenics obtained worldwide, exclusive rights to certain technology relating to CD4 and its use to treat or prevent HIV infection. This technology is the subject of issued U.S. and European patents and several related U.S. and foreign patent applications filed by Columbia University which name Dr. Maddon and certain members of the Company's Virology Scientific Advisory Board as inventors. The issued patents and the patent applications claim composition of matter and methods of production and use of certain CD4-based products for the treatment or prevention of HIV infection. Progenics has also filed a number of U.S. and foreign patent applications on its UnAB, ProSys and ProVax technologies and clinical uses of these technologies.


    There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent.

There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent patent infringement can be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    There may be patent applications and issued patents belonging to competitors that may require the Company to alter its products, pay licensing fees or cease certain activities. If the Company's products conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

    Progenics has also filed a number of U.S. and foreign patent applications (one of which is owned jointly with ADARC) relating to the discovery of a second HIV receptor, CKR-5. In addition to the risks described above, the Company is aware that other groups have claimed discoveries similar to that covered by the Company's patent applications. These groups may have made their discoveries prior to the discoveries covered by the Company's patent applications and may have filed their applications prior to the Company's patent applications. The Company does not expect to know for several years the relative strength of its patent position as compared to these other groups.

    The enactment of the legislation implementing the General Agreement on Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position.

    In addition to the patents, patent applications, licenses and intellectual property processes described above, the Company also relies on unpatented technology, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

    The Company and its products are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of the Company's products.

    FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. The process of obtaining approvals from the FDA can be costly, time consuming, and subject to unanticipated delays. There can be no assurance that approvals of the Company's proposed products, processes, or facilities will be granted on a timely basis, or at all. Any failure to obtain or delay in obtaining such approvals would adversely affect the ability of the Company to market its proposed products. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

    The process required by the FDA before the Company's products may be approved for marketing in the United States generally involves (i) preclinical laboratory and animal tests, (ii) submission to the FDA of an IND, which must become effective before clinical trials may begin, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for its intended indication, (iv) submission to the FDA of an NDA or PLA and (v) FDA review of the NDA or PLA in order to determine, among other things, whether the drug or product is safe and effective for its intended uses. There is no assurance that the FDA review process will result in product approval on a timely basis, or at all.

    Preclinical tests include laboratory evaluation of product chemistry and animal studies to gain preliminary information of a product's pharmacology and toxicology and to identify any safety problems that would preclude testing in humans. Products must generally be manufactured according to cGMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of the preclinical tests are submitted to the FDA as part of an IND application and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND, the IND will become effective 30 days following its receipt by the FDA and initial clinical studies may begin, although companies often obtain affirmative FDA approval before beginning such studies. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. See "Risk Factors-- Uncertainty Associated with Preclinical and Clinical Testing."

    Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with the FDA's Good Clinical Practice requirements under protocols that detail, among other things, the objectives of the study, the parameters to be used to monitor safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, the possible liability of the institution and the informed consent disclosure which must be made to participants in the clinical trial.

    Clinical trials are typically conducted in three sequential phases, although the phases may overlap. During Phase I, when the drug is initially administered to human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion. Phase II involves studies in a limited patient population to (i) evaluate preliminarily the efficacy of the product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage, and (iii) identify possible adverse effects and safety risks. When a new product is found to have an effect and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken in order to further evaluate clinical efficacy and to further test for safety within an expanded patient population. The FDA may suspend clinical trials at any point in this process if it concludes that clinical subjects are being exposed to an unacceptable health risk.

    The results of the preclinical studies and clinical studies, the chemistry and manufacturing data, and the proposed labelling, among other things, are submitted to the FDA in the form of an NDA or PLA, approval of which must be obtained prior to commencement of commercial sales. The FDA may refuse to accept the NDA or PLA for filing if certain administrative and content criteria are not satisfied, and even after accepting the NDA or PLA for review, the FDA may require additional testing or information before approval of the NDA or PLA. In any event, the FDA must deny an NDA or PLA if applicable regulatory requirements are not ultimately satisfied. Moreover, if regulatory approval of a product is granted, such approval may be made subject to various conditions, including post-marketing testing and surveillance to monitor the safety of the product, or may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

    Under current FDA regulations, in addition to the licensing of a vaccine product itself through the PLA process, any establishment used to manufacture a vaccine product must also be licensed. To obtain the necessary establishment license, an establishment license application ("ELA") describing the facilities, equipment, processes, and personnel used to manufacture the product in question must be filed with the FDA. The establishment license will be granted only after the FDA inspects the establishment and determines that the establishment complies with all applicable standards, including, but not limited to, compliance with cGMP and the ability to consistently manufacture the product at the establishment in accordance with the PLA. FDA approval of both the PLA and ELA must be received prior to marketing of a vaccine product. Therefore, any delay in FDA's approval of the ELA, or refusal to approve the ELA, would delay or prevent the marketing of the product in question.

    On May 14, 1996, the FDA adopted a new regulation, effective May 24, 1996, regarding the license application process for certain biological products. Those biological products that fall within the regulation will be reviewed on the basis of a single biologics license application ("BLA"), rather than a PLA/ELA. The BLA includes the same information as the current PLA, but certain of the data now required as part of the ELA do not have to be submitted or reviewed during the approval process. This new rule is intended, at least in part, to lessen the regulatory burden on manufacturers of certain biologics and accelerate the approval process. There can be no assurance, however, that the FDA will consider the new regulation applicable to any of the Company's products, or that the BLA process, if applicable to the Company's products, will have the intended effect of reducing review times.

    Both before and after approval is obtained, a product, its manufacturer, and the holder of the NDA or PLA for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process, or thereafter (including after approval) may result in various adverse consequences, including FDA delay in approving or refusal to approve a product, withdrawal of an approved product from the market and/or the imposition of criminal penalties against the manufacturer and/or NDA or PLA holder. In addition, later discovery of previously unknown problems may result in restrictions on such product, manufacturer, or NDA or PLA holder, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of the Company's products under development.

    The FDA has implemented accelerated approval procedures for certain pharmaceutical agents that treat serious or life-threatening diseases and conditions, and that provide meaningful therapeutic benefit over existing treatments. The Company believes that certain of its products in development may qualify for accelerated approval. The Company cannot predict the ultimate impact, however, of the FDA's accelerated approval procedures on the timing or likelihood of approval of any of its potential products or those of any competitor. In addition, the approval of a product under the accelerated approval procedures is subject to various conditions, including the requirement to verify clinical benefit in postmarketing studies, and the authority on the part of the FDA to withdraw approval under streamlined procedures if such studies do not verify clinical benefit or under various other circumstances.

    Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable government regulatory authorities in foreign countries must be obtained prior to marketing such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filing for certain European countries, in general, each country has its own procedures and requirements. The Company does not currently have any facilities or personnel outside of the United States.

    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for storing, handling, using and disposing of such materials comply with the standards prescribed by applicable regulations, the risk of accidental contaminations or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect of the Company. See "Risk Factors --Government Regulation; No Assurance of Regulatory Approval" and "--Hazardous Materials; Environmental Matters."

MANUFACTURING

    Progenics has considerable expertise in the manufacture of its proprietary ganglioside conjugate vaccines and recombinant proteins. The Company currently manufactures GMK, MGV, PRO 542 and PRO 367 in its pilot production facilities in Tarrytown, New York. The Company believes that its existing production facilities will be sufficient to meet the Company's initial needs for clinical trials. However, these facilities may be insufficient for all of the Company's late-stage clinical trials and for its commercial-scale requirements. Accordingly, the Company expects to be required in the future to expand its manufacturing staff and facilities and obtain new facilities or to contract with third parties to assist with production. In general, Progenics plans to retain manufacturing rights and control during clinical trials and commercialization. In the event the Company decides to establish a full-scale commercial manufacturing facility, the Company will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with the extensive cGMP regulations applicable to such a facility. In addition, if any of the Company's products produced at its facilities were regulated as biologics, the Company could be required to file an ELA and obtain an establishment license for its facilities.

SALES AND MARKETING

    Progenics plans to market products for which it obtains regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. The Company believes that this approach will both increase market penetration and commercial acceptance of its products and enable the Company to avoid expending significant funds to develop a large sales and marketing organization. The Company has entered into collaborative marketing arrangements with DuPont and Intracel with respect to the sCD4 and gp120 research reagents.

COMPETITION

    Competition in the biopharmaceutical industry is intense. The Company faces competition from many companies, major universities and research institutions in the United States and abroad. Many of the Company's competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities than those of the Company. The Company will face competition from companies marketing existing products or developing new products for diseases targeted by the Company's technologies. The development of new products for those diseases for which the Company is developing products could render the Company's product candidates noncompetitive and obsolete.

    A significant amount of research in this industry is also being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect the Company's business strategy.

    Competition with respect to the Company's technologies and product candidates is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of the Company's or competitive products. Accordingly, the speed with which Progenics can develop products, complete the clinical trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. The Company's competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

PRODUCT LIABILITY

    The testing, manufacturing and marketing of the Company's products involves an inherent risk of product liability attributable to unwanted and potentially serious health effects. To the extent the Company elects to test, manufacture or market products independently, it will bear the risk of product liability directly. If the Company enters into collaborative agreements with third parties regarding commercialization of any products based on the Company's technologies, the Company will seek to obtain indemnification agreements from such partners, however there can be no assurance that corporate sponsors, if any, would agree to fully indemnify the Company against losses resulting from such collaborative efforts. The Company has obtained insurance in the amount of $5,000,000 against the risk of product liability. This insurance is subject to certain deductibles and coverage limitations. There is no guarantee that insurance will continue to be available at a reasonable cost, or at all, or that the amount of such insurance will be adequate.

HUMAN RESOURCES

    At September 30, 1996, the Company had 27 full-time employees, four of whom hold Ph.D. degrees or foreign equivalents and two of whom hold M.D. degrees. Twenty-one employees are engaged in research and development, medical and regulatory affairs and manufacturing activities and six are engaged in finance, administration and business development. The Company considers its relations with its employees to be good. None of its employees is covered by a collective bargaining agreement.


FACILITIES

    Progenics leases approximately 23,000 square feet of laboratory, manufacturing and office space in Westchester County, New York, approximately twenty-five miles north of New York City. The Company leases this space under an operating lease which terminates in April 1998. Progenics has two pilot production facilities within its leased facilities for the manufacture of products for clinical trials.

LEGAL PROCEEDINGS

    The Company is not party to any material legal proceedings.

SCIENTIFIC ADVISORY BOARDS

    An important component of Progenics' scientific strategy is its collaborative relationship with leading researchers in cancer and virology. Certain of these researchers are members of the Company's two Scientific Advisory Boards (each an "SAB"), one in cancer and one in virology. The members of each SAB attend periodic meetings and provide Progenics with specific expertise in both research and clinical development. In addition, Progenics has collaborative research relationships with certain individual SAB members. All members of the SABs are employed by employers other than the Company and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These companies may also be competitors of Progenics. Several members of the SABs have, from time to time, devoted significant time and energy to the affairs of the Company. However, no member is regularly expected to devote more than a small portion of his time to Progenics. In general, Progenics' scientific advisors are granted stock options in the Company and receive financial remuneration for their services.

    CANCER SCIENTIFIC ADVISORY BOARD

NAME                                                       POSITION/AFFILIATION
---------------------------------------------  ---------------------------------------------
Alan N. Houghton, M.D. (Chairman)............  Chairman, Immunology Program, Sloan-Kettering
                                               and Professor, Cornell University Medical
                                               College ("CUMC")
Angus G. Dalgleish, M.D., Ph.D...............  Chairman and Professor of Medical Oncology,
                                               St. George's Hospital, London
David W. Golde, M.D..........................  Physician-in-Chief, Sloan-Kettering and
                                               Professor, CUMC
David R. Klatzmann, M.D., Ph.D...............  Professor of Immunology, Pitie-Salpetriere
                                               Hospital, Paris
Philip O. Livingston, M.D....................  Associate Member, Sloan-Kettering and
                                               Associate Professor, CUMC
John Mendelsohn, M.D.........................  President, The University of Texas M.D.
                                               Anderson Cancer Center
David A. Scheinberg, M.D., Ph.D..............  Chief, Leukemia Service, Sloan-Kettering and
                                               Associate Professor, CUMC

    VIROLOGY SCIENTIFIC ADVISORY BOARD

NAME                                                       POSITION/AFFILIATION
---------------------------------------------  ---------------------------------------------
Stephen P. Goff, Ph.D. (Chairman)............  Professor of Biochemistry, Columbia
                                               University
Mark Alizon, M.D., Ph.D......................  Director of Research, Institut Cochin, Paris
Lawrence A. Chasin, Ph.D.....................  Professor of Biological Sciences, Columbia
                                               University
Leonard Chess, M.D...........................  Professor of Medicine, Columbia University
Wayne A. Hendrickson, Ph.D...................  Professor of Biochemistry, Columbia
                                               University
Israel Lowy, M.D., Ph.D......................  Assistant Professor of Medicine, Mount Sinai
                                               Medical Center
J. Steven McDougal, M.D......................  Chief, Immunology Branch, CDC, Atlanta
Luc Montagnier, M.D..........................  Professor and Chairman of Virology, Pasteur
                                               Institute, Paris
Sherie L. Morrison, Ph.D.....................  Professor of Microbiology, UCLA
Robin A. Weiss, Ph.D.........................  Professor and Director of Research, ICR,
                                               Royal Cancer Hospital, London

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY MANAGEMENT

    The directors, executive officers and key management of the Company are as follows:


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Paul J. Maddon, M.D., Ph.D...........................          37   Chairman of the Board, Chief Executive Officer,
                                                                    President and Chief Science Officer

Robert J. Israel, M.D................................          39   Vice President, Medical Affairs

Robert A. McKinney...................................          40   Vice President, Finance and Operations and Treasurer

Joel D. Sendek.......................................          29   Senior Director, Corporate Development and Investor
                                                                    Relations

Graham P. Allaway, Ph.D..............................          41   Associate Scientific Director and Head, Therapeutic
                                                                    Development Group

Patricia C. Fazio....................................          37   Director, Health & Safety and Project Management

Charles A. Baker (1).................................          64   Director

Mark F. Dalton (1)...................................          46   Director

Stephen P. Goff, Ph.D. (2)...........................          45   Director

Elizabeth M. Greetham (2)............................          47   Director

Paul F. Jacobson (1).................................          42   Director

David A. Scheinberg, M.D., Ph.D. (2).................          40   Director


------------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    PAUL J. MADDON, M.D., PH.D. is the founder of the Company and has served in various capacities since its inception, including Chairman of the Board of Directors, Chief Executive Officer, President and Chief Science Officer. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. He received a B.A. in biochemistry and mathematics and an M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University. Dr. Maddon has been an Adjunct Assistant Professor of Medicine at Columbia University since 1989.

    ROBERT J. ISRAEL, M.D. joined the Company in October 1994 and has been Vice President, Medical Affairs since that time. From 1991 to 1994, Dr. Israel was Director, Clinical Research-Oncology and Immunohematology at Sandoz Pharmaceuticals Corporation, a pharmaceutical company. From 1988 to 1991, he was Associate Director, Oncology Clinical Research at Schering-Plough Corporation, a pharmaceutical company. Dr. Israel is a licensed physician and is board certified in both internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania and completed an oncology fellowship at Sloan-Kettering. Dr. Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering since 1987.

    ROBERT A. MCKINNEY joined the Company in September 1992. Mr. McKinney served as Director, Finance and Operations and Treasurer from 1992 to January 1993, when he was appointed Vice President, Finance and Operations and Treasurer of Progenics. From 1991 to 1992, he was Corporate Controller at VIMRx Pharmaceuticals, Inc., a biotechnology research company. From 1990 to 1991, Mr. McKinney was Manager, General Accounting at Micrognosis, Inc., a software integration company. From 1985 to 1990, he was an audit supervisor at Coopers & Lybrand L.L.P., an international accounting firm. Mr. McKinney studied finance at the University of Michigan, received a B.B.A. in accounting from Western Connecticut State University, and is a Certified Public Accountant.

    JOEL D. SENDEK joined the Company in July 1992. Mr. Sendek has served in various management positions at Progenics, most recently as Senior Director, Corporate Development and Investor Relations. From 1989 to 1992, he was an investment banker in the health care group of the Corporate Finance Department at Goldman, Sachs & Co., an international investment bank. Mr. Sendek received a B.A. in biochemistry from Rice University.

    GRAHAM P. ALLAWAY, PH.D. joined the Company in July 1990. Dr. Allaway has served in various management positions at Progenics, most recently as Associate Scientific Director and Head, Therapeutic Development Group. From 1984 to 1990, he was a Visiting Fellow and Visiting Associate at the NIH in the laboratory of Dr. Abner Notkins. From 1982 to 1984, Dr. Allaway performed post-doctoral research at Memorial University of Newfoundland, Canada. He received an M.A. in zoology from Oxford University and a Ph.D. in virology from the University of London. Dr. Allaway has been an Adjunct Associate Professor of Microbiology and Immunology at New York Medical College since 1996.

    PATRICIA C. FAZIO joined the Company in August 1992. Ms. Fazio has served in various management positions at Progenics, most recently as Director, Health & Safety and Project Management. From 1987 to 1992, she was Senior Research Technician and Laboratory Manager at the Howard Hughes Medical Institute at Columbia University. From 1982 to 1987, Ms. Fazio was Chief Laboratory Technologist in the Department of Pathology at Columbia Presbyterian Medical Center. She received a B.A. in biology and chemistry at the College of New Rochelle.

    CHARLES A. BAKER has been a Director of the Company since January 1994. Mr. Baker has been the Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a biotechnology company located in Princeton, NJ, since 1989. Mr. Baker is currently a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. He serves on the Scientific Advisory Council of Rutgers University and is a member of the Council of Visitors of the Marine Biological Laboratory at Woods Hole, MA. Mr. Baker has more than 30 years of pharmaceutical industry experience, and has held senior management positions at Pfizer, Abbott Laboratories, Squibb Corporation, and A.L. Laboratories. Mr. Baker received a B.A. from Swarthmore College and a J.D. from Columbia University.


    MARK F. DALTON has been a Director of the Company since July 1990. Mr. Dalton has been the President, Chief Operating Officer and a director of Tudor Investment Corporation, an investment advisory company, and its affiliates since 1988. From 1979 to 1988, he served in various senior management positions at Kidder, Peabody & Co. Incorporated, including Chief Financial Officer. Mr. Dalton is currently a director of several private companies in the U.S., Europe and Asia. Mr. Dalton received a B.A. from Denison University and a J.D. from Vanderbilt University.


    STEPHEN P. GOFF, PH.D. has been a Director of the Company since February 1993. Dr. Goff has been a member of the Virology Scientific Advisory Board since 1988 and has been its Chairman since April 1991. Dr. Goff has been the Higgins Professor in the Departments of Biochemistry and Microbiology at Columbia University since June 1990. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

    ELIZABETH M. GREETHAM has been a Director of the Company since January 1994. Ms. Greetham has been the Portfolio Manager for Weiss, Peck & Greer ("WPG") Life Sciences Fund, L.P. and WPG Institutional Life Sciences Fund, L.P. since 1992 and was a Health Care Analyst at WPG, L.L.C. from 1990 to 1992. Ms. Greetham is also a director of Repligen Corporation and Guilford Pharmaceuticals, both of which are biopharmaceutical companies, and ChiRex Inc. and Access Pharmaceuticals, Inc., both of which are pharmaceutical companies. She received an M.A. in Economics from Edinburgh University.

    PAUL F. JACOBSON has been a Director of the Company since July 1990. Mr. Jacobson has been a Managing Director of fixed income securities at Deutsche Bank since January 1996. He was President of Jacobson Capital Partners from 1993 to 1996. From 1986 to 1993, Mr. Jacobson was a partner at Goldman, Sachs, where he was responsible for government securities trading activities. Mr. Jacobson received a B.A. from Vanderbilt University and an M.B.A. from Washington University.

    DAVID A. SCHEINBERG, M.D., PH.D. has been a Director of the Company since May 1996 and a member of the Cancer Scientific Advisory Board since January 1994. Dr. Scheinberg has been associated with Sloan-Kettering since 1986, where he has held the positions of Associate Professor (since 1994) and Chief (since
1992), Leukemia Service, Member of the Clinical Immunology Service (since 1987) and Head, Laboratory of Hematopoietic Cancer Immunochemistry, Sloan-Kettering Institute (since 1989). He also has held the position of Associate Professor of Medicine and Molecular Pharmacology, Cornell University Medical College (since
1994). He received a B.A. from Cornell University, and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University.

    All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee, which reviews the annual financial statements of the Company prior to their submission to the Board of Directors, consults with the Company's independent auditors, and examines and considers such other matters in relation to the internal and external audit of the Company's account and in relation to the financial affairs of the Company and its accounts, including the selection and retention of independent auditors.

COMPENSATION OF DIRECTORS

    Directors do not receive compensation in their capacities as directors. All of the directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings. In addition, Dr. Goff and Dr. Scheinberg receive annual compensation in the amounts of $30,000 and $18,000, respectively, for their services as members of the Company's Virology Scientific Advisory Board and Cancer Scientific Advisory Board, respectively. See "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The members of the Compensation Committee are Charles A. Baker, Mark F. Dalton and Paul F. Jacobson.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table sets forth certain information regarding compensation paid and accrued during fiscal 1995 to the Company's Chief Executive Officer and the other Executive Officers of the Company whose base compensation for fiscal 1996 equals or exceeds $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                            --------------------------------------------------
                                                                                                     OTHER
                                                                                                    ANNUAL
NAME AND PRINCIPAL POSITION                                   YEAR       SALARY       BONUS      COMPENSATION
----------------------------------------------------------  ---------  ----------  ------------  -------------
Paul J. Maddon, M.D., Ph.D................................       1996  $  165,000           (1)             (1)
  Chairman of the Board, Chief Executive Officer,                1995     150,000  $  20,000(2)    $   1,662(3)
  President and Chief Science Officer
Robert J. Israel, M.D.....................................       1996     175,000           (1)             (1)
  Vice President, Medical Affairs                                1995     165,000     17,500              --
Robert A. McKinney........................................  1996 1995     100,000           (1)             (1)
  Vice President, Finance and Operations and Treasurer                     80,641      7,000              --

------------------------

(1) Bonuses and other annual compensation for fiscal 1996 have not yet been determined.

(2) In addition, Dr. Maddon was awarded a bonus of $35,000, the payment of which is contingent upon the Company's achievement of certain milestones.

(3) Represents the premium paid by the Company on a long-term disability policy.

    OPTION GRANTS

    The Company did not grant any options during fiscal 1995 to any of the Named Executive Officers.

    OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1995. No options were exercised by these individuals in fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                              UNDERLYING OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                                 FISCAL YEAR-END            FISCAL YEAR-END(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Paul J. Maddon, M.D., Ph.D.(2)............................     225,000        525,000    $ 274,398    $   685,432
Robert J. Israel, M.D.(3).................................      11,250         45,000       15,075         60,300
Robert A. McKinney(3).....................................      28,500         24,000       75,540         57,060

------------------------------

(1) The value of the unexercised, in-the-money options on December 31, 1995 is based on the difference between the fair market value per share of the Common Stock at such date as determined by the Board of Directors ($6.67), and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.

(2) The exercisability of 150,000 of these options will be accelerated upon the effectiveness of this offering (assuming an initial public offering price of $12.00 per share) and the exercisibility of all of these options shall be accelerated in the event of a change in control of the Company.

(3) On May 15, 1996, additional options to purchase 18,750 shares of Common Stock were granted to Dr. Israel and additional options to purchase 15,000 shares of Common Stock were granted to Mr. McKinney. These options have an exercise price of $6.67 per share and are not reflected in the above table.

    EMPLOYMENT AGREEMENTS

    Pursuant to the terms of the Employment Agreement (the "Employment Agreement") dated December 15, 1993 between the Company and Dr. Maddon, the Company has retained Dr. Maddon as Chairman of the Board, President, Chief Executive Officer and Chief Science Officer of the Company at an annual salary of $150,000. The Employment Agreement expires on December 15, 1998 but is automatically renewed annually thereafter for up to five successive one-year periods, unless either the Company or Dr. Maddon gives notice to the other party of its or his intention not to renew at least 90 days before the end of the initial term or any renewal term. Under the Employment Agreement, each year following the closing of this offering, Dr. Maddon's salary then in effect shall be increased at the rate of 10% per year, although the Board of Directors has authority to grant additional compensation increases. In addition, Dr. Maddon will be paid a bonus of not less than $15,000 per year. If Dr. Maddon's employment is terminated without "cause" (as defined in the Employment Agreement), he will be entitled to receive his annual salary for a period of two years (but in no event after December 14, 1998) and any of the 750,000 options granted to him under the 1993 Executive Stock Option Plan that have not previously vested will vest. Dr. Maddon is also bound by certain non-competition obligations.

    Pursuant to the terms of a letter dated August 25, 1994 between the Company and Robert J. Israel, M.D., the Company has retained Dr. Israel as Vice President of Medical Affairs of the Company at an annual salary of $165,000 per year. In addition, the Company paid Dr. Israel a $10,000 bonus upon his hire. Under the Letter Agreement, Dr. Israel is entitled to nine months salary if his employment is terminated without cause.

STOCK OPTION PLANS

    The Company has historically maintained stock option plans as an integral component of its compensation program for key employees, directors and consultants. The Company believes that such plans provide long-term incentives to such persons and encourage the ownership of the Company's Common Stock. In May 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan"), which provides for the grant of stock options as well as other types of stock and incentive awards. Outstanding stock options that were granted under the Company's previous stock incentive plans will remain subject to the terms and conditions of the plan pursuant to which they were originally granted. Stock options and other awards granted following the offering will be pursuant to the 1996 Plan.

    1989 NON-QUALIFIED STOCK OPTION PLAN


    The Company's 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") was adopted by the Company in April 1989. The 1989 Option Plan provided for the grant of stock options to employees, consultants, directors of the Company and other individuals who render services to the Company. Under the 1989 Option Plan, the Company could grant options not intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). A total of 375,000 shares of Common Stock were originally authorized for issuance under the 1989 Option Plan. As of September 30, 1996 options to purchase 354,011 shares of Common Stock were outstanding under the 1989 Option Plan and none of these options had been exercised.


    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method. Options are not assignable or transferable except by will or under the laws of descent and distribution. For a period of ten years following the termination for any reason of an optionee's employment or active involvement with the Company, as determined by the Board of Directors, the Company has the right to repurchase from the optionee any or all shares of Common Stock held by the optionee and/or any or all of the vested but unexercised portion of any option granted under the 1989 Option Plan at a purchase price defined therein.

    The 1989 Option Plan terminated on April 1, 1994. However any options granted prior to such termination shall continue in effect until such option is exercised or expires in accordance with its terms and the terms of the 1989 Option Plan.

    1993 STOCK OPTION PLAN


    The Company's 1993 Stock Option Plan (the "1993 Option Plan") was adopted by the Company in December 1993. The 1993 Option Plan provided for the grant of stock options to key employees (including officers who may be members of the Company's Board of Directors), directors who are not employees and other individuals who render services of a special importance to the management, operation or development of the Company. Under the 1993 Option Plan, the Company could grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code and options not intended to qualify as incentive stock options. A total of 750,000 shares of Common Stock were originally authorized for issuance under the 1993 Option Plan. As of September 30, 1996, options to purchase a total of 687,225 shares of Common Stock were outstanding under the 1993 Option Plan and none of these options had been exercised. The remaining 62,775 shares of Common Stock available for grant under the 1993 Stock Option Plan (which includes certain options that expired prior to September 30, 1996 and which became available for regrant under the 1993 Stock Option Plan) will be granted to employees of the Company, prior to the completion of this offering, at an option price equal to the initial public offering price in this offering.


    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method. Options are not assignable or transferable except by will or under the laws of descent and distribution and, in the case of nonqualified options, to a designated transferee, subject to approval by the Compensation Committee. For a period of ten years following the termination for any reason of an optionee's employment or active involvement with the Company, as determined by the Board of Directors, the Company shall have the right to repurchase from the optionee any or all shares of Common Stock acquired under the 1993 Option Plan and held by the optionee and/or any or all of the vested but unexercised portion of any option granted under the 1993 Option Plan at a purchase price defined therein. In addition, the Company has certain rights of first refusal with respect to transfers of optionees' vested and unvested stock except in the case of a registered public offering.

    Following this offering, no further shares will be available for grant under the 1993 Option Plan and the Company does not anticipate that there will be any further grants of options under the 1993 Option Plan. However, any option outstanding under the 1993 Option Plan shall remain outstanding until such option is exercised or expires in accordance with its terms and the terms of the 1993 Option Plan.

    1993 EXECUTIVE STOCK OPTION PLAN


    The Company's 1993 Executive Stock Option Plan (the "1993 Executive Option Plan") was adopted by the Company in December 1993. The 1993 Executive Option Plan provided for the grant of stock options to senior executive employees (including officers who may be members of the Company's Board of Directors). Under the 1993 Executive Option Plan, the Company may grant incentive stock options or nonqualified options. A total of 750,000 shares of Common Stock were originally authorized for issuance upon the exercise of options granted under the 1993 Executive Option Plan. As of September 30, 1996, options to purchase a total of 750,000 shares of Common Stock were outstanding under the 1993 Executive Option Plan and none of these options had been exercised.


    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method. Options are not assignable or transferable except by will or under the laws of descent and distribution.

    No further shares are available for grant under the 1993 Executive Option Plan and the Company does not anticipate that there will be any further grants of options under the 1993 Executive Option Plan. However, any option outstanding under the 1993 Executive Option Plan shall remain outstanding until such option is exercised or expires in accordance with its terms and the terms of the 1993 Executive Option Plan.

    1996 STOCK INCENTIVE PLAN

    The 1996 Plan was adopted by the Company in May 1996. The 1996 Plan permits the Compensation Committee of the Board of Directors to make awards to employees, advisors and consultants of the Company and its subsidiaries. The 1996 Plan provides for grant of stock options, including both incentive stock options and nonqualified options, as well as stock appreciation rights, restricted stock, performance shares and phantom stock, as described below. All awards under the 1996 Plan are nontransferable by the participant, except upon the participant's death in accordance with his will or applicable law. To date no awards of options have been made under the 1996 Plan.

    STOCK OPTIONS. The 1996 Plan authorizes the grant of nonqualified stock options to employees, consultants and advisors of the Company and its subsidiaries. Incentive stock options may only be granted to employees of the Company and its subsidiaries. The exercise price of a nonqualified stock option may be determined by the Compensation Committee in its discretion. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of an incentive stock option granted to a stockholder owning in excess of 10% of the Common Stock). The value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited by the Code to $100,000. The maximum term of stock options granted under the 1996 Plan is 10 years from the date of grant. The Compensation Committee shall determine the extent to which an option shall become and/or remain exercisable in the event of the termination of employment or service of a participant under certain circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. Under the 1996 Plan, the exercise price of an option is payable by the participant in cash or, in the discretion of the Compensation Committee, in Common Stock or a combination of cash and Common Stock.

    STOCK APPRECIATION RIGHTS. A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option. A stock appreciation right granted in connection with an option entitles the holder, upon exercise, to surrender the related option and receive a payment based on the difference between the exercise price of the related option and the fair market value of the Company's Common Stock on the date of exercise. A stock appreciation right granted in connection with an option is exercisable only at such time or times as the related option is exercisable and expires no later than the time when the related option expires. A stock appreciation right also may be granted without relationship to an option and will be exercisable as determined by the Compensation Committee, but in no event after ten years from the date of grant. A stock appreciation right granted without relationship to an option entitles the holder, upon exercise, to a payment based on the difference between the base price assigned to the stock appreciation right by the Compensation Committee on the date of grant and the fair market value of the Company's Common Stock on the date of exercise. Payment to the holder in connection with the exercise of a stock appreciation right may be in cash or shares of Common Stock or in a combination of cash and shares.

    RESTRICTED STOCK AWARDS. The Committee may award shares of Common Stock to participants under the 1996 Plan, subject to such restrictions on transfer and conditions of forfeiture as it deems appropriate. Such conditions may include requirements as to the continued service of the participant with the Company, the attainment of specified performance goals or any other conditions determined by the Compensation Committee. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will otherwise have the rights of a stockholder of the Company, including all voting and dividend rights, during the period of restriction.

    PERFORMANCE AWARDS. The Compensation Committee may grant performance awards denominated in specified dollar units ("Performance Units") or in shares of Common Stock ("Performance Shares"). Performance awards are payable upon the achievement of performance goals established by the Compensation Committee at the beginning of the performance period, which may not exceed ten years from the date of grant. At the time of grant, the Compensation Committee establishes the number of units or shares, the duration of the performance period, the applicable performance goals and, in the case of performance units, the potential payment or range of payments for the performance awards. At the end of the performance period, the Compensation Committee determines the payment to be made based on the extent to which the performance goals have been achieved. The Compensation Committee may consider significant unforeseen events during the performance period when making the final award. Payments may be made in cash or shares of Common Stock or in a combination of cash and shares.

    PHANTOM STOCK. An award of phantom stock gives the participant the right to receive cash at the end of a fixed vesting period based on the value of a share of Common Stock at that time. Phantom stock units are subject to such restrictions and conditions to payment as the Compensation Committee determines are appropriate. At the time of grant, the Compensation Committee determines, in its sole discretion, the number of units and the vesting period of the units, and it may also set a maximum value of a unit. If the participant remains employed by the Company throughout the applicable vesting period, he is entitled to receive payment of a cash amount for each phantom stock unit equal in value to the fair market value of one share of Common Stock on the last day of the vesting period, subject to any maximum value limitation.

    ADMINISTRATION. The 1996 Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee as may be appointed by the Board. Subject to the limitations set forth in the 1996 Plan, the Compensation Committee has the authority to determine the persons to whom awards will be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable and the duration of the award. The Compensation Committee may provide for the acceleration of the vesting or exercise period of an award at any time prior to its termination or upon the occurrence of specified events. With the consent of the affected participant, the Compensation Committee has the authority to cancel and replace awards previously granted with new options for the same or a different number of shares and having a higher or lower exercise or base price, and may amend the terms of any outstanding awards to provide for an exercise or base price that is higher or lower than the current exercise or base price.

    RESERVATION OF SHARES. The Company has authorized and reserved 750,000 shares of Common Stock for issuance under the 1996 Plan. The shares may be unissued shares or treasury shares. If any shares of Common Stock that are the subject of an award are not issued or transferred and cease to be issuable or transferable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards under the 1996 Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting the Company or the Common Stock, proportionate adjustments may be made to the number of shares available for grant and to the number of shares and prices under outstanding awards made before the event.

    TERM AND AMENDMENT. The 1996 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors. All awards granted under the 1996 Plan prior to its termination remain outstanding until exercised, paid or terminated in accordance with their terms. The Board of Directors may amend the 1996 Plan at any time, except that shareholder approval is required for certain amendments to the extent necessary for purposes of Rule 16b-3 under the Exchange Act.

    401(K) SAVINGS AND RETIREMENT PLAN

    In 1993 the Company adopted the provisions of the amended and restated Progenics 401(k) Plan (the "401(k) Plan"), a tax-qualified plan covering all eligible employees, as defined therein. Each eligible employee may elect to reduce his or her current compensation by 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The Company has agreed to match 25% of up to the first 8% of compensation that eligible employees contribute to the 401(k) Plan. In addition, the Company may also make a discretionary contribution, as defined in the 401(k) Plan, each year on behalf of all participants who are non-highly compensated employees, as defined therein. The Company made matching contributions in an aggregate amount of approximately $12,000 to eligible employees under the 401(k) Plan in 1995. No matching contributions were made in 1995 to any of the Named Executive Officers.

                              CERTAIN TRANSACTIONS

    During 1995, the Company borrowed an aggregate of $1,200,000 from certain affiliates of Tudor Investment Corporation, a shareholder of the Company. The loans provided for the accrual of interest at the rate of 10% per annum, with interest and principal payable on demand. In December 1995, the principal amount of the Note plus accrued interest of approximately $24,000 were exchanged for approximately 61,000 Series C Units. See "Principal Stockholders" and "Description of Capital Stock."

    Since January 1, 1993, the Company has sold securities in the following transactions with the following directors, officers, and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders.


                                                                         SERIES B
                                                                      PREFERRED STOCK
                                                                        ISSUED UPON
                                                          SERIES B      EXERCISE OF      SERIES C       TOTAL
NAME                                                      UNITS(1)      WARRANTS(2)      UNITS(3)   CONSIDERATION
-------------------------------------------------------  ----------  -----------------  ----------  -------------
Entities affiliated with Tudor Investment
 Corporation(4)........................................     758,750         375,000        180,000  $   8,510,000
Entities affiliated with Weiss, Peck & Greer
 L.L.C.(4).............................................     125,000         125,000         20,000      1,525,000
Paul F. Jacobson.......................................      12,500          12,500          5,000        212,500
David A. Scheinberg, M.D., Ph.D........................          --              --          1,250         25,000
                                                                                                    -------------
Total..................................................                                             $  10,272,500
                                                                                                    -------------
                                                                                                    -------------


------------------------------

(1) Each Series B Unit consisted of one share of Series B Preferred Stock and one warrant to purchase one share of Series B Preferred Stock ("Series B Warrant"). The purchase price per unit was $4.00.

(2) Shares issued upon exercise of Series B Warrants for an exercise price of $5.00 per share.

(3) Each Series C Unit consists of four shares of Series C Preferred Stock and one warrant to purchase one share of Series C Preferred Stock ("Series C Warrant"). The purchase price per unit was $20.00. The Series C Warrants remain outstanding.

(4) See "Principal Stockholders."

    Various directors, officers, 5% Stockholders of the Company and affiliates of such persons are entitled to certain registration rights with respect to their securities of the Company. See "Shares Eligible for Future Sale."

    The Company believes that the transactions described above were entered into on terms no less favorable to the Company than could be obtained from third parties on an arm's length basis.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth the aggregate number of shares of Common Stock beneficially owned as of September 30, 1996, assuming conversion of all shares of the Company's Preferred Stock into an aggregate of 4,259,878 shares of Common Stock upon the closing of this offering, by: (i) each person (or group of affiliated persons) known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.



                                                                                                    PERCENTAGE OF
                                                                                                 SHARES BENEFICIALLY
                                                                            NUMBER OF SHARES        OWNED(1)(2)(3)
                                                                              BENEFICIALLY     ------------------------
                                                                                  OWNED          BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                            (1)(2)(3)       OFFERING     OFFERING
--------------------------------------------------------------------------  -----------------  -----------  -----------
Entities affiliated with Tudor Investment Corporation(4)(5)
  600 Steamboat Road
  Greenwich, CT 06830.....................................................       2,314,314           34.6%        26.6%
Paul J. Maddon, M.D., Ph.D.(6)
  777 Old Saw Mill River Road
  Tarrytown, NY 10591.....................................................       1,125,000           16.2%        12.6%
Paul Tudor Jones, II(4)(5)
  600 Steamboat Road
  Greenwich, CT 06830.....................................................         488,625            7.4%         5.7%
Charles A. Baker(7).......................................................          33,750              *            *
Mark F. Dalton(8).........................................................          51,000              *            *
Stephen P. Goff, Ph.D.(9).................................................          56,250              *            *
Elizabeth M. Greetham(10).................................................         262,500            4.0%         3.1%
Paul F. Jacobson(11)......................................................         189,039            2.9%         2.2%
David A. Scheinberg, M.D., Ph.D.(12)......................................          47,545              *            *
Robert J. Israel, M.D.(13)................................................          22,500              *            *
Robert A. McKinney(14)....................................................          36,000              *            *
All directors and executive officers as a group (9 persons)(15)...........       1,823,584           25.6%        20.0%


------------------------

*   Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of Common Stock listed.


(2) The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that may be exercised within 60 days after September 30, 1996. Shares issuable pursuant to such options and warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options and warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. The number of shares of Common Stock outstanding after this offering includes the 2,000,000 shares of Common Stock being offered for sale by the Company in this offering. Share amounts of the Company's Preferred Stock convertible into Common Stock (all of which will be converted to Common Stock upon the closing of this offering) are stated on an as converted basis.


(3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

(4) The number of shares owned by entities affiliated with Tudor Investment Corporation ("TIC") consists of 1,704,501 shares held of record by Tudor BVI Futures, Ltd., an international business company organized under the law of the British Virgin Islands ("Tudor BVI"), 88,251 shares of Common Stock issuable to Tudor BVI upon the exercise of currently exercisable warrants, 287,813 shares held of record by TIC, 164,499 shares held of record by Tudor Arbitrage Partners L.P. ("TAP") and 41,125 shares of Common Stock issuable to TAP upon the exercise of currently exercisable warrants, 22,500 shares of record held by Tudor Proprietary Trading, L.L.C., a UK-based limited liability corporation ("TPT"), and 5,625 shares of Common Stock issuable to TPT upon the exercise of currently exercisable warrants. In addition, because TIC provides investment advisory services to Tudor BVI, it may be deemed to beneficially own the shares held by such entity. TIC disclaims beneficial ownership of such shares.

(5) The shares held by Mr. Jones consist of 461,625 shares held of record by Mr. Jones and 27,000 shares subject to stock options held by Mr. Jones exercisable within 60 days of the date of this table. In addition, Mr. Jones is the Chairman and principal stockholder of TIC, the Chairman and indirect principal equity owner of the general partner of TAP, and the Chairman and indirect principal equity owner of TPT. Mr. Jones may be deemed to beneficially own the shares beneficially owned, or deemed beneficially owned, by such entities. Mr. Jones disclaims beneficial ownership of such shares.

(6) Includes 225,000 shares subject to stock options held by Dr. Maddon exercisable within 60 days of the date of this table and an additional 150,000 shares subject to stock options which will accelerate upon the effectiveness of this offering (assuming an initial public offering price of $12.00 per share).

(7) Includes 3,750 shares of Common Stock issuable to the Baker Family Limited Partnership ("BFLP") upon the exercise of currently exercisable warrants, 15,000 shares owned by the BFLP, and 15,000 shares subject to stock options held by Mr. Baker exercisable within 60 days of the date of this table.

(8) Includes 34,500 shares held of record directly by Mr. Dalton and 16,500 shares of record held by DF Partners, a family partnership of which Mr. Dalton is the managing general partner with a 5% interest. The remaining 95% interest is held by trusts for the benefit of Mr. Dalton's children. As to such 95% interest, Mr. Dalton disclaims beneficial interest. See "Management -- Directors, Executive Officers and Key Management."

(9) Includes 18,750 shares subject to stock options held by Dr. Goff exercisable within 60 days of the date of this table.

(10) Consists of 131,250 shares held of record by Weiss, Peck & Greer ("WPG") Life Sciences Fund, L.P. ("WPGLSF") and 9,375 shares of Common Stock issuable to WPGLSF upon the exercise of currently exercisable warrants and 116,250 shares held of record by WPG Institutional Life Sciences Fund, L.P. ("WPGILSF") and 5,625 shares of Common Stock issuable to WPGILSF upon the exercise of currently exercisable warrants. Ms. Greetham, who is the Portfolio Manager for both WPGLSF and WPGILSF, disclaims beneficial ownership of all such shares except to the extent of her beneficial interest in WPGLSF.

(11) Includes 3,750 shares of Common Stock issuable to Mr. Jacobson upon the exercise of currently exercisable warrants and 27,000 shares subject to stock options held by Mr. Jacobson exercisable within 60 days of the date of this table.

(12) Includes 938 shares of Common Stock issuable to Dr. Scheinberg upon the exercise of currently exercisable warrants and 42,857 shares subject to stock options held by Dr. Scheinberg exercisable within 60 days of the date of this table.


(13) Consists of 22,500 shares subject to stock options held by Dr. Israel exercisable within 60 days of the date of this table.



(14) Consists of 36,000 shares subject to stock options held by Mr. McKinney exercisable within 60 days of the date of this table.



(15) Includes shares held by affiliated entities as set forth in the above table, 387,107 shares subject to stock options held by all officers and directors exercisable within 60 days of the date of this table, 150,000 shares subject to stock options held by an officer and director which will accelerate upon the effectiveness of this offering (assuming an initial public offering price of $12.00 per share) and 23,438 shares issuable upon the exercise of currently exercisable warrants beneficially owned by certain directors.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED STOCK; ISSUED AND OUTSTANDING SHARES

    Upon the completion of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, par value $.0013 per share, and 20,000,000 shares of Preferred Stock, par value $.001 per share.


    In October 1996 the Board of Directors and shareholders of the Company approved a three-for-four reverse stock split of the Company's Common Stock. All information in this Prospectus has been adjusted to reflect the reverse stock split.



    As of September 30, 1996, 2,294,675 shares of Common Stock and 5,679,826 shares of Preferred Stock were outstanding. Simultaneously with the closing of this offering, all of the outstanding shares of Preferred Stock will automatically be converted into an aggregate of 4,259,878 shares of Common Stock pursuant to their terms.


COMMON STOCK


    Assuming conversion of all outstanding Preferred Stock, at September 30, 1996 there were 6,554,553 shares of Common Stock outstanding held by approximately 130 stockholders of record. Holders of Common Stock are entitled to one vote for each share held of record on any matters voted upon by stockholders and do not have any cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable. All shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of warrants will be, upon such conversion or exercise, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


PREFERRED STOCK


    Upon the closing of this offering, the conversion of the outstanding Series A, Series B and Series C Preferred Stock and the filing of a Certificate of Amendment to Certificate of Incorporation removing the designation of those Series, the Company's Certificate of Incorporation will authorize the issuance of up to 20,000,000 shares of Preferred Stock, $.001 par value per share, and none of those shares will be outstanding or designated into any series. Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.


    The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    The Company has issued warrants (the "Warrants") to purchase 347,249 shares of Series C Preferred Stock. Each Warrant entitles the holder to purchase one share of Series C Preferred Stock at a purchase price of $5.00 per share (subject to adjustment in certain circumstances) during the five-year period commencing on the warrant issuance date (December 8, 1995 or February 23, 1996). Following the closing of this offering, the Warrants will become exercisable for 260,455 shares of Common Stock at a purchase price of $6.67 per share of Common Stock (subject to adjustment in certain circumstances). If at any time after the date of this offering but before December 31, 1996 the Company issues: (i) additional shares of Common Stock; (ii) securities that are convertible into or exchangeable for shares of Common Stock; or (iii) warrants or other rights to subscribe for shares of Common Stock (collectively, "Additional Shares"), at a price lower than the current exercise price of the Warrant, then the exercise price of the Warrant will be reduced to such lower price and the number of shares subject to the Warrant shall be proportionally increased. After December 31, 1996, if the Company issues Additional Shares at a price per share that is lower than the then current market price (as defined) per share of the Common Stock, then the exercise price of the Warrant will be reduced to a price equal to (a) the sum of (i) the total number of shares of the Company outstanding immediately prior to the issuance of the Additional Shares multiplied by the then current exercise price of the Warrant, plus (ii) the consideration received by the Company for the Additional Shares, divided by (b) the total number of shares of capital stock of the Company outstanding immediately after the issuance of the Additional Shares. In such case the number of shares subject to the Warrant shall be proportionally increased. In no event is any adjustment of the exercise price of the Warrant or the number of shares subject to the Warrant required upon the grant of stock options or other stock incentives to employees of the Company or upon the exercise of such options or incentives.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

    The Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, based upon the number of shares outstanding at September 30, 1996, there will be 8,554,553 shares of Common Stock of the Company outstanding (exclusive of 947,007 shares covered by vested options and warrants outstanding at September 30, 1996 and including 4,259,878 shares of Common Stock to be issued upon the automatic conversion of the outstanding shares of Preferred Stock upon consummation of this offering). Of these outstanding shares (and without taking into account the lock-up agreements described below), approximately 4,504,095 shares, including the 2,000,000 shares of Common Stock sold in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus (and without taking into account the lock-up agreements described below), approximately 2,963,711 additional shares of Common Stock and approximately 779,486 shares covered by options exercisable within the 90-day period following the date of this Prospectus will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.



    The Company, the executive officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold approximately 8,353,912 shares of Common Stock and shares issuable upon the exercise of outstanding options and warrants (including 946,098 shares of Common Stock that may be acquired pursuant to the exercise of vested options or warrants held by them) at September 30, 1996, have agreed pursuant to certain agreements that they will not, without the prior written consent of Oppenheimer & Co., Inc., offer, sell or otherwise dispose of the shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus (120 days with respect to 45,000 of such shares). The shares subject to the lock-up agreements include 2,189,897 of the shares of Common Stock that would otherwise have become immediately eligible for resale in the public market upon completion of this offering and approximately 2,963,711 of the shares of Common Stock and 778,577 of the shares covered by options exercisable within the 90-day period following the date of this Prospectus that would otherwise have become eligible for resale in the public market beginning approximately 90 days after the date of this Prospectus, subject to compliance as to certain of such shares with the applicable provisions of Rules 144 and 701.


    In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 85,546 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule
144. The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

    Rule 701 under the Securities Act provides an exemption from the registration requirements of the Securities Act for offers and sales of securities issued pursuant to certain compensatory benefit plans, such as the Company's stock option and stock incentive plans, of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirement, are inapplicable for non-affiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period. In addition, the Company plans to file a Form S-8 registration statement registering shares of stock issuable pursuant to the Company's stock option plans.


    Commencing on the first anniversary of the date of this Prospectus, all of the stockholders of the Company who purchased shares prior to this offering will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 6,815,000 shares of Common Stock (the "Registrable Shares"), including 260,455 shares of Common Stock that may be acquired pursuant to the exercise of outstanding warrants, under the terms of agreements with the Company (the "Registration Agreements"). The holders of 20% of the Registrable Shares (the "Minimum Number of Holders") may trigger the obligation of the Company to use its best efforts to effect no more than two public offerings on Forms S-1 or S-2, provided that the offering price per share is at least $6.67 and the aggregate offering price to the public is at least $5 million. In addition, the Minimum Number of Holders shall have the right to demand an unlimited number of registrations on Form S-3, provided that the aggregate proposed public offering price of the securities to be included in such registration shall be at least $1 million. In addition, if the Company files a registration statement with the Commission, stockholders may elect to include therein their respective Registrable Shares. There is no limit with respect to the number of times holders of Registrable Shares may exercise such "piggyback" registration rights. In addition, pursuant to the Employment Agreement between the Company and Dr. Maddon, the Company granted to Dr. Maddon separate "piggyback" registration rights which may be exercised at any time with respect to his shares of Common Stock or shares of Common Stock issuable upon exercise of any options (as of September 30, 1996, Dr. Maddon held options to purchase 750,000 shares of Common Stock, of which options to purchase 225,000 shares of Common Stock were exercisable on that date or within 60 days thereafter). Aquila also has been granted "piggyback" registration rights with respect to the registration of shares of the Company's securities held by it, which rights may be exercised at any time. The Company's obligation to register shares pursuant to exercise of any of the foregoing "demand" or "piggyback" registration rights is subject in any underwritten offering to the right of the underwriters to exclude shares necessary to avoid interfering with the successful marketing of the underwritten offering. The Company is generally obligated to bear the expenses, other than underwriting discounts and commissions, of all of these registrations.


    Prior to this offering, there has been no public market for the Common Stock. No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Oppenheimer & Co., Inc. and Vector Securities International, Inc. are acting as Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of each Underwriter below.

                                                                                     NUMBER
NAME                                                                               OF SHARES
---------------------------------------------------------------------------------  ----------
Oppenheimer & Co., Inc...........................................................
Vector Securities International, Inc.............................................

                                                                                   ----------

      Total......................................................................   2,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $       per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $       per share to certain other
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may, from time to time, be varied by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are taken.

    The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them bears to the 2,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

    The Company has agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act.


    The Company's officers and directors and certain stockholders who own an aggregate of 8,353,912 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) have agreed that they will not directly or indirectly, sell, offer, contract to sell, make a short sale, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire Common Stock other than shares of Common Stock issuable upon exercise of outstanding options) owned by them, for a period of 180 days after the date of this Prospectus (120 days with respect to one stockholder who owns 45,000 shares of Common Stock), without the prior written consent of Oppenheimer & Co., Inc., subject to certain limited exceptions. The Company has also agreed not to issue, sell or register with the Commission for its own account or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., subject to certain limited exceptions.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of companies in related businesses.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for the Company by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, and for the Underwriters by Hale and Dorr, 60 State Street, Boston, Massachusetts 02109.

                                    EXPERTS


    The balance sheets as of December 31, 1994, 1995 and September 30, 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, for the nine months ended September 30, 1996 and for the period from December 1, 1986 (inception) to September 30, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Avenue, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Upon completion of the offering, the Company will be subject to the reporting requirements of the Exchange Act and in accordance therewith will file annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section at the addresses set forth above.

                        PROGENICS PHARMACEUTICALS, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Financial Statements:

  Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996...................................         F-3

  Statements of Operations for the years ended December 31, 1993, 1994 and 1995, for the nine months ended
    September 30, 1995 (unaudited) and 1996 and for the period from December 1, 1986 (inception) to
    September 30, 1996.....................................................................................         F-4

  Statements of Stockholders' Equity (Deficit) for the period from December 1, 1986 (inception) to
    September 30, 1996, including the years ended December 31, 1993, 1994 and 1995 and the nine months
    ended September 30, 1996...............................................................................         F-5

  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995, for the nine months ended
    September 30, 1995 (unaudited) and 1996 and for the period from December 1, 1986 (inception) to
    September 30, 1996.....................................................................................         F-7

  Notes to Financial Statements............................................................................         F-8

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Progenics Pharmaceuticals, Inc.:


    We have audited the accompanying balance sheets of PROGENICS PHARMACEUTICALS, INC. (the "Company") (a development stage enterprise) as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, for the nine months ended September 30, 1996 and for the period from December 1, 1986 (inception) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, for the nine months ended September 30, 1996 and for the period from December 1, 1986 (inception) to September 30, 1996, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.


New York, New York
October 28, 1996.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS


                                                                            DECEMBER 31,
                                                                   ------------------------------  SEPTEMBER 30,
                                                                        1994            1995            1996
                                                                   --------------  --------------  --------------
ASSETS:
Current assets:
  Cash and cash equivalents......................................  $    2,275,236  $      559,294  $    1,745,776
  Certificates of deposit........................................         103,850              --              --
  Grant revenue receivable.......................................              --         112,749          79,638
  Other current assets...........................................          67,967          18,445          60,370
                                                                   --------------  --------------  --------------
      Total current assets.......................................       2,447,053         690,488       1,885,784
Fixed assets, at cost, net of accumulated depreciation and
  amortization...................................................         959,136         966,118         890,391
Security deposits and other assets...............................          83,284          79,118          64,636
                                                                   --------------  --------------  --------------
      Total assets...............................................  $    3,489,473  $    1,735,724  $    2,840,811
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued expenses..........................  $      209,341  $      487,089  $      874,628
  Capital lease obligations, current portion.....................         218,494         184,344         117,092
                                                                   --------------  --------------  --------------
      Total current liabilities..................................         427,835         671,433         991,720
Capital lease obligations........................................         204,916         162,824         154,687
Deferred lease liability.........................................          29,782          49,740          26,420
                                                                   --------------  --------------  --------------
      Total liabilities..........................................         662,533         883,997       1,172,827
                                                                   --------------  --------------  --------------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value; 20,000,000 shares authorized:
    Series A Preferred Stock, convertible; 4,000,000 shares
      designated; shares issued and outstanding--
      2,308,000 in 1994, 1995 and 1996 (liquidation value,
      $6,055,750)................................................           2,308           2,308           2,308
    Series B Preferred Stock, convertible; 2,500,000 shares
      designated; shares issued and outstanding-- 1,982,830 in
      1994, 1995 and 1996 (liquidation value, $8,650,630)........           1,983           1,983           1,983
    Series C Preferred Stock, convertible; 3,750,000 shares
      designated; shares issued and outstanding--424,184 in 1995 and 1,388,996 in 1996 (liquidation value, $2,120,920 in
      1995 and $6,944,980 in 1996)...............................              --             424           1,389
                                                                   --------------  --------------  --------------
      Total preferred stock......................................           4,291           4,715           5,680
  Common Stock, $.0013 par value; 40,000,000 shares authorized;
    shares issued and outstanding--2,249,675 in 1994 and
    2,294,675 in 1995 and 1996...................................           2,924           2,983           2,983
  Additional paid-in capital.....................................      15,974,008      18,501,808      22,798,674
  Deficit accumulated during the development stage...............     (13,154,283)    (17,657,779)    (21,139,353)
                                                                   --------------  --------------  --------------
      Total stockholders' equity.................................       2,826,940         851,727       1,667,984
                                                                   --------------  --------------  --------------
      Total liabilities and stockholders' equity.................  $    3,489,473  $    1,735,724  $    2,840,811
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------


    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                                                            NINE MONTHS ENDED      DECEMBER 1, 1986
                                           YEARS ENDED DECEMBER 31,           SEPTEMBER 30,          (INCEPTION)
                                      ----------------------------------  ----------------------       THROUGH
                                         1993        1994        1995        1995        1996     SEPTEMBER 30, 1996
                                      ----------  ----------  ----------  ----------  ----------  ------------------
                                                                          (UNAUDITED)

Revenues:
  Research grants...................  $   84,000  $  503,518  $  725,348  $  502,109  $  267,606     $  1,735,152
  Product sales.....................      49,715      51,971      49,752      40,252      67,422          358,335
  Interest income...................      53,500     108,036      46,378      43,663      91,300          632,719
                                      ----------  ----------  ----------  ----------  ----------  ------------------
      Total revenues................     187,215     663,525     821,478     586,024     426,328        2,726,206
                                      ----------  ----------  ----------  ----------  ----------  ------------------
Expenses:
  Research and development..........   1,546,965   2,858,547   3,853,001   2,584,997   2,654,460       15,504,947
  General and administrative........     747,425     877,906   1,093,821     790,185     984,191        6,257,002
  Interest expense..................      38,071      50,399      87,279      52,347      39,564          440,717
  Depreciation and amortization.....     249,371     288,407     290,873     229,135     229,687        1,662,893
                                      ----------  ----------  ----------  ----------  ----------  ------------------
      Total expenses................   2,581,832   4,075,259   5,324,974   3,656,664   3,907,902       23,865,559
                                      ----------  ----------  ----------  ----------  ----------  ------------------
      Net loss......................  $(2,394,617) $(3,411,734) $(4,503,496) $(3,070,640) $(3,481,574)    $(21,139,353)
                                      ----------  ----------  ----------  ----------  ----------  ------------------
                                      ----------  ----------  ----------  ----------  ----------  ------------------
Pro forma net loss per share data:
  Pro forma net loss per share
    (unaudited).....................                              $(0.73)                 $(0.57)
                                                              ----------              ----------
                                                              ----------              ----------
  Pro forma weighted average common
    shares outstanding
    (unaudited).....................                           6,134,721               6,134,721


    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


    FOR THE PERIOD FROM DECEMBER 1, 1986 (INCEPTION) TO SEPTEMBER 30, 1996,


           INCLUDING THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                           PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                                       ------------------------  ------------------------     PAID-IN
                                                         SHARES       AMOUNT       SHARES       AMOUNT        CAPITAL
                                                       -----------  -----------  -----------  -----------  -------------
Sale of Common Stock for cash ($.0013 per share).....                              4,875,000  $     6,338  $         162
Sale of Common Stock for cash ($.13 per share).......                                180,000          234         23,766
Net loss for the year ended November 30, 1987........
                                                                                 -----------  -----------  -------------
    Balance at November 30, 1987.....................                              5,055,000        6,572         23,928
Sale of Common Stock during May 1988 to an
  employee/stockholder for cash of $150 and services
  at estimated value ($1.07 per share)...............                                112,500          146        120,004
Sale of Common Stock for cash ($1.07 per share)......                              1,026,574        1,335      1,093,665
Conversion of note payable to stockholder............                                                             27,500
Purchase of treasury stock during June for cash of
  $20,000 and issuance of a note payable ($.53 per
  share).............................................                                (75,000)         (98)       (39,902)
Sale of Common Stock during November in consideration
  for services rendered at estimated value ($1.33 per
  share).............................................                                  2,476            3          3,297
Net loss for the year ended November 30, 1988........
                                                                                 -----------  -----------  -------------
    Balance at November 30, 1988.....................                              6,121,550        7,958      1,228,492
Sale of Series A Preferred Stock units for cash
  ($2.50 per unit)...................................    1,037,000  $     1,037                                2,591,463
Net loss for the year ended November 30, 1989........
                                                       -----------  -----------  -----------  -----------  -------------
    Balance at November 30, 1989.....................    1,037,000        1,037    6,121,550        7,958      3,819,955
Purchase of treasury stock during February for cash
  of $231,328 and issuance of a note payable (average
  $.08 per share)....................................                             (3,825,000)      (4,973)      (297,884)
Sale of Series A Preferred Stock units for cash
  ($2.50 per unit)...................................      128,000          128                                  319,872
Net loss for the year ended November 30, 1990........
                                                       -----------  -----------  -----------  -----------  -------------
    Balance at November 30, 1990.....................    1,165,000        1,165    2,296,550        2,985      3,841,943
Purchase of treasury stock for cash ($.0016 per
  share).............................................                                (46,875)         (61)           (14)
Exercise of Series A Preferred Stock warrants for
  cash ($2.75 per share).............................    1,143,000        1,143                                3,142,107
Net loss for the year ended November 30, 1991........
                                                       -----------  -----------  -----------  -----------  -------------
    Balance at November 30, 1991.....................    2,308,000        2,308    2,249,675        2,924      6,984,036
Net loss for the one-month period ended December 31,
  1991...............................................
                                                       -----------  -----------  -----------  -----------  -------------
    Balance at December 31, 1991.....................    2,308,000        2,308    2,249,675        2,924      6,984,036

                                                          DEFICIT
                                                        ACCUMULATED
                                                         DURING THE
                                                        DEVELOPMENT
                                                           STAGE          TOTAL
                                                       --------------  -----------
Sale of Common Stock for cash ($.0013 per share).....                  $     6,500
Sale of Common Stock for cash ($.13 per share).......                       24,000
Net loss for the year ended November 30, 1987........  $      (33,642)     (33,642)
                                                       --------------  -----------
    Balance at November 30, 1987.....................         (33,642)      (3,142)
Sale of Common Stock during May 1988 to an
  employee/stockholder for cash of $150 and services
  at estimated value ($1.07 per share)...............                      120,150
Sale of Common Stock for cash ($1.07 per share)......                    1,095,000
Conversion of note payable to stockholder............                       27,500
Purchase of treasury stock during June for cash of
  $20,000 and issuance of a note payable ($.53 per
  share).............................................                      (40,000)
Sale of Common Stock during November in consideration
  for services rendered at estimated value ($1.33 per
  share).............................................                        3,300
Net loss for the year ended November 30, 1988........        (461,879)    (461,879)
                                                       --------------  -----------
    Balance at November 30, 1988.....................        (495,521)     740,929
Sale of Series A Preferred Stock units for cash
  ($2.50 per unit)...................................                    2,592,500
Net loss for the year ended November 30, 1989........      (1,151,167)  (1,151,167)
                                                       --------------  -----------
    Balance at November 30, 1989.....................      (1,646,688)   2,182,262
Purchase of treasury stock during February for cash
  of $231,328 and issuance of a note payable (average
  $.08 per share)....................................                     (302,857)
Sale of Series A Preferred Stock units for cash
  ($2.50 per unit)...................................                      320,000
Net loss for the year ended November 30, 1990........      (1,709,728)  (1,709,728)
                                                       --------------  -----------
    Balance at November 30, 1990.....................      (3,356,416)     489,677
Purchase of treasury stock for cash ($.0016 per
  share).............................................                          (75)
Exercise of Series A Preferred Stock warrants for
  cash ($2.75 per share).............................                    3,143,250
Net loss for the year ended November 30, 1991........      (1,673,439)  (1,673,439)
                                                       --------------  -----------
    Balance at November 30, 1991.....................      (5,029,855)   1,959,413
Net loss for the one-month period ended December 31,
  1991...............................................         (95,675)     (95,675)
                                                       --------------  -----------
    Balance at December 31, 1991.....................      (5,125,530)   1,863,738

                        PROGENICS PHARMACEUTICALS, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

            STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                           PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                                       ------------------------  ------------------------     PAID-IN
                                                         SHARES       AMOUNT       SHARES       AMOUNT        CAPITAL
                                                       -----------  -----------  -----------  -----------  -------------

                                                          DEFICIT
                                                        ACCUMULATED
                                                         DURING THE
                                                        DEVELOPMENT
                                                           STAGE          TOTAL
                                                       --------------  -----------
Sale of Series B Preferred Stock units for
  cash, net of expenses ($4.00 per unit)......     428,750  $      429                          $ 1,714,271
Compensation expense in connection with the
  issuance of stock options...................                                                      190,926
Net loss for the year ended December 31,
  1992........................................                                                               $ (2,222,402)
                                                ----------  ----------  ----------  ----------  -----------  ------------
    Balance at December 31, 1992..............   2,736,750       2,737   2,249,675  $    2,924    8,889,233    (7,347,932)
Sale of Series B Preferred Stock units for
  cash, net of expenses ($4.00 per unit)......     834,770         835                            3,333,245
Compensation expense in connection with the
  issuance of stock options...................                                                       36,637
Net loss for the year ended December 31,
  1993........................................                                                                 (2,394,617)
                                                ----------  ----------  ----------  ----------  -----------  ------------
    Balance at December 31, 1993..............   3,571,520       3,572   2,249,675       2,924   12,259,115    (9,742,549)
Exercise of Series B Preferred Stock warrants
  for cash ($5.00 per share)..................     719,310         719                            3,595,831
Compensation expense in connection with the
  issuance of stock options...................                                                      119,062
Net loss for the year ended December 31,
  1994........................................                                                                 (3,411,734)
                                                ----------  ----------  ----------  ----------  -----------  ------------
    Balance at December 31, 1994..............   4,290,830       4,291   2,249,675       2,924   15,974,008   (13,154,283)
Sale of Series C Preferred Stock units for
  cash ($20.00 per unit)......................     179,450         179                              897,070
Compensation expense in connection with the
  issuance of stock options...................                                                      107,363
Conversion of note payable and accrued
  interest of $23,671 into Series C Preferred
  Stock units ($20.00 per unit)...............     244,734         245                            1,223,426
Issuance of Common Stock in consideration for
  obtaining a license and supply agreement at
  estimated value ($6.67 per share)...........                              45,000          59      299,941
Net loss for the year ended December 31,
  1995........................................                                                                 (4,503,496)
                                                ----------  ----------  ----------  ----------  -----------  ------------
    Balance at December 31, 1995..............   4,715,014       4,715   2,294,675       2,983   18,501,808   (17,657,779)
Sale of Series C Preferred Stock units for
  cash, net of expenses ($20.00 per unit).....     964,812         965                            4,776,359
Compensation expense in connection with the
  issuance of stock options...................                                                       98,523
Deferred equity issuance costs................                                                     (578,016)
Net loss for the nine months ended September
  30, 1996....................................                                                                 (3,481,574)
                                                ----------  ----------  ----------  ----------  -----------  ------------
    Balance at September 30, 1996.............   5,679,826  $    5,680   2,294,675  $    2,983  $22,798,674  $(21,139,353)
                                                ----------  ----------  ----------  ----------  -----------  ------------
                                                ----------  ----------  ----------  ----------  -----------  ------------

Sale of Series B Preferred Stock units for
  cash, net of expenses ($4.00 per unit)......  $1,714,700
Compensation expense in connection with the
  issuance of stock options...................     190,926
Net loss for the year ended December 31,
  1992........................................  (2,222,402)
                                                ----------
    Balance at December 31, 1992..............   1,546,962
Sale of Series B Preferred Stock units for
  cash, net of expenses ($4.00 per unit)......   3,334,080
Compensation expense in connection with the
  issuance of stock options...................      36,637
Net loss for the year ended December 31,
  1993........................................  (2,394,617)
                                                ----------
    Balance at December 31, 1993..............   2,523,062
Exercise of Series B Preferred Stock warrants
  for cash ($5.00 per share)..................   3,596,550
Compensation expense in connection with the
  issuance of stock options...................     119,062
Net loss for the year ended December 31,
  1994........................................  (3,411,734)
                                                ----------
    Balance at December 31, 1994..............   2,826,940
Sale of Series C Preferred Stock units for
  cash ($20.00 per unit)......................     897,249
Compensation expense in connection with the
  issuance of stock options...................     107,363
Conversion of note payable and accrued
  interest of $23,671 into Series C Preferred
  Stock units ($20.00 per unit)...............   1,223,671
Issuance of Common Stock in consideration for
  obtaining a license and supply agreement at
  estimated value ($6.67 per share)...........     300,000
Net loss for the year ended December 31,
  1995........................................  (4,503,496)
                                                ----------
    Balance at December 31, 1995..............     851,727
Sale of Series C Preferred Stock units for
  cash, net of expenses ($20.00 per unit).....   4,777,324
Compensation expense in connection with the
  issuance of stock options...................      98,523
Deferred equity issuance costs................    (578,016)
Net loss for the nine months ended September
  30, 1996....................................  (3,481,574)
                                                ----------
    Balance at September 30, 1996.............  $1,667,984
                                                ----------
                                                ----------


    Securities issued for non-cash consideration were valued based upon the Board of Directors' estimate of fair value of the securities issued at the time the services were rendered.

    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                                                              SEPTEMBER
                                                                           YEARS ENDED DECEMBER 31,              30,
                                                                   ----------------------------------------  ------------
                                                                       1993          1994          1995          1995
                                                                   ------------  ------------  ------------  ------------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss during development stage..............................  $ (2,394,617) $ (3,411,734) $ (4,503,496) $ (3,070,640)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization..............................       249,371       288,407       290,873       229,135
      Compensation expense recognized in connection with issuance
        of stock options.........................................        36,637       119,062       107,363        80,522
      Loss on disposal of fixed assets...........................            --            --            --            --
      Noncash operating expenses.................................            --            --            --            --
      Common stock issued in consideration for operating
        expenses.................................................            --            --       323,671            --
      Changes in assets and liabilities:
        (Increase) decrease in grant revenue receivable..........            --            --      (112,749)           --
        (Increase) decrease in other current assets..............        (5,100)      (62,867)       49,522        50,765
        (Increase) decrease in security deposits and other
          assets.................................................       (21,782)       (2,663)       (5,834)       (4,428)
        Increase (decrease) in accounts payable and accrued
          expenses...............................................        18,615        69,165       273,399       159,102
        (Decrease) increase in deferred lease liability..........       (19,646)       18,323        24,307        18,230
                                                                   ------------  ------------  ------------  ------------
          Net cash used in
            operating activities.................................    (2,136,522)   (2,982,307)   (3,552,944)   (2,537,314)
                                                                   ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Proceeds on sale of fixed assets...............................            --            --            --            --
  Capital expenditures...........................................      (229,710)     (323,426)     (158,445)     (114,408)
  Redemption of certificates of deposit..........................            --        10,000       113,850       113,850
  Purchase of certificates of deposit............................            --       (10,000)           --            --
  Other..........................................................            --            --            --            --
                                                                   ------------  ------------  ------------  ------------
          Net cash used in
            investing activities.................................      (229,710)     (323,426)      (44,595)         (558)
                                                                   ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of equity securities, less offering
    expenses.....................................................     3,334,080     3,596,550       897,249            --
  Payment of deferred equity issuance costs......................            --            --            --            --
  Payment of capital lease obligations...........................      (107,895)     (132,414)     (215,652)     (166,281)
  Proceeds from notes payable....................................            --            --     1,200,000       800,000
  Repayments of notes payable....................................       (73,923)      (20,638)           --            --
  Borrowings from stockholder....................................            --            --            --            --
  Repayment of borrowings from stockholder.......................            --            --            --            --
  Payments to acquire treasury shares............................            --            --            --            --
                                                                   ------------  ------------  ------------  ------------
          Net cash provided by (used in) financing activities....     3,152,262     3,443,498     1,881,597       633,719
                                                                   ------------  ------------  ------------  ------------
          Net increase (decrease) in cash and cash equivalents...       786,030       137,765    (1,715,942)   (1,904,153)
Cash and cash equivalents at beginning of period.................     1,351,441     2,137,471     2,275,236     2,275,236
                                                                   ------------  ------------  ------------  ------------
          Cash and cash equivalents at end of period.............  $  2,137,471  $  2,275,236  $    559,294  $    371,083
                                                                   ------------  ------------  ------------  ------------
                                                                   ------------  ------------  ------------  ------------
Supplemental disclosure of cash flow information:
    Cash paid for interest.......................................  $     38,071  $     47,618  $     90,060        55,128
                                                                   ------------  ------------  ------------  ------------
                                                                   ------------  ------------  ------------  ------------


                                                                                  DECEMBER 1, 1986
                                                                                    (INCEPTION)
                                                                                      THROUGH
                                                                       1996      SEPTEMBER 30, 1996
                                                                   ------------  ------------------

Cash flows from operating activities:
  Net loss during development stage..............................  $ (3,481,574)   $  (21,139,353)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization..............................       229,687         1,662,893
      Compensation expense recognized in connection with issuance
        of stock options.........................................        98,523           552,511
      Loss on disposal of fixed assets...........................            --            17,550
      Noncash operating expenses.................................            --            51,766
      Common stock issued in consideration for operating
        expenses.................................................            --           446,971
      Changes in assets and liabilities:
        (Increase) decrease in grant revenue receivable..........        33,111           (79,638)
        (Increase) decrease in other current assets..............       (41,925)          (60,370)
        (Increase) decrease in security deposits and other
          assets.................................................        14,482           (64,636)
        Increase (decrease) in accounts payable and accrued
          expenses...............................................      (137,545)          345,195
        (Decrease) increase in deferred lease liability..........        (3,262)           50,827
                                                                   ------------  ------------------
          Net cash used in
            operating activities.................................    (3,288,503)      (18,216,284)
                                                                   ------------  ------------------
Cash flows from investing activities:
  Proceeds on sale of fixed assets...............................            --            22,500
  Capital expenditures...........................................       (73,303)       (1,336,287)
  Redemption of certificates of deposit..........................            --           182,850
  Purchase of certificates of deposit............................            --          (182,850)
  Other..........................................................            --           (29,326)
                                                                   ------------  ------------------
          Net cash used in
            investing activities.................................       (73,303)       (1,343,113)
                                                                   ------------  ------------------
Cash flows from financing activities:
  Proceeds from issuance of equity securities, less offering
    expenses.....................................................     4,777,324        21,501,303
  Payment of deferred equity issuance costs......................       (72,990)          (72,990)
  Payment of capital lease obligations...........................      (156,046)         (892,113)
  Proceeds from notes payable....................................            --         1,277,500
  Repayments of notes payable....................................            --          (257,124)
  Borrowings from stockholder....................................            --           200,000
  Repayment of borrowings from stockholder.......................            --          (200,000)
  Payments to acquire treasury shares............................            --          (251,403)
                                                                   ------------  ------------------
          Net cash provided by (used in) financing activities....     4,548,288        21,305,173
                                                                   ------------  ------------------
          Net increase (decrease) in cash and cash equivalents...     1,186,482         1,745,776
Cash and cash equivalents at beginning of period.................       559,294                --
                                                                   ------------  ------------------
          Cash and cash equivalents at end of period.............  $  1,745,776    $    1,745,776
                                                                   ------------  ------------------
                                                                   ------------  ------------------
Supplemental disclosure of cash flow information:
    Cash paid for interest.......................................  $     39,564    $      440,717
                                                                   ------------  ------------------
                                                                   ------------  ------------------


    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS


                        (1995 INTERIM DATA IS UNAUDITED)


1. ORGANIZATION AND BUSINESS

    Progenics Pharmaceuticals, Inc. (the "Company") is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases, including human immunodeficiency virus ("HIV") infection. The Company was incorporated in Delaware on December 1, 1986. The Company has no products approved by the U.S. Food and Drug Administration and as a development stage enterprise, the Company's primary efforts to date have been devoted to research and development, raising capital, acquiring equipment, setting up laboratories, and clinical testing of product candidates. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the continued services of its current employees, consultants and subcontractors.

    The Company has sustained net losses and negative cash flows from operations since its inception and expects these conditions to continue for the foreseeable future. The Company has received assurances from a stockholder that it will provide the financing necessary to enable the Company to continue to operate through February 28, 1998 if alternative financing, as defined, such as an initial public offering, is not obtained. The Company will need to raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations after February 28, 1998. There can be no assurance that such additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event the Company is unable to raise additional capital, operations after February 28, 1998 will need to be scaled back or discontinued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRODUCT SALES

    The Company has derived all of its product revenue from the sale of research reagents to primarily one customer. Product sales revenue is recognized at the time reagents are shipped. The reagents are products of the Company's research and development efforts. The Company maintains no inventory of reagent and cost of product sales is not material.

RESEARCH GRANTS


    The Company has been awarded government research grants from two grantors ("Grantors"). The respective grants are used to subsidize the Company's research projects ("Projects") regarding HIV. Grant revenue is recognized on a straight-line basis over the lives of the Projects. Receivables from the Grantors represent a concentration of credit risk to the Company. For each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996, all of the Company's research grant revenue came from the Grantors.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                        (1995 INTERIM DATA IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FIXED ASSETS

    Leasehold improvements, furniture and fixtures, and equipment are stated at cost. Furniture, fixtures, and equipment are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the life of the lease or of the improvement, whichever is shorter.

PATENTS

    As a result of research and development efforts conducted by the Company, it has applied, or is applying, for a number of patents to protect proprietary inventions. All costs associated with patents are expensed as incurred.

CASH AND CASH EQUIVALENTS


    The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. Cash, cash equivalents and certificates of deposit, subject the Company to concentrations of credit risk. At September 30, 1996, the Company had invested approximately $1,569,000 in funds with a major investment company and held approximately $177,000 in a single commercial bank. At December 31, 1995, the Company had invested approximately $33,000 in funds with a major investment company and held approximately $526,000 in a single commercial bank. At December 31, 1994, the Company had invested approximately $2,100,000 in funds and three month certificates of deposit with a major investment company and held approximately $267,000, including certificates of deposit totaling approximately $114,000, in a single commercial bank.


NET LOSS PER SHARE

PRO FORMA PER SHARE DATA (UNAUDITED)


    The pro forma per share data included in the Statements of Operations has been computed using the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of outstanding stock options and warrants are excluded from the computation as their effect is anti-dilutive, except that, pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, equity securities, including options and warrants, issued at prices below the assumed public offering price of $12.00 during the 12-month period prior to the proposed offering have been included in the calculation as if they were outstanding for all periods presented. In addition, the weighted average number of shares of convertible preferred stock that will convert automatically into shares of common stock upon the closing of the Company's proposed initial public offering has been included in the calculation from their original date of issuance.


PER SHARE DATA IN ACCORDANCE WITH APB NO. 15

    The per share data found below has been computed in accordance with Accounting Principles Board Opinion No. 15 ("APB No. 15"). Such computation is based on the net loss for the period divided by the weighted average number of shares of common stock outstanding. APB No. 15 requires that the weighted

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                        (1995 INTERIM DATA IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) average number of shares outstanding exclude the number of common shares issuable upon the exercise of outstanding options and warrants and the conversion of preferred stock since such inclusion would be anti-dilutive.


                                                                                              NINE MONTHS
                                                    YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                            -----------------------------------------  --------------------------
                                                1993          1994           1995          1995          1996
                                            ------------  -------------  ------------  ------------  ------------
                                                                                       (UNAUDITED)
Net loss per share........................  $      (1.06) $       (1.52) $      (1.99) $      (1.36) $      (1.52)
                                            ------------  -------------  ------------  ------------  ------------
                                            ------------  -------------  ------------  ------------  ------------
Shares used in calculation of net loss per
  share...................................     2,249,675      2,249,675     2,264,839     2,254,784     2,294,675


INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

RISKS AND UNCERTAINTIES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. See also
Note 7(c).



IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS



    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") in March 1995. SFAS 121 requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable. The Company adopted the provisions of SFAS 121 as of January 1, 1996 which had no impact on the Company's financial position or results of operations.


    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. SFAS 123 requires companies to estimate the fair value of common stock, stock options, or other equity instruments ("Equity Instrument") issued to employees using pricing models which take into account various factors, such as the current price of the common stock, volatility, and the expected life of the Equity Instrument. SFAS 123 permits companies to elect either to provide pro forma note disclosure or adjust operating results for the amortization of the estimated value of the Equity Instrument as compensation expense over the vesting

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                        (1995 INTERIM DATA IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) period of the Equity Instrument. The Company has elected to provide pro forma note disclosure which will appear in its annual financial statements for the year ending December 31, 1996 and, therefore, the adoption of SFAS 123 will have no effect on the Company's financial position or results of operations.

STATEMENT OF CASH FLOWS

    Supplemental disclosure of noncash investing and financing activities:

    For the years ended December 31, 1993, 1994 and 1995:

        Capital lease obligations of approximately $71,000, $423,000 and $139,000 were incurred during the years ended December 31, 1993, 1994 and 1995, respectively, when the Company leased new equipment.

        In August 1995, the Company issued 45,000 restricted shares of Common Stock ("Restricted Shares") in consideration for obtaining a license and supply agreement. The estimated fair market value of such shares at the date of issuance was $300,000.

        In December 1995, a shareholder exchanged a note payable of $1,200,000 and accrued interest of approximately $24,000 for approximately 61,200 units. Each unit consists of four shares of Series C Preferred Stock and one five-year warrant to purchase one share of Series C Preferred Stock. (See
    Note 5.)

        Included in accounts payable, at December 31, 1993, were obligations for approximately $30,000 of fixed asset additions.


    For the nine months ended September 30, 1996:



        Capital lease obligations of approximately $81,000 were incurred during the nine months ended September 30, 1996 when the Company leased new equipment.



        Included in accounts payable, at September 30, 1996, were deferred equity issuance costs of approximately $505,000.



    For the period from December 1, 1986 (inception) to September 30, 1996:



        Capital lease obligations of approximately $1,164,000 were incurred during the period from December 1, 1986 (inception) to September 30, 1996 when the Company leased new equipment.


        During 1991, the Company financed the acquisition of laboratory equipment by issuing a note payable totaling approximately $64,000 to the supplier.

        In February 1990, the Company issued a note payable, which at the time of issuance had a net present value of approximately $123,000, as partial consideration for the acquisition of approximately 3,800,000 shares of Common Stock and approximately $52,000 of operating expenses. The shares of Common Stock were held as treasury stock and then subsequently retired.

        In June 1988, the Company issued a note payable in the amount of $20,000 as partial consideration for the purchase of 75,000 shares of the Company's Common Stock. Such shares, at the time they were acquired, were held as treasury stock and then subsequently retired.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                        (1995 INTERIM DATA IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        During 1988, a stockholder/creditor forgave repayment of a note payable totaling approximately $28,000. This transaction was recorded as a contribution to capital.

3. FIXED ASSETS

    Fixed assets, including amounts under capitalized lease obligations, consist of the following:


                                                                               DECEMBER 31,
                                                                        ---------------------------  SEPTEMBER 30,
                                                                            1994          1995           1996
                                                                        ------------  -------------  -------------
Computer equipment....................................................  $    279,445  $     286,425   $   167,654
Machinery and equipment...............................................     1,354,811      1,637,460     1,391,018
Furniture and fixtures................................................       181,782        190,008       138,415
Leasehold improvements................................................        29,702         29,702        29,702
                                                                        ------------  -------------  -------------
                                                                           1,845,740      2,143,595     1,726,789
Less, accumulated depreciation and amortization.......................      (886,604)    (1,177,477)     (836,398)
                                                                        ------------  -------------  -------------
                                                                        $    959,136  $     966,118   $   890,391
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------


4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:


                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                               1994        1995         1996
                                                                            ----------  ----------  -------------
Accounts payable..........................................................  $   69,515  $  153,749   $   112,104
Fees payable to Scientific Advisory Board members.........................      54,000     116,250        67,000
Accrued payroll and related costs.........................................      15,325      56,235        32,890
Legal and accounting fees payable.........................................      70,501     156,506       638,227
Deferred lease liability, current portion.................................          --       4,349        24,407
                                                                            ----------  ----------  -------------
                                                                            $  209,341  $  487,089   $   874,628
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------


5. STOCKHOLDERS' EQUITY

    On October 2, 1996, the Board of Directors (the "Board") of the Company approved a three-for-four reverse stock split of common stock. All common stock data, including loss per share and weighted average number of shares outstanding has been retroactively amended to reflect the stock split. The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 60,000,000 shares, of which 40,000,000 shares are designated as common shares, par value $.0013, and 20,000,000 shares are designated as preferred shares, par value $.001. The Board has the authority to issue common and preferred shares, in series, with rights and privileges determined by the Board. 4,000,000 preferred shares are designated as Series A Preferred Stock ("Series A"), 2,500,000 shares are designated as Series B Preferred Stock ("Series B") and 3,750,000 shares are designated as Series C Preferred Stock ("Series C") (collectively the "Preferred Stock"). During June 1995, the Board rescinded the designation of unissued Class A Common

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                        (1995 INTERIM DATA IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

Stock and designated all common shares as common stock ("Common Stock"). In the event that the Company declares and pays a dividend, the Preferred Stock and Common Stock will receive such dividend on a pro rata basis, as defined. Distributions in liquidation shall be pro rated to the Preferred Stock and Common Stock up to specified amounts, as defined and, thereafter, pro rata based upon the number of shares outstanding on a Common Stock equivalent basis, as defined. Each share of Preferred Stock is convertible, at the option of the holder, into .75 share of Common Stock, adjusted in accordance with a formula should the Company sell Preferred or Common Stock at a per share price below the original issuance price paid by existing Preferred Stock shareholders ("Preferred Stockholder"), as defined. Conversion is automatic at the earlier of
(i) the closing of a public offering of the Company's Common Stock in which certain defined aggregate proceeds are raised and the per share selling price exceeds a defined level, or (ii) the date the Preferred Stockholders have converted a defined number of shares of Preferred Stock. The conversion rate is subject to anti-dilution provisions, as defined. Preferred Stockholders are entitled to vote with Common Stockholders as a single class. In addition, certain changes in the Company's capital structure, as defined, which includes, under certain situations, the issuance of additional series of Preferred or Common Stock (the "Proposal"), require a separate vote by Preferred Stockholders. If less than a majority of Preferred Stockholders vote in favor of the Proposal and if the Common Stockholders approve the Proposal, the Company has the right to redeem all outstanding shares of Preferred Stock at per share prices ranging from $3.46 to $8.84, as defined. The Preferred Stock also is subject to transfer restrictions, as defined, and the Company has the right of first refusal to acquire such shares in the event the holder proposes to sell any or all shares to any person other than a permitted transferee.


    During 1988, the Company entered into subscription agreements ("Agreements") in connection with the sale of approximately 1,000,000 shares of its Common Stock at a per share price of $1.07. The Agreements contain a provision whereby investors have the right to receive additional shares of Common Stock, as defined, in the event the Company sells Common Stock at a per share price below $1.07. This right terminates upon any registered public offering, any sale of the Company or its assets, or upon the Company selling an aggregate of 7,500,000 shares of Common Stock.

    During 1989 and 1990, the Company raised $2,913,000 from the sale of 1,165,000 Units (the "A Units") in a private placement. Each A Unit consisted of one share of Series A Preferred Stock and one warrant (the "A Warrant") which entitled the holder to purchase one share of Series A Preferred Stock at a price of $2.75 per share. During 1991, 1,143,000 A Warrants were exercised yielding $3,143,000 to the Company. The remaining unexercised A Warrants have expired.

    During 1992 and 1993, the Company raised $5,049,000, after expenses, from the sale of 1,263,520 Units (the "B Units") in a private placement. Each B Unit consisted of one share of Series B Preferred Stock and one warrant (the "B Warrant") which, as amended, entitled the holder to purchase one share of Series B Preferred Stock at a price of $5.00 per share. During 1994, 719,310 B Warrants were exercised yielding $3,597,000 to the Company. The remaining unexercised B Warrants have expired.


    During the fourth quarter of 1995 and the first quarter of 1996, the Company raised $897,000 and $4,777,000, net of expenses, from the sale of approximately 44,900 Units and 241,203 Units, respectively, (the "C Units") in a private placement. In addition, during December 1995, a stockholder converted a note payable (see Note 6). Each C Unit consists of four shares of Series C Preferred Stock and one five-year warrant (the "C Warrant") which entitles the holder to purchase one share of Series C Preferred Stock at

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                        (1995 INTERIM DATA IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

$5.00 per share or, if exercised subsequent to an initial public offering, as defined, .75 share of Common Stock at $6.67 per share. The number of C Warrants and their exercise price are subject to adjustment in the event the Company issues additional shares of Common Stock at below defined per share prices. As of September 30, 1996, 347,249 C Warrants were issued and outstanding and fully exercisable.


6. NOTE PAYABLE--STOCKHOLDER

    During 1995, the Company borrowed $1,200,000 under a promissory note from a stockholder. The promissory note, as amended and restated, provided for interest to accrue at a rate of 10% per annum. Interest and principal were payable upon demand, but not before December 8, 1995. During December 1995, the promissory note plus accrued interest of $23,671 were exchanged for approximately 61,200 C Units (see Note 5).

7. COMMITMENTS AND CONTINGENCIES:

(A) OPERATING LEASES


    The Company leases office and laboratory space under a noncancelable sublease agreement expiring December 30, 1997 (the "sublease") and a lease agreement expiring April 30, 1998 (the "lease"). The sublease, as amended, and the lease provide for escalations of the minimum rent during the lease term as well as additional charges based upon usage of certain utilities in excess of defined amounts ("Additional Utility Charges"). The Company recognizes rental expense from the sublease and lease on the straight-line basis. During 1994 and 1995, the Company recognized rental expense in excess of amounts paid of approximately $18,000 and $24,000, respectively, while during the year ended December 31, 1993 and the nine months ended September 30, 1996, approximately $20,000 and $3,000 of previously recognized rent expense, which had been included as a deferred lease liability at December 31, 1992 and 1995, respectively, was paid.


    The Company also leases office equipment and an automobile under noncancelable operating leases. The leases expire at various times through July 1997.

    Future minimum annual payments under all operating lease agreements, including the sublease and lease, are as follows:


                                                                                    MINIMUM
                                  YEARS ENDING                                       ANNUAL
                                 SEPTEMBER 30,                                      PAYMENTS
                                ---------------                                   ------------
1997............................................................................  $    669,034
1998............................................................................       403,685
                                                                                  ------------
                                                                                  $  1,072,719
                                                                                  ------------
                                                                                  ------------



    Rental expense totaled approximately $353,000, $506,000, $657,000, $481,000 and $2,854,000 for the years ended December 31, 1993, 1994 and 1995, for the nine months ended September 30, 1996 and for the period from December 1, 1986 (inception) to September 30, 1996, respectively. Additional Utility Charges, as defined above, were not material for these periods.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

(B) CAPITAL LEASES

    The Company leases certain equipment under various noncancelable capital lease agreements. The leases are for periods ranging from two to five years, after which the Company: (i) either has the option or is required to purchase the equipment at defined amounts or (ii) may extend the lease for up to one additional year at defined monthly payments or (iii) is required to return the equipment, as per the respective lease agreements. Certain capital leases, as amended, contain various covenants which include maintaining a minimum tangible net worth, as defined, of at least $625,000 during the term of the leases. This covenant indirectly restricts the Company's ability to pay dividends.


    As of September 30, 1996, minimum annual payments under all capital leases, including required payments to acquire leased equipment, are as follows:



                                                                                     MINIMUM
                                   YEARS ENDING                                       ANNUAL
                                  SEPTEMBER 30,                                      PAYMENTS
                                 ---------------                                    ----------
1997..............................................................................  $  160,983
1998..............................................................................      82,715
1999..............................................................................      56,909
2000..............................................................................      37,863
2001..............................................................................      19,901
                                                                                    ----------
                                                                                       358,371
Less, amounts representing interest...............................................      86,592
                                                                                    ----------
Present value of net minimum capital lease payments...............................  $  271,779
                                                                                    ----------
                                                                                    ----------



    Leased equipment included as a component of fixed assets was approximately $591,000, $731,000 and $799,000 at December 31, 1994 and 1995 and September 30,
1996, respectively; related accumulated depreciation was approximately $119,000, $242,000 and $342,000 for the same respective periods.


(C) LICENSING AGREEMENTS:

    (I) UNIVERSITIES


    In March 1989, the Company (as licensee) entered into a worldwide licensing agreement with Columbia University ("Columbia"). The license, as amended during October 1996, provides the Company with the exclusive right to use certain technology developed on behalf of Columbia. According to the terms of the agreement, the Company is required to pay nonrefundable licensing fees ("Licensing Fees"), payable in installments by defined dates or, if earlier, as certain milestones associated with product development ("Milestones") occur, as defined, which include the manufacture and distribution of a product which uses the licensed technology, at various times over the next eight years. In addition, the Company is required to remit royalties based upon the greater of minimum royalties, as defined, or a percentage of net sales of products which utilize the licensed technology and a portion of sublicensing income, as defined. The licensing agreement may be terminated by Columbia under certain circumstances

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

which includes the Company's failure to achieve the Milestones; however, Columbia shall not unreasonably withhold its consent to revisions to the due dates for achieving the Milestones under certain circumstances. If not terminated early, the agreement shall continue until expiration, lapse or invalidation of Columbia's patents on the licensed technology. The Company has the right to terminate the agreement at any time upon 90 days prior written notice. The termination of the license could have a material adverse effect on the business of the Company.


    In January 1991, the Company (as licensee) also entered into a non-exclusive licensing agreement with Stanford University whereby the Company has the non-exclusive, non-transferable right to use certain technology owned by the university. According to the terms of the agreement, the Company will be required to remit royalties at various rates, as defined. Royalties shall continue to be payable, irrespective of termination of this license agreement, until such time as all sales of products which utilize the licensed technology shall have ceased.


    In September 1996, the Company (as licensee) entered into a licensing agreement with The Regents of the University of California ("U of C"). According to the terms of the agreement, the Company is required to remit royalties based upon the greater of minimum royalties or a percentage of product sales and a portion of sublicensing income, as defined. The agreement can be terminated by the Company upon 90 days notice or by U of C in the event the Company fails to perform, which includes the achievement of certain defined milestones; otherwise the agreement terminates upon the lapse of U of C's patent regarding the licensed technology. Early termination of the agreement could have a material adverse effect on the business of the Company. Although the Company intends to use its best efforts to comply with the terms of the agreement, there can be no assurances that the agreement will not be terminated.


    (II) SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH


    In November 1994, the Company (as licensee) entered into a worldwide exclusive licensing agreement with Sloan-Kettering Institute for Cancer Research ("Sloan-Kettering") whereby the Company has the exclusive right to use certain technology owned by Sloan-Kettering. Certain employees of Sloan-Kettering are consultants to the Company (see Note 7(d)). According to the terms of the agreement, the Company was required to pay nonrefundable, noncreditable licensing fees in installments. Commencing in 1995, the Company is required to remit royalties based upon the greater of minimum royalties, as defined, or as a percentage of sales of any licensed product, as defined ("Product Royalties"), and sublicense income, as defined, earned under sublicenses granted by the Company in accordance with this licensing agreement ("Sublicense Royalties"). In the event that no Product Royalties or Sublicense Royalties are due in a given calendar year, then a defined percentage of that year's minimum royalty will be creditable against future Product Royalties or Sublicense Royalties due Sloan-Kettering. The licensing agreement may be terminated by Sloan-Kettering in the event that the Company fails to achieve certain defined objectives, which include the manufacture and distribution of a product which uses the licensed technology, over the next six years, or if the Company fails to satisfy certain other contractual obligations ("Early Termination"); otherwise the agreement shall terminate either upon the expiration or abandonment of Sloan-Kettering's patents on the technology licensed, or 15 years from the date of first commercial sale, as defined, whichever is later. With regard to Early Termination, Sloan-Kettering shall not unreasonably withhold its consent to revisions to the due dates for achieving the defined objectives under certain circumstances. The

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
Company has the right to terminate the agreement at any time upon 90 days prior written notice ("Company Termination"). In the event of Early Termination or Company Termination, all licensing rights under the agreement would revert to Sloan-Kettering. Early Termination of the license could have a material adverse effect on the business of the Company. Although the Company intends to use its best efforts to comply with the terms of the license, there can be no assurance that the licensing agreement will not be terminated.


    (III) AQUILA BIOPHARMACEUTICALS, INC.



    In August 1995, the Company (as licensee) entered into a license and supply agreement (the "L&S Agreement") with Aquila Biopharmaceuticals, Inc. ("Aquila"). Under the terms of the L&S Agreement, the Company obtained a coexclusive license to use certain technology and a right to purchase QS-21 adjuvant (the "Product") from Aquila for use in the Company's research and development activities. In consideration for the license, the Company paid a nonrefundable, noncreditable license fee and issued 45,000 restricted shares of the Company's Common Stock ("Restricted Shares") to Aquila. The Restricted Shares are nontransferable with this restriction lapsing upon the Company's achievement of certain milestones ("L&S Milestones"), as defined. In the event that any one or more L&S Milestones do not occur, the underlying Restricted Shares would be returned to the Company. The fair value of the Restricted Shares, combined with the noncreditable license fee, were expensed during 1995 as research and development. In addition, the Company will be required to remit royalties based upon the net sales of products sold using the licensed technology ("Licensed Products") and a defined percentage of any sublicense fees and royalties payable to the Company with respect to Licensed Products. The L&S Agreement may be terminated by Aquila in the event that the Company fails to achieve certain defined objectives, which include the manufacture and distribution of a Licensed Product, over the next seven years ("Early Termination"); otherwise the L&S Agreement shall terminate upon the expiration of Aquila's patents on the technology licensed. With regard to Early Termination, Aquila shall not unreasonably withhold its consent to revisions to the due dates for achieving the L&S Milestones under certain circumstances. The Company has the right to terminate the L&S Agreement at any time upon 90 days prior written notice ("Company Termination"), as defined. In the event of Early Termination or Company Termination, all licensing rights under the agreement would revert to Aquila. Early termination of the L&S Agreement would have a material adverse effect on the business of the Company. Although the Company intends to use its best efforts to comply with the terms of the L&S Agreement, there can be no assurance that the agreement will not be terminated.



    In connection with the above agreements, the Company has recognized expenses totaling approximately $10,000, $22,500, $382,500, $22,500 and $807,500 for the
years ended December 31, 1993, 1994 and 1995, for the nine months ended September 30, 1996 and for the period from December 1, 1986 (inception) to September 30, 1996, respectively. Such expenses include the fair value of the Restricted Shares. In addition, remaining payments associated with milestones or defined objectives under the above agreements total $650,000. Future annual minimum royalties under the licensing agreements above are not significant.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
(D) CONSULTING AGREEMENTS


    As part of the Company's research and development efforts it enters into consulting agreements ("Agreements") with external scientific specialists ("scientists"). These Agreements contain varying terms and provisions which include fees to be paid by the Company and services to be provided by the scientists, some of whom are members of the Company's Scientific Advisory Board. Certain scientists have purchased Common Stock or received stock options which are subject to vesting provisions, as defined. The Company has recognized expenses with regards to these Agreements totaling approximately $136,000, $261,000, $245,000, $232,000 and $1,398,000 for the years ended December 31,
1993, 1994 and 1995, for the nine months ended September 30, 1996, and for the period from December 1, 1986 (inception) to September 30, 1996, respectively. Such expenses include the fair value of stock options.


8. STOCK OPTION PLANS:

(A) 1989 NON-QUALIFIED STOCK OPTION PLAN

    On April 1, 1989, the Company adopted a Non-Qualified Stock Option Plan (the "89 Plan"), under which a maximum of 375,000 shares of Common Stock, adjusted for stock splits, stock dividends and other capital adjustments, as defined, are available for stock option awards to employees, consultants, directors and other individuals who render services to the Company. For a period of ten years following the termination for any reason of an optionee's employment or active involvement with the Company, as determined by the Board, the Company has the right to repurchase any or all shares of Common Stock held by the optionee and/or any or all of the vested but unexercised portion of any option granted under the 89 Plan to such optionee at a purchase price defined by the 89 Plan. The 89 Plan terminated on April 1, 1994, and any option granted before termination of the 89 Plan shall continue under the terms of the 89 Plan.


    Certain options issued from the 89 Plan entitle the holders to purchase shares of Common Stock at a per share price of $1.33, which was less than the estimated fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant. As a result, the Company is recognizing compensation expense on a pro rata basis, over the respective options' vesting periods of three to ten years, for the difference between the estimated fair market value of the Common Stock on the date the option was granted and the exercise price. The Company recognized compensation expense of approximately $37,000, $33,000, $21,000, $17,000 and $299,000 for the years ended December 31,
1993, 1994 and 1995, for the nine months ended September 30, 1996, and for the period from December 1, 1986 (inception) to September 30, 1996, respectively, in connection with these options.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


8. STOCK OPTION PLANS: (CONTINUED)

    Transactions involving stock option awards under the 89 Plan during 1993, 1994, 1995 and the nine months ended September 30, 1996 are summarized as follows:



                                                                                         NUMBER          PRICE
                                                                                        OF SHARES      PER SHARE
                                                                                       -----------  ----------------
Balance outstanding, December 31, 1992...............................................     311,332     $1.33 to $3.67
1993: Granted........................................................................      54,188        $5.33
                                                                                       -----------
     Balance outstanding, December 31, 1993..........................................     365,520     $1.33 to $5.33
1994: Canceled.......................................................................        (259)       $1.33
                                                                                       -----------
     Balance outstanding, December 31, 1994..........................................     365,261     $1.33 to $5.33
1995: Canceled.......................................................................     (11,250)       $3.67
                                                                                       -----------
     Balance outstanding, December 31, 1995 and September 30, 1996...................     354,011     $1.33 to $5.33
                                                                                       -----------
                                                                                       -----------



    The total number of options exercisable under the 89 Plan at September 30, 1996 was 276,386 at exercise prices of $1.33 to $5.33 per share. As of September 30, 1996, no shares are available for future grants.


(B) 1993 STOCK OPTION PLAN

    On December 2, 1993, the Company adopted a Stock Option Plan (the "93 Plan"). Under the 93 Plan, as amended, a maximum of 750,000 shares of Common Stock, adjusted for stock splits, stock dividends, and other capital adjustments, as defined, are available for stock option awards. Awards issued under the 93 Plan may qualify as incentive stock options ("ISOs"), as defined by the Internal Revenue Code, or may be granted as non-qualified stock options. Under the 93 Plan, the Compensation Committee of the Board of Directors (the "Committee") may award options to employees, directors who are not employees and other individuals who render services to the Company. For a period of ten years following the termination for any reason of an optionee's employment or active involvement with the Company, as determined by the Board of Directors, the Company shall have the right to repurchase any or all shares of Common Stock acquired under the 93 Plan and held by the optionee and/or any or all of the vested but unexercised portion of any option granted under the 93 Plan to such optionee at a purchase price, as defined by the 93 Plan. This right will terminate upon the Company's completion of a public offering of securities, as defined. The 93 Plan will terminate on December 2, 2003; however, any option outstanding as of the termination date shall remain outstanding until such option expires in accordance with the terms of the respective grant.


    During 1994, the Committee granted 582,000 stock options under the 93 Plan. Included therein were 450,000 stock options ("94 Options") which entitle the holders to purchase shares of Common Stock at a per share price of $5.33, which was less than the estimated fair market value of the Common Stock, as determined by the Board of Directors, on the date of issuance. As a result, the Company is recognizing compensation expense on a pro rata basis, over the respective options' vesting periods of seven years, for the difference between the estimated fair market value of the Common Stock on the date the option was issued and the exercise price. In addition, during 1996, the Committee granted 94,500 options under the 93 Plan. Included therein were 15,000 options issued to consultants ("Consultants' Options") that are

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


8. STOCK OPTION PLANS: (CONTINUED)

compensatory. Accordingly, the Company is recognizing compensation expense on a pro rata basis over the respective options' vesting periods of four to five years. The Company recognized compensation expense of approximately $86,000 for each of the years ended December 31, 1994 and 1995, approximately $82,000 for the nine months ended September 30, 1996 and approximately $254,000 for the period from December 1, 1986 (inception) to September 30, 1996, in connection with the 94 Options and the Consultants' Options.


    The following table summarizes the activity in the 93 Plan:


                                                                                         NUMBER          PRICE
                                                                                        OF SHARES      PER SHARE
                                                                                       -----------  ----------------
1993: Granted........................................................................      63,975        $5.33
                                                                                       -----------
     Balance outstanding, December 31, 1993..........................................      63,975        $5.33
1994: Granted........................................................................     582,000     $5.33 to $6.67
                                                                                       -----------
     Balance outstanding, December 31, 1994..........................................     645,975     $5.33 to $6.67
1995: Granted........................................................................       4,500        $6.67
     Cancelled.......................................................................     (33,750)    $5.33 to $6.67
                                                                                       -----------
     Balance outstanding, December 31, 1995..........................................     616,725     $5.33 to $6.67
1996: Granted........................................................................      94,500     $5.33 to $6.67
     Cancelled.......................................................................     (24,000)       $5.33
                                                                                       -----------
     Balance outstanding, September 30, 1996.........................................     687,225     $5.53 to $6.67
                                                                                       -----------
                                                                                       -----------



    The total number of options exercisable under the 93 Plan at September 30, 1996 was 185,166 at exercise prices of $5.33 to $6.67 per share. As of September 30, 1996, shares available for future grants under the 93 Plan amounted to 62,775.


(C) 1993 EXECUTIVE STOCK OPTION PLAN

    On December 15, 1993, the Company adopted an Executive Stock Option Plan (the "Executive Plan"), under which a maximum of 750,000 shares of Common Stock, adjusted for stock splits, stock dividends, and other capital adjustments, as defined, are available for stock option awards. Awards issued under the Executive Plan may qualify as ISOs, as defined by the Internal Revenue Code, or may be granted as non-qualified stock options. Under the Executive Plan, the Board may award options to senior executive employees (including officers who may be members of the Board) of the Company, as defined. The Executive Plan will terminate on December 15, 2003; however, any option outstanding as of the termination date shall remain outstanding until such option expires in accordance with the terms of the respective grant.

    During December 1993, the Board awarded a total of 750,000 stock options under the Executive Plan to one officer, of which 664,774 were non-qualified options ("NQOs") and 85,226 were ISOs. The NQOs and ISOs entitle the officer to purchase an equal number of shares of Common Stock at prices of $5.33 and $5.87 per share, respectively, which represented the estimated fair market value and 110% of the estimated fair market value of the Company's Common Stock at the date of grant, as determined by the Board of Directors. 375,000 of the options vest over a period of five years, with the remaining 375,000

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


8. STOCK OPTION PLANS: (CONTINUED)
options vesting in full on the tenth anniversary of the date of grant; however, vesting will be accelerated in the event of the effective date of an initial public offering of the Company's Common Stock or immediately before the closing of an acquisition of the Company.


    750,000 options were outstanding at September 30, 1996 under the Executive Plan, of which 225,000 were exercisable. As of September 30, 1996, no shares were available for future grants under the Executive Plan.



(D) 1996 STOCK INCENTIVE PLAN



    During May 1996, the Company adopted the 1996 Stock Incentive Plan (the "96 Plan"). The 96 Plan, as amended, provides for the award of 750,000 shares of Common Stock, adjusted for stock splits, stock dividends and other capital adjustments as defined. Under the 96 Plan, the Committee may award stock to eligible individuals which includes employees, advisors or consultants to the Company. The form of the award will be determined by the Committee and includes stock options, which may be ISOs, stock appreciation rights, restricted stock, performance awards or phantom stock as defined (collectively "Awards"). The Committee will also determine the term and vesting of the Award and the Committee may in its discretion accelerate the vesting of an award at any time. To date there have been no Awards issued from the 96 Plan.


9. EMPLOYEE SAVINGS PLAN


    The Company, during 1993, adopted the provisions of the amended and restated Progenics Pharmaceuticals 401(k) Plan (the "Amended Plan"). The terms of the Amended Plan, among other things, allow eligible employees, as defined, to participate in the Amended Plan by electing to contribute to the Amended Plan a percentage of their compensation to be set aside to pay their future retirement benefits, as defined. The Company has agreed to match 25% of up to the first 8% of compensation that eligible employees contribute to the Amended Plan, as defined. In addition, the Company may also make a discretionary contribution, as defined, each year on behalf of all participants who are non-highly compensated employees, as defined. The Company made matching contributions of approximately $3,000, $10,000, $12,000, $8,000 and $33,000 to the Amended Plan for the years ended December 31, 1993, 1994 and 1995, for the nine months ended September 30, 1996, and for the period from December 1, 1986 (inception) to September 30, 1996, respectively.


10. INCOME TAXES

    There is no provision (benefit) for federal or state income taxes for all periods presented, since the Company has incurred operating losses since inception and has established a valuation allowance equal to the total deferred tax asset.

                        PROGENICS PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        (1995 INTERIM DATA IS UNAUDITED)


10. INCOME TAXES (CONTINUED)

    The tax effect of temporary differences, net operating loss carry-forwards and research and experimental tax credit carry-forwards as of December 31, 1994 and 1995 and September 30, 1996 are as follows:



                                             DECEMBER 31,        SEPTEMBER
                                        ----------------------      30,
                                           1994        1995        1996
                                        ----------  ----------  -----------
Deferred tax assets and valuation
  allowance:
  Net operating loss carry-forwards...  $4,022,832  $4,350,960  $ 5,136,183
  Fixed assets........................      93,877     133,225      163,470
  Deferred charges....................   1,228,617   2,666,772    3,291,562
  Research and experimental tax credit
    carry-forwards....................     426,234     491,681      524,323
  Valuation allowance.................  (5,771,560) (7,642,638)  (9,115,538)
                                        ----------  ----------  -----------
                                            --          --          --
                                        ----------  ----------  -----------
                                        ----------  ----------  -----------



    As of September 30, 1996, the Company has available, for tax purposes, unused net operating loss carry-forwards of approximately $12,400,000 which will expire in various years from 2002 to 2011. The Company's research and experimental tax credit carry-forwards expire in various years from 2003 to 2011. Future ownership changes may limit the future utilization of these net operating loss and research and experimental tax credit carry-forwards as defined by the federal tax code.



11. NOTE TO INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)


BASIS OF PRESENTATION


    The interim financial statements for the nine months ended September 30, 1995 are unaudited and reflect adjustments, consisting of only normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.


STATEMENT OF CASH FLOWS

    Supplemental disclosure of noncash investing and financing activities:


    Capital lease obligations of approximately $63,000 were incurred during the nine months ended September 30, 1995 when the Company leased new equipment.



    Included in accounts payable, at September 30, 1995, were obligations for approximately $32,000 of fixed asset additions.

PROGENICS PLANS TO INITIATE PHASE I/II CLINICAL TRIALS IN 1997 OF ITS TWO MOST ADVANCED HIV PRODUCT CANDIDATES, PRO 542 AND PRO 367.

PRO 542 IS PROGENICS' THERAPEUTIC PRODUCT CANDIDATE DESIGNED TO NEUTRALIZE HIV.

[DIAGRAM DEPICTING PRO 542, PROGENICS' THERAPEUTIC PRODUCT CANDIDATE DESIGNED TO NEUTRALIZE HIV]

PRO 367 IS PROGENICS' THERAPEUTIC PRODUCT CANDIDATE DESIGNED TO DESTROY HIV-INFECTED CELLS.

[DIAGRAM DEPICTING PRO 367, PROGENICS' THERAPEUTIC PRODUCT CANDIDATE DESIGNED TO DESTROY HIV-INFECTED CELLS]

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR A SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.
                              -------------------

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                ---------
Prospectus Summary............................................          3
Risk Factors..................................................          6
Use of Proceeds...............................................         17
Dividend Policy...............................................         17
Capitalization................................................         18
Dilution......................................................         19
Selected Financial Data.......................................         20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations...................................         21
Business......................................................         25
Management....................................................         45
Certain Transactions..........................................         54
Principal Stockholders........................................         55
Description of Capital Stock..................................         57
Shares Eligible for Future Sale...............................         59
Underwriting..................................................         61
Legal Matters.................................................         63
Experts.......................................................         63
Additional Information........................................         63
Index to Financial Statements.................................        F-1

                              -------------------

    UNTIL              , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                                 [COMPANY LOGO]

                                                           Pharmaceuticals, Inc.

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                            OPPENHEIMER & CO., INC.
                     VECTOR SECURITIES INTERNATIONAL, INC.
                                           , 1996

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

Registration Fee--Securities and Exchange Commission..............  $   9,061
NASD Filing Fee...................................................      3,490
Blue Sky fees and expenses........................................      *
Accountants' fees and expenses....................................      *
Legal fees and expenses...........................................      *
Printing and engraving expenses...................................      *
Transfer agent and registrar fees.................................      *
Miscellaneous.....................................................      *
                                                                    ---------
            Total.................................................  $   *
                                                                    ---------
                                                                    ---------

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

    The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    The Company has entered into Indemnification Agreements with each of its officers and directors, pursuant to which the Company has agreed to indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law.

    The Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1993, the registrant has sold the following securities that were not registered under the Securities Act:

    From January 1993 through August 1993, the registrant issued a total of 272,270 shares of Series B Preferred Stock, $.001 par value per share, and warrants to purchase 272,270 shares of Series B Preferred Stock, to 33 individuals and entities for an aggregate purchase price of $1,089,080 in cash. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

    In September 1993 and October 1993, the registrant issued a total of 562,500 shares of Series B Preferred Stock, and warrants to purchase 562,500 shares of Series B Preferred Stock, to 3 entities for an aggregate purchase price of $2,250,000. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

    In February 1994, the registrant issued a total of 719,310 shares of Series B Preferred Stock to 22 individuals and entities for an aggregate purchase price of $3,596,550 in cash. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

    In November 1995 and December 1995, the registrant issued a total of 424,184 shares of Series C Preferred Stock, $.001 par value per share, and warrants to purchase 106,046 shares of Series C Preferred Stock, to 7 individuals and entities, for an aggregate purchase price of $897,249 in cash and conversion of a note payable in the principal amount of $1,200,000 plus accrued interest thereon of $23,671. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

    In December 1995, the registrant issued 45,000 shares of Common Stock, $.0013 par value per share, to an entity as partial consideration for a license agreement. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

    In January 1996 and February 1996, the registrant issued a total of 964,812 shares of Series C Preferred Stock, and warrants to purchase 241,203 shares of Series C Preferred Stock, to 59 individuals and entities for an aggregate purchase price of $4,824,060 in cash. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.


    From January 1, 1993 to September 30, 1996, the Company issued options to purchase 1,549,163 shares of Common Stock (of which options to purchase 57,750 shares of Common Stock subsequently have been cancelled) to employees and consultants of the Company pursuant to the 1989 Option Plan, the 1993 Option Plan and the 1993 Executive Option Plan. None of such options has been exercised. The Company believes that the transactions described in this paragraph were exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act or Regulation D, or by reason of Rule 701 promulgated under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


    **1.1  --Form of Underwriting Agreement
      3.1  --Certificate of Incorporation, as amended, of the Registrant
    **3.2  --By-Laws of the Registrant
     *4.1  --Specimen Certificate for Common Stock, $0.0013 par value per share, of the
             Registrant
     *5.1  --Opinion of Dewey Ballantine
   **10.1  --Form of Registration Rights Agreement
   **10.2  --1989 Non-Qualified Stock Option Plan
   **10.3  --1993 Stock Option Plan, as amended
   **10.4  --1993 Executive Stock Option Plan
     10.5  --Amended 1996 Stock Incentive Plan
   **10.6  --Form of Indemnification Agreement
   **10.7  --Employment Agreement dated December 15, 1993 between the Registrant and Dr. Paul
             J. Maddon
   **10.8  --Letter dated August 25, 1994 between the Registrant and Dr. Robert J. Israel
   **10.9  --Sublease dated July 13, 1988 between the Registrant and Union Carbide Corporation
 **+10.10  --gp120 Supply Agreement dated July 19, 1995 between the Registrant and E. I.
             DuPont De Nemours and Company, as amended October 27, 1995
 **+10.11  --sCD4 Supply Agreement dated June 27, 1995 between the Registrant and E. I. DuPont
             De Nemours and Company
 **+10.12  --Supply Agreement dated February 8, 1996 between the Registrant and Intracel
             Corporation
 **+10.13  --License Agreement dated November 17, 1994 between the Registrant and
             Sloan-Kettering Institute for Cancer Research
 **+10.14  --Clinical Trial Agreement dated December 12, 1994 between the Registrant and
             Sloan-Kettering Institute for Cancer Research
 **+10.15  --QS-21 License and Supply Agreement dated August 31, 1995 between the Registrant and Aquila Biopharmaceuticals Inc.
 **+10.16  --gp120 Sublicense Agreement dated March 17, 1995 between the Registrant and Aquila
             Biopharmaceuticals Inc.
 **+10.17  --Cooperative Research and Development Agreement dated February 25, 1993 between the Registrant and the Centers for Disease Control and Prevention
   *10.18  --License Agreement dated March 1, 1989, as amended by a Letter Agreement dated
             March 1, 1989 and as amended by a Letter Agreement dated October 22, 1996 between the Registrant and the Trustees of Columbia University
 **+10.19  --License Agreement dated June 25, 1996 between the Registrant and The Regents of the University of California
 **+10.20  --KLH Supply Agreement dated July 1, 1996 between the Registrant and PerImmune,
             Inc.

 **+10.21  --sCD4 Supply Agreement dated November 3, 1993 between the Registrant and E.I.
             DuPont De Nemours and Company
    10.22  --Lease dated June 30, 1994 between the Registrant and Keren Limited Partnership
     11.1  --Statement of computation of loss per share for the years ended December 31, 1993,
             1994 and 1995
     11.2  --Statement of computation of loss per share for the nine months ended September
             30, 1995 and 1996
     11.3  --Pro forma statement of computation of loss per share
     23.1  --Consent of Coopers & Lybrand L.L.P.
    *23.2  --Consent of Dewey Ballantine (contained in Exhibit 5.1)
   **24.1  --Power of Attorney (included on page II-5)
     27.1  --Financial Data Schedule


------------------------

*   To be filed by amendment.


**  Previously filed.


+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

    (b) Financial Statement Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on October 30, 1996.


                                PROGENICS PHARMACEUTICALS, INC.

                                BY:       /S/ PAUL J. MADDON, M.D., PH.D.
                                     -----------------------------------------
                                            Paul J. Maddon, M.D., Ph.D.
                                               Chairman of the Board,
                                       Chief Executive Officer and President

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons on October 30, 1996 in the capacities indicated:



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

  /s/ PAUL J. MADDON, M.D.,     Chairman of the Board,
            PH.D.*                Chief Executive Officer
------------------------------    and President (principal    October 30, 1996
 Paul J. Maddon, M.D., Ph.D.      executive officer)

                                Vice President, Finance and
   /s/ ROBERT A. MCKINNEY*        Operations, Treasurer
------------------------------    (principal accounting and   October 30, 1996
      Robert A. McKinney          financial officer)

    /s/ CHARLES A. BAKER*       Director
------------------------------                                October 30, 1996
       Charles A. Baker

     /s/ MARK F. DALTON*        Director
------------------------------                                October 30, 1996
        Mark F. Dalton

 /s/ STEPHEN P. GOFF, PH.D.*    Director
------------------------------                                October 30, 1996
    Stephen P. Goff, Ph.D.

  /s/ ELIZABETH M. GREETHAM*    Director
------------------------------                                October 30, 1996
    Elizabeth M. Greetham

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ PAUL F. JACOBSON*       Director
------------------------------                                October 30, 1996
       Paul F. Jacobson

/s/ DAVID A. SCHEINBERG, M.D.,  Director
            PH.D.*
------------------------------                                October 30, 1996
  David A. Scheinberg, M.D.,
            Ph.D.



*By:                 /s/ ROBERT A. MCKINNEY
           ------------------------------------------
                       Robert A. McKinney
                      (As Attorney-in-Fact)

                               INDEX TO EXHIBITS


          EXHIBITS                                               DESCRIPTION                                      PAGE
-----------------------------  -------------------------------------------------------------------------------  ---------
                        **1.1  --Form of Underwriting Agreement

                          3.1  --Certificate of Incorporation, as amended, of the Registrant

                        **3.2  --By-Laws of the Registrant

                         *4.1  --Specimen Certificate for Common Stock, $.0013 par value per share, of the
                                Registrant

                         *5.1  --Opinion of Dewey Ballantine

                       **10.1  --Form of Registration Rights Agreement

                       **10.2  --1989 Non-Qualified Stock Option Plan

                       **10.3  --1993 Stock Option Plan as amended

                       **10.4  --1993 Executive Stock Option Plan

                         10.5  --Amended 1996 Stock Incentive Plan

                       **10.6  --Form of Indemnification Agreement

                       **10.7  --Employment Agreement dated December 15, 1993 between the Registrant and Dr.
                                Paul J. Maddon

                       **10.8  --Letter dated August 25, 1994 between the Registrant and Dr. Robert J. Israel

                       **10.9  --Sublease dated July 13, 1988 between the Registrant and Union Carbide
                                Corporation

                     **+10.10  --gp120 Supply Agreement dated July 19, 1995 between the Registrant and E. I.
                                DuPont De Nemours and Company, as amended, October 27, 1995

                     **+10.11  --sCD4 Supply Agreement dated June 27, 1995 between the Registrant and E. I.
                                DuPont De Nemours and Company

                     **+10.12  --Supply Agreement dated February 8, 1996 between the Registrant and Intracel
                                Corporation

                     **+10.13  --License Agreement dated November 17, 1994 between the Registrant and
                                Sloan-Kettering Institute for Cancer Research

                     **+10.14  --Clinical Trial Agreement dated December 12, 1994 between the Registrant and
                                Sloan-Kettering Institute for Cancer Research

                     **+10.15  --QS-21 License and Supply Agreement dated August 31, 1995 between the
                                Registrant and Cambridge Biotech Corporation

                     **+10.16  --gp120 Sublicense Agreement dated March 17, 1995 between the Registrant and
                                Cambridge Biotech Corporation

                     **+10.17  --Cooperative Research and Development Agreement dated February 25, 1993 between the Registrant and the Centers for Disease Control and Prevention

                       *10.18  --License Agreement dated March 1, 1989, as amended by a Letter Agreement dated
                                March 1, 1989 and as amended by a Letter Agreement dated October 22, 1996 between the Registrant and the Trustees of Columbia University

                     **+10.19  --License Agreement dated June 25, 1996 between the Registrant and The Regents of the University of California

                     **+10.20  --KLH Supply Agreement dated July 1, 1996 between the Registrant and PerImmune,
                                Inc.

                     **+10.21  --sCD4 Supply Agreement dated November 3, 1993 between the Registrant and E.I.
                                DuPont De Nemours and Company

                        10.22  --Lease dated June 30, 1994 between the Registrant and Keren Limited
                                Partnership

                         11.1  --Statement of computation of loss per share for the years ended December 31,
                                1993, 1994 and 1995

                         11.2  --Statement of computation of loss per share for the nine months ended
                                September 30, 1995 and 1996

                         11.3  --Pro forma statement of computation of loss per share

                         23.1  --Consent of Coopers & Lybrand L.L.P.

                        *23.2  --Consent of Dewey Ballantine (contained in Exhibit 5.1)

                       **24.1  --Power of Attorney (included on page II-5)

                         27.1  --Financial Data Schedule


------------------------

*   To be filed by amendment.


**  Previously filed.


+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.